Exhibit 10.7

Execution Version

SENIOR SECURED
REVOLVING CREDIT AGREEMENT

dated as of

April 6, 2022,

among

REDWOOD ENHANCED INCOME CORP.,

as Borrower

The LENDERS Party Hereto

ING CAPITAL LLC
as Administrative Agent,

Arranger and Bookrunner

(i)

SCHEDULE 1.01(a)	-	Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)	-	Commitments
SCHEDULE 1.01(c)	-	[Intentionally Omitted]
SCHEDULE 1.01(d)	-	Eligibility Criteria
SCHEDULE 1.01(e)	-	Industry Classification Groups
SCHEDULE 3.08	-	Unfunded Pension Liabilities
SCHEDULE 3.11(a)	-	Material Agreements
SCHEDULE 3.11(b)	-	Liens
SCHEDULE 3.12(a)	-	[Reserved]
SCHEDULE 3.12(b)	-	Investments
SCHEDULE 3.23	-	Capital Commitments
SCHEDULE 6.08	-	Certain Affiliate Transactions

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Promissory Note
EXHIBIT D	-	Form of Borrowing Request
EXHIBIT E	-	Form of Interest Election Request
EXHIBIT F		Form of No Plan Asset Certificate

v

SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of April 6, 2022 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among REDWOOD ENHANCED INCOME CORP., a Maryland corporation (the “Borrower”), the LENDERS party hereto and ING CAPITAL LLC, as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders (as defined herein) extend credit to the Borrower from time to time pursuant to the commitments as set forth herein and the Lenders have agreed to extend such credit upon the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below and the terms defined in Section 5.13 have the meanings assigned thereto in such section:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Adjusted Covered Debt Balance” means, on any date, an amount equal to the aggregate Covered Debt Amount minus the sum of (x) the aggregate amount of Cash and Cash Equivalents included in the Borrowing Base plus (y) the Subscription Borrowing Base at the time of such determination.

“Adjusted Daily Simple RFR” means, for any RFR Borrowing, an interest rate per annum equal to the sum of (A) the Daily Simple RFR, plus (B) the SONIA Adjustment; provided that if Adjusted Daily Simple RFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple RFR shall be deemed to be the Floor.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided that if the Adjusted Eurocurrency Rate as so determined shall ever be less than the Floor, then the Adjusted Eurocurrency Rate shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment for the applicable Interest Period; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administration Agreement Side Letter” means, that certain Administration Agreement Side Letter, dated the date hereof, by and among the Borrower, Administrative Agent and the AML Administrator.

“Administrative Agent” means ING, in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity as provided in Section 8.06.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by any such Person in the ordinary course of business. In no event shall the Administrative Agent, Collateral Agent or any Lender be deemed an Affiliate of any Companies as a result of their relationship under this Agreement.

“Affiliate Agreements” means (a) the Investment Advisory Agreement, dated as of March 31, 2022, between the Borrower and the Investment Advisor and (b) the Administration Agreement, dated as of March 18, 2022, between the Borrower and the Investment Advisor.

“Affiliate Investment” means any Investment in a Person in which the Borrower or any Affiliates of the Borrower collectively owns or controls more than 25% of the Equity Interests.

“Agency Account” has the meaning assigned to such term in Section 5.08(c)(v).

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Euros and Pounds Sterling and, with the prior consent of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such Foreign Currency, at such time (a) such Foreign Currency is dealt with in an applicable interbank market for obtaining quotations, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (c) the Overnight Rate for such day plus 1/2 of 1%, (d) Adjusted Term SOFR for a period of one (1) month (taking into account any floor set forth in the definition of “Adjusted Term SOFR”) plus 1% and (e) the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Overnight Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, the Overnight Rate or Adjusted Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11(c) or the Administrative Agent is not able to determine Adjusted Term SOFR for purposes of this definition for any reason, then the Alternate Base Rate shall be the greatest of clauses (a), (b), (c) and (e) above and shall be determined without reference to clause (d) above.

“AML Account” means that certain “AML Account” referenced in the applicable Administration Agreement Side Letter, such anti-money laundering account held by the applicable AML Administrator for the benefit of the Borrower for the purpose of completing any anti-money laundering procedures with respect to any funds deposited in such account by Borrower’s Investors.

“AML Administrator” means U.S. Bancorp Fund Services, LLC or any additional or replacement institution reasonably acceptable to the Administrative Agent that assumes the role of an AML Administrator pursuant to the terms hereof.

“Annual Valuation Period” means, the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5)(ii) as determined, for the Borrower.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.21.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Dollar Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentage shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Margin” means, a per annum rate equal to (i) in the case of SOFR Loans, Eurocurrency Loans or RFR Loans, 2.375%, and (ii) in the case of ABR Loans, 1.375%.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentage shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired in full, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof as set forth on Schedule 1.01(a), (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities as set forth on Schedule 1.01(a), (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof set forth on Schedule 1.01(a) or (d) any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(c)(ii).

“Approved Pricing Service” means (a) a pricing or quotation service as set forth in Schedule 1.01(a) or (b) any other pricing or quotation service (i) approved by the Board of Directors of the Borrower (or the Investment Advisor so long as it has the necessary delegated authority), (ii) designated in writing by the Borrower to the Administrative Agent (which designation shall, if applicable, be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower), and (iii) acceptable to the Administrative Agent in its reasonable determination.

“Approved Third-Party Appraiser” means, any Independent nationally recognized third-party appraisal firm (a) engaged by the Board of Directors of the Borrower (or the Investment Advisor so long as it has the necessary delegated authority), at its own expense, for purposes of assisting the Board of Directors of the Borrower (or the Investment Advisor so long as it has the necessary delegated authority) in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act or any other third-party appraisal firm selected by the Board of Directors of the Borrower (or the Investment Advisor so long as it has the necessary delegated authority) and (b) acceptable to the Administrative Agent in its reasonable discretion; provided that, if any proposed appraiser requests or requires a non-reliance letter, confidentiality agreement or similar agreement prior to allowing the Administrative Agent to review any written valuation report, such Person shall only be deemed an Approved Third-Party Appraiser with respect to the Borrower if the Administrative Agent and such Approved Third-Party Appraiser shall have entered into such a letter or agreement. Subject to the foregoing, it is understood and agreed that each of Kroll, LLC, Murray, Devine and Company, Lincoln Partners Advisors, LLC, Houlihan Lokey, Stout Risius Ross, Inc., Valuation Research Corporation and Alvarez & Marsal are acceptable to the Administrative Agent solely to the extent they are not serving as the Independent Valuation Provider.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by the Borrower and promptly transferred to a Financing Subsidiary pursuant to the terms of Section 6.03(e) or 6.03(i) hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.06(f)(i).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolver Termination Date and the date of termination of the Commitments in accordance with this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(c)(vi).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, with respect to (a) Dollars, Term SOFR, (b) Pounds Sterling, Daily Simple RFR and (c) any other Currency, the applicable Eurocurrency Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.11(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)	for purposes of clause (i) of Section 2.11(c), the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate and (ii) a spread adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor or such Benchmark giving due consideration to any evolving or then prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in Dollars at such time; and;

(2)	for purposes of clause (ii) of Section 2.11(c), the sum of: (i) the alternate benchmark rate and (ii) a spread adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor or such Benchmark giving due consideration to any evolving or then prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in the applicable Currency at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, Term SOFR or Daily Simple RFR, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Daily Simple RFR” and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement, Term SOFR or Daily Simple RFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement, Term SOFR or Daily Simple RFR exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the general partner and the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrower Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained or sponsored or contributed to by (or to which there is an obligation to contribute of) the Borrower.

“Borrower External Unquoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(y).

“Borrower Tested Assets” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(y).

“Borrowing” means (a) ABR Loans of the same Class made, converted or continued on the same date, (b) all RFR Loans of the same Class made, converted or continued on the same date, (c) all SOFR Loans of the same Class that have the same Interest Period, and/or (d) all Eurocurrency Loans of the same Class denominated in the same Currency that have the same Interest Period.

“Borrowing Base” means the sum of (a) the Portfolio Leverage Borrowing Base and (b) the Subscription Borrowing Base.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit D hereto or such other form as is reasonably satisfactory to the Administrative Agent.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in the Principal Financial Center of the country for the Currency in which such Eurocurrency Loan is denominated and, if the Borrowings or LC Disbursements which are the subject of such a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payment in Euros, and (c) when used in relation to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in Pounds Sterling, the term “Business Day” shall also exclude any day that is not an RFR Business Day.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.01.

“CAM Exchange Date” means the first date on which there shall occur (a) an event referred to in Section 7.01(h), (i) or (j) or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Canadian Dollar” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Rate for one month, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or the CDOR Rate, respectively.

“Capital Call” means a call upon all or any of the Investors for payment of all or any portion of their Unfunded Capital Commitments.

“Capital Call Account” means an account, whether directly or through the AML Account, (x) into which called capital is funded and/or (y) into which Capital Contributions shall be required to be paid, in each case which account may be a separate account or may be any other operating or other account of the Borrower.

“Capital Call Notice” means a notice issued to one or more Investors calling for Capital Contributions to the Borrower.

“Capital Call Trigger Period” means any period during which an Event of Default has occurred and is continuing.

“Capital Commitment” has the meaning set forth in the Subscription Documents.

“Capital Contribution” means, for any Investor, any contribution of capital made to the Borrower in response to a Capital Call.

“Capital Event” means any waiver, amendment, cancellation, termination, reduction, excuse, suspension, deferral, repurchase or withdrawal in any manner of the Capital Commitment of any Investor or the obligation of any Investor to fund the same pursuant to Capital Calls, including pursuant to a defense of sovereign immunity.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any Agreed Foreign Currency (measured in terms of the Dollar Equivalent thereof), which is a freely convertible currency.

“Cash Collateralize” means, with respect to a Letter of Credit, the pledge and deposit of immediately available funds (or, if the Issuing Bank shall agree in its sole discretion, other credit support) in the Currency of the Letter of Credit under which such LC Exposure arises into a cash collateral account (the “Letter of Credit Collateral Account”) maintained with (or on behalf of) the Administrative Agent in an amount equal to one hundred and two percent (102%) of the face amount of such Letter of Credit (or such other amount as may be specified in any applicable provision hereof) as collateral pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)            Short-Term U.S. Government Securities;

(b)            investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)            certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; and

(f)            investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (e) above;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“CDOR Rate” means, on any day and for any Interest Period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the “CDOR Screen Rate”); provided that if such CDOR Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“CDOR Screen Rate” has the meaning assigned to such term in the definition of the term “CDOR Rate”.

“Certified Returned Capital Contribution” means, for any Investor, any portions of unused Capital Contributions returned to such Investor and added back to such Investor’s Unfunded Capital Commitment pursuant to any Subscription Documents, in each case which amount has been set forth as “Returned Capital Contributions” on a certificate from the Borrower delivered to the Administrative Agent; provided that the failure of the Borrower to deliver such certificate to the Administrative Agent will result in the exclusion of such amount from “Certified Returned Capital Contributions” until such certificate is delivered.

“CFC” means a Subsidiary that is a “controlled foreign corporation” directly or indirectly owned by an Obligor within the meaning of Section 957 of the Code.

“Change in Control” means (a) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who were neither (A) members of the Board of Directors of the Borrower as of the later of (x) the Effective Date and (y) the corresponding date of the previous year nor (B) approved, selected or nominated to become members of the Board of Directors of the Borrower by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) or other persons previously described under this clause (B), (b) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Investment Advisor, or the Investment Advisor shall cease to be the Investment Advisor of the Borrower, (c) the Investment Advisor shall fail to be owned and controlled by Redwood Capital Management Holdings, LP and its Affiliates or (d) a Change in Management pursuant to clause (ii) of such definition shall have occurred.

“Change in Law” means (a) the adoption or taking effect of any law, rule or regulation or treaty after the Effective Date, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.12(b) or Section 2.17(a), by such Lender’s or Issuing Bank’s holding company, if any, or by any lending office of such Lender or Issuing Bank) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (I) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives in connection therewith and (II) all requests, rules, guidelines, requirements or directives promulgated by the Bank For International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change in Management” means any circumstance under which (i) either of Ruben Kliksberg or Sean Sauler fail to be actively engaged in the day-to-day management of the Investment Advisor, and a replacement reasonably satisfactory to the Administrative Agent and the Required Lenders has not been appointed within 120 days of such failure (it being acknowledged and agreed that each of Andrew Sullivan, Michael Kaufman, Justin Boyer and Alexander Kayvanfar shall be deemed a reasonably satisfactory replacement to the Agent and the Required Lenders (whether or not the title of any such Persons changes after such failure)) or (ii) each of Ruben Kliksberg and Sean Sauler fail to be actively engaged in the day-to-day management of the Investment Advisor.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Dollar Loans or Multicurrency Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender; and when used in reference to any Commitment, refers to whether such Commitment is a Dollar Commitment or a Multicurrency Commitment.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents; provided that, the Collateral shall not include any Excluded Assets (as defined in the Guarantee and Security Agreement).

“Collateral Agent” means ING in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Commitment Increase” has the meaning assigned to such term in Section 2.06(f)(i).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.06(f)(i).

“Commitment Period Expiration Date” means the earlier date on which the Commitment Period (as defined in the Subscription Documents) is terminated or expires.

“Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Company” or “Companies” means, collectively, the Loan Parties and their Subsidiaries.

“Consolidated Asset Coverage Ratio” means, on a consolidated basis for Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder, in each case as in effect on the Effective Date). For clarity, the calculation of the Consolidated Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee and (c) such Indebtedness is owed to the SBA.

“Consolidated EBIT” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than Taxes and Consolidated Interest Expense and excluding from the calculation of such income (a) net realized gains or losses, (b) net change in unrealized appreciation or depreciation, (c) gains or losses on re-purchases of Indebtedness, (d) the amount of interest paid-in-kind to the Borrower or any of its Subsidiaries (“PIK”) to the extent such amount exceeds the sum of (i) PIK interest collected in cash (including any amortization payments on such applicable debt instrument up to the amount of PIK interest previously capitalized thereon) and (ii) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (d)(ii) shall not be less than zero, and (e) other non-cash charges and gains to the extent included to calculate income (including, for clarity, amortization of startup costs), all as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis of (a) Consolidated EBIT for the four fiscal quarter period then ending, taken as a single accounting period, to (b) Consolidated Interest Expense (but excluding for this purpose (x) any non-cash interest expense representing amortization of debt issuance costs (including any accelerated amortization of debt issuance costs) and amortization of any original issue discount and (y) any debt extinguishment costs such as prepayment fees and make whole premiums) for such four fiscal quarter period.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis and for any period, the sum of (x) the total consolidated interest expense (including capitalized interest expense and interest expense attributable to Capital Lease Obligations) of the Borrower and/or its Subsidiaries and in any event shall include all interest expense with respect to any Indebtedness in respect of which the Borrower and/or its Subsidiaries is wholly or partially liable plus (y) the net amount paid or payable for the period in cash (or minus the net amount received or receivable in cash) under Hedging Agreements permitted under Section 6.04 relating to interest during such period and to the extent not already taken into account under clause (x).

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement for such Person; (b) in the case of any limited liability company, the articles of formation and operating agreement for such Person; and (c) in the case of a corporation, the certificate of articles of incorporation and the bylaws or memorandum and articles of association for such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” has the meaning assigned to such term in Section 5.08(c)(ii).

“Control Agreement” means a control agreement entered into by and among the applicable Loan Party, the Collateral Agent and the Custodian or the Depository Bank (as applicable), in form and substance reasonably satisfactory to the Collateral Agent.

“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposure of all Lenders on such date, plus (y) the aggregate principal amount (including any increase in the aggregate principal amount resulting from payable-in-kind interest) of Indebtedness of an Obligor permitted under clause (c) of the definition of “Other Permitted Indebtedness” outstanding on such date to the extent such Indebtedness has amortization, or mandatory redemption, repurchase or prepayment prior to, or a final maturity date earlier than, six months after the Stated Maturity Date (it being understood that (i) the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest, fractional shares pursuant to customary and market conversion and other provisions or expenses (which may be payable in cash)) shall not constitute “amortization”, “redemption”, “repurchase” or “prepayment” for the purposes of this clause (y) and (ii) that any amortization, mandatory redemption, repurchase or prepayment obligation or put right that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a Change in Control or bankruptcy) shall not in and of itself be deemed to cause such Indebtedness to be included under this clause (y)) minus (z) (i) LC Exposure that has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent.

“Covered Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Credit Provider” means a Person providing a guaranty of or other undertakings with respect to or otherwise supporting the obligations of an Eligible Investor to make Capital Contributions to the Borrower pursuant to the Subscription Documents, in form and substance reasonably acceptable to Administrative Agent.

“Currency” means Dollars or any Foreign Currency.

“Currency Valuation Notice” has the meaning assigned to such term in Section 2.08(b).

“Custodian” means U.S. Bank National Association, or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Obligors holding Portfolio Investments, on behalf of the Obligors and, pursuant to the Control Agreements, the Collateral Agent. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian pursuant to the terms of a Custody Agreement.

“Custodian Account” means an account subject to a Custody Agreement.

“Custody Agreement” means, collectively, (i) with respect to the Borrower, the Custody Agreement, dated as of February 28, 2022, by and between the Borrower and U.S. Bank National Association and (ii) any additional or replacement custodial agreements entered into by any Obligor with the Custodian, in form and substance reasonably satisfactory to the Administrative Agent.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), an interest rate per annum equal to SONIA for the day that is five (5) RFR Business Days prior to (x) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Investor” has the meaning assigned to such term in the definition of “Exclusion Event”.

“Defaulting Lender” means any Lender that has, as reasonably determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) other than via an Undisclosed Administration, either (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (e), the Borrower, the Administrative Agent and the Issuing Bank shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof, or solely as a result of an Undisclosed Administration, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Depository Bank” means the depository bank at which any Capital Call Account is maintained.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any comprehensive Sanction.

“Designated Obligations” means all obligations of the Loan Parties with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Loan Documents.

“Direct Competitor” means any Person that is a direct competitor of the Borrower and that is designated by the Borrower to the Administrative Agent on a list, on file with the Administrative Agent on the Effective Date, which such list may be updated by the Borrower from time to time with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that such list shall not exceed 50 Persons at any time; provided, further, that no update of the list of Direct Competitors shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loan or Commitments (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation) pursuant to the terms hereof; provided, further that any designation of a Person as a Direct Competitor shall not be effective until the third (3rd) Business Day after written notice thereof is received by the Administrative Agent.

“Disqualified Equity Interests” means Equity Interests of the Borrower that after issuance are subject to any agreement between the holder of such Equity Interests and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate such Equity Interests, other than (i) as a result of a change of control or (ii) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.06 and 2.08(d) or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Dollar Commitment as of the Effective Date is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Effective Date is $0.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent (or other foreign currency broker reasonably acceptable to the Administrative Agent) offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollar Lender” means the Persons listed on Schedule 1.01(b) (as amended from time to time pursuant to Section 2.06) as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Dollar Loan” means a Loan denominated in Dollars made by a Dollar Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not yet received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means:

(1) in the case of a Benchmark Replacement in respect of Term SOFR Loans denominated in Dollars, the joint election by the Administrative Agent and the Borrower to trigger a fallback from the then-current Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(2) in the case of a Benchmark Replacement in respect of Loans denominated in any Agreed Foreign Currency, the occurrence of:

(i) (x) a determination by the Administrative Agent, (y) a notification by the Required Multicurrency Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Multicurrency Lenders have reasonably determined or (z) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that the Borrower has determined that at least five (5) currently outstanding syndicated credit facilities denominated in the applicable Agreed Foreign Currency being executed at such time (as a result of amendment or as originally executed), or that include language similar to that contained in Section 2.12(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable Benchmark, and

(ii) (x) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the then-current Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders or (y) the joint election by the Required Multicurrency Lenders and the Borrower to trigger a fallback from the then-current Benchmark and the provision, if applicable, by the Required Multicurrency Lenders and the Borrower of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Investor” means each Investor that has signed a subscription agreement with the Borrower and that has been approved as an Eligible Investor in the sole and absolute discretion of the Administrative Agent and the Required Lenders. Any Defaulting Investor will no longer be an Eligible Investor until such time as all Exclusion Events affecting such Investor shall have been cured and such Investor has been approved as an Eligible Investor in the sole and absolute discretion of the Administrative Agent and the Required Lenders.

“Eligible Liens” means, any right of offset, banker’s lien, security interest or other like right against the Portfolio Investments held by the Custodian pursuant to or in connection with its rights and obligations relating to a Custodian Account or against cash or deposits held by a Depository Bank pursuant to or in connection with its rights and obligations relating to a Capital Call Account, provided that, in each case, such rights are subordinated, pursuant to the terms of the applicable Control Agreement, to the first priority perfected security interest in the Collateral created in favor of the Collateral Agent, except to the extent expressly provided therein.

“Eligible Portfolio Investment” means any Portfolio Investment held by any Obligor (and solely for purposes of determining the Portfolio Leverage Borrowing Base, Cash (other than Cash Collateral) and Cash Equivalents held by any Obligor) that, in each case, meets all of the criteria set forth on Schedule 1.01(d) hereto; provided, that no Portfolio Investment, Cash or Cash Equivalent shall constitute an Eligible Portfolio Investment or be included in the Portfolio Leverage Borrowing Base if the Collateral Agent does not at all times maintain a first priority, perfected Lien (subject to no Liens other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens”) on such Portfolio Investment, Cash or Cash Equivalent or if such Portfolio Investment, Cash or Cash Equivalent has not been or does not at all times continue to be Delivered (as defined in the Guarantee and Security Agreement). Without limiting the generality of the foregoing, it is understood and agreed that Special Equity Interests and any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Financing Subsidiary, Immaterial Subsidiary or CFC or held by any Financing Subsidiary, Immaterial Subsidiary, CFC or Transparent Subsidiary or which secure obligations of any Financing Subsidiary, shall not be treated as Eligible Portfolio Investments until distributed, sold or otherwise transferred to an Obligor free and clear of all Liens (other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens”). Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provide that, for purposes of this Agreement, all determinations of whether an Investment is to be included as an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such Investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan that is intended to qualify under Section 401(a) of the Code, the notification by the IRS of its intent to disqualify the Plan; (c) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined in or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the determination that any Plan is, or is reasonably expected to be, in “at-risk” status under Title IV of ERISA; (d) the incurrence by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination under and in accordance with Section 4041(b) of ERISA or premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any Withdrawal Liability; (g) the occurrence of any nonexempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; (h) the failure of the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Plan; or (i) the receipt by the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status, as determined under Section 432 of the Code or Section 305 of ERISA.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) any “plan” defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” means, for any Interest Period, in the case of any Eurocurrency Borrowing denominated in Euros, the European Interbank Offered Rate administered by the European Money Markets Institute (or any other entity which takes over the administration of that rate, or any such benchmark that would replace such rate) for the relevant period and displayed on Page EURIBOR01 of the Reuters Screen or, in the event that such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “EURIBOR Screen Rate”); provided that, if the EURIBOR Screen Rate so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro” refers to the lawful money of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (A) any Eurocurrency Borrowing denominated in Euros for any applicable Interest Period, the EURIBOR Screen Rate as of the Specified Time on the Quotation Day for such Interest Period and (B) any Eurocurrency Borrowing denominated in Canadian Dollars for any applicable Interest Period, the CDOR Screen Rate as of the Specified Time on the Quotation Day for such Interest Period. If the applicable Screen Rate shall not be available for such Interest Period at the applicable time (the “Impacted Interest Period”), then the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing shall be the Interpolated Rate at such time, subject to Section 2.11; provided, that if the applicable Screen Rate shall not be available with respect to any Eurocurrency Borrowing for any other reason, then the rate determined in accordance with Section 2.11 shall be the Eurocurrency Rate for such Eurocurrency Borrowing; provided, further that, if the Eurocurrency Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, the Issuing Bank or any Lender or required to be withheld or deducted from a payment to the Administrative Agent, the Issuing Bank or any Lender, (a) Taxes imposed on (or measured by) its net income or franchise Taxes, in each case, imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections solely arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Loan Party is located, (c) in the case of a Lender (other than an assignee pursuant to a request by a Loan Party under Section 2.17(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.14(a), (d) Taxes attributable to such recipient’s failure to comply with Section 2.14(f), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means the occurrence, with respect to any Eligible Investor or, in the event such Eligible Investor is relying on its Sponsor, Responsible Party or Credit Provider, as applicable, to be included as an Eligible Investor, then such Eligible Investor or such Sponsor, Responsible Party, or Credit Provider of such Eligible Investor (such Investor, except as set forth below, hereinafter referred to as a “Defaulting Investor”), of any of the following events:

(i)            such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable): (A) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) files a voluntary petition as debtor in bankruptcy or admits in writing that it is unable to pay its debts as they become due; (C) makes a general assignment for the benefit of creditors; (D) files a petition or answer seeking reorganization or an arrangement with creditors or takes advantage of any Debtor Relief Laws; (E) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) takes any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii)            (A) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or (B) an order, judgment, or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets, provided, however, that if any such proceeding or petition is dismissed within 60 days, such Investor will be automatically reinstated as an Eligible Investor, so long as no other Exclusion Event then applies (and if any such proceeding or petition is stayed, such Investor will also be automatically reinstated as an Eligible Investor, but re-commencement of the proceeding or petition will constitute an Exclusion Event under this clause (ii));

(iii)            such Investor repudiates, challenges, or declares unenforceable its obligation to make Capital Contributions to the Borrower pursuant to its Capital Commitment or a Capital Call Notice; otherwise disaffirms any material provision of its Subscription Documents or its obligations under such Subscription Documents are or become unenforceable;

(iv)            such Investor fails to make a Capital Contribution to the Borrower within ten (10) days of the date required pursuant to a Capital Call Notice (or such later date permitted by the applicable Subscription Documents, but in no event later than fifteen (15) Business Days after the issuance date of such Capital Call Notice); provided that, (x) the return of funds on deposit in any AML Account to an Investor by the AML Administrator or (y) the failure of any such funds to be transferred to the Capital Call Account within ten (10) Business Days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the deposit of such funds in an AML Account shall, in each case, be deemed a failure to make a contribution of capital for purposes of this clause (iv);

(v)            any representation or warranty made by such Investor under its Subscription Documents, proves to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and such Investor fails to cure the adverse effect of the failure of such representation or warranty within thirty (30) days after the earlier of the date (i) written notice thereof is delivered by the Administrative Agent to the Borrower and to such Investor and (ii) the Borrower having obtained actual knowledge thereof;

(vi)            except as otherwise permitted pursuant to Section 6.03 or 6.15, such Investor transfers its Subscribed Interest in the Borrower or any portion of its Subscribed Interest in the Borrower is cancelled, reduced, excused, suspended or deferred; provided that if less than the entire amount of such Investor’s Subscribed Interest is transferred, assigned, cancelled, reduced, excused, suspended or deferred, such Investor shall not be a Defaulting Investor and only such portion of such Investor’s Subscribed Interest as is transferred, assigned, cancelled, reduced, excused, suspended or deferred will be subject to exclusion from the calculation of the Subscription Borrowing Base;

(vii)            such Investor encumbers its Subscribed Interest in the Borrower; provided that if less than all of such Investor’s Subscribed Interest is encumbered, such Investor shall not be a Defaulting Investor and only the encumbered portion shall be excluded from the Subscription Borrowing Base;

(viii)            the Capital Commitment of such Investor ceases to be Subscription Collateral subject to a first-priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent;

(ix)            such Investor is in material default under any of its Subscription Documents (except, in each case, as otherwise specifically addressed in this definition of “Exclusion Event,” in which case no grace period beyond any provided for herein will apply), but only to the extent such default has not been cured to the satisfaction of the Administrative Agent within thirty (30) days after the earlier of the date (i) written notice thereof is delivered by the Administrative Agent and to the Borrower and to such Investor and (ii) the Borrower having obtained actual knowledge thereof;

(x)            in the case of each Eligible Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the occurrence of any circumstance or event which: (A) could reasonably be expected to have a material and adverse effect on the financial condition or business operations of such Investor, or (B) could reasonably be expected to impair, impede or jeopardize the obligation and the liability of such Investor to fulfill its obligations under its Subscription Documents;

(xi)            such Investor becomes Subject to Sanctions, or, to the Borrower’s or the Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(xii)            subject to Sections 6.11(e) and Section 6.14, such Investor amends its Subscription Documents in any way that the Administrative Agent reasonably determines would materially impair Lenders’ Collateral rights, or a Side Letter for an Eligible Investor is entered into after designation of an Investor as an Eligible Investor that materially impairs the obligation and the liability of such Investor to make a Capital Contribution under its Subscription Documents, or would be materially adverse to the Administrative Agent or any of the Lenders;

(xiii)            in the case of any ERISA Investor (and each other Investor that opts to be treated as an ERISA Investor under the Subscription Documents), the Borrower has delivered the notification required under the Subscription Documents to any ERISA Investor; or

(xiv)            the Borrower delivers notice to any Investors of its intent to cause a withdrawal of such Investor, or any Investor notifies the Borrower that it will completely or partially withdraw as an Investor (except that in the case of a partial withdrawal, such Investor shall not be a Defaulting Investor and only such portion of such Investor’s Unfunded Capital Commitment as is cancelled in connection with such withdrawal will be subject to exclusion from the calculation of the Subscription Borrowing Base).

“External Quoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“External Unquoted Value” means (i) with respect to Borrower Tested Assets, the Borrower External Unquoted Value and (ii) with respect to IVP Tested Assets, the IVP External Unquoted Value.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.21.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, such rate shall be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means, (x) with respect to the Borrower, the chief executive officer, president, chief operating officer, chief financial officer, treasurer, controller, chief compliance officer or managing member of the Borrower, whom has been authorized by the Board of Directors of the Borrower to execute the applicable document or certificate and (y) with respect to any other Person, the chief executive officer, president, chief operating officer, chief financial officer, treasurer, controller, chief compliance officer or managing member of such Person, in each case, whom has been authorized by the Board of Directors of such Person to execute the applicable document or certificate.

“Financing Subsidiary” means (i) any Structured Subsidiary or (ii) any SBIC Subsidiary.

“Floor” means a rate of interest equal to 0.375% per annum.

“Foreign Currency” means, at any time, any Currency other than Dollars.

“Foreign Currency Equivalent” means, on any date of determination, with respect to any amount in Dollars, the equivalent amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

“Foreign Lender” means any Lender or Issuing Bank that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means that certain Guarantee, Pledge and Security Agreement, dated as of the Effective Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form that is reasonably acceptable to the Collateral Agent) between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08, or to which the Collateral Agent shall otherwise consent).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into in the ordinary course of business and not for speculative purposes. For the avoidance of doubt, in no event shall a Hedging Agreement include a total return swap.

“Hedging Agreement Obligations” has the meaning specified in the Guarantee and Security Agreement as in effect on the Effective Date.

“HMT” means Her Majesty’s Treasury (United Kingdom).

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are designated as “Immaterial Subsidiaries” by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of (x) the designation of each such Immaterial Subsidiary and (y) the most recent balance sheet required to be delivered pursuant to Section 5.01 (and the Borrower shall in each case deliver to the Administrative Agent a certificate of a Financial Officer to such effect setting forth reasonably detailed calculations demonstrating such compliance): (a) such Subsidiaries and their Subsidiaries do not hold any Eligible Portfolio Investment included in the Borrowing Base, (b) the aggregate assets of all such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (c) the aggregate revenues of all such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period. Notwithstanding the foregoing, no Immaterial Subsidiary that is later designated as a Subsidiary Guarantor may be an Immaterial Subsidiary.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.06(f)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind (other than deposits received in connection with a Portfolio Investment in the ordinary course of the Obligor’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the net amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination, (j) all obligations, contingent or otherwise, with respect to Disqualified Equity Interests, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of a Company on account of the sale by a Company of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Borrower and its Subsidiaries and (ii) would not represent a claim against the Borrower or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Borrower or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“Independent” when used with respect to any specified Person means the most restrictive of the following: (a) that such Person (i) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including the Investment Advisor or any Affiliate thereof) other than ownership of publicly traded stock, as applicable, of the Borrower or any of its Subsidiaries or Affiliates with a market value not to exceed $1,000,000 and (ii) is not an officer, employee, promoter, underwriter, trustee, partner, director or a Person performing similar functions of the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof), (b) the definition of “disinterested” as defined in the Investment Company Act, (c) that such Person is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act or (d) the definition of “independent” as defined in the Exchange Act.

“Independent Valuation Provider” means any of Duff & Phelps LLC, Murray, Devine and Company, Lincoln Partners Advisors, LLC, Houlihan Lokey, Stout Risius Ross, Inc., Valuation Research Corporation and Alvarez & Marsal, or any other Independent nationally recognized third-party appraisal firm selected by the Administrative Agent in its reasonable discretion.

“Industry Classification Group” means (a) any of the Moody’s classification groups set forth on Schedule 1.01(e) on the Effective Date, together with any classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Administrative Agent and (b) any additional industry group classifications established by the Borrower pursuant to Section 5.12.

“ING” means ING Capital LLC.

“Insurance and Condemnation Awards” means an amount equal to (a) any Cash and Cash Equivalents (and net cash proceeds of any noncash amount) received by or paid to any Loan Party on account of any condemnation awards (and payments in lieu thereof) and proceeds of insurance, minus (b) any costs, fees, commissions, premiums and expenses actually incurred by any Loan Party directly incidental to such cash receipts and paid in cash to a Person that is not an Affiliate of any Loan Party (or if paid in cash to an Affiliate, only to the extent such expenses are reasonable and customary), including reasonable legal fees and expenses; provided, however, that Insurance and Condemnation Awards shall not include any (i) cash receipts to the extent received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto or (ii) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, substantially in the form of Exhibit E hereto or such other form as reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan or SOFR Loan, the last day of each Interest Period therefor and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one-month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

“Interest Period” means, for any Eurocurrency Loan or Borrowing or for any SOFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three (or, solely with respect to a Loan or Borrowing denominated in Euros, six) months thereafter or, with respect to such portion of any such Loan or Borrowing that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Internal Value” has the meaning assigned to such term in Section 5.12(b)(ii)(C).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Advisor” means (i) Redwood Capital Management, LLC, a Delaware limited liability company, or (ii) an Affiliate thereof reasonably satisfactory to the Administrative Agent that replaces the Person in the above clause (i) as the investment advisor of the Borrower.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means, the investment objectives and strategy as set forth in that certain Private Placement Memorandum of the Borrower, dated as of February 2022, or as otherwise delivered on the Effective Date pursuant to Section 4.01(j).

“Investors” means any person that has a Subscribed Interest in the Borrower.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means ING and/or any other issuer of Letters of Credit hereunder acceptable to the Borrower and the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(j).

“IVP External Unquoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“IVP Tested Assets” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“Largest Industry Classification Group” means, as of any date of determination, the single Industry Classification Group to which a greater portion of the Portfolio Leverage Borrowing Base has been assigned pursuant to Section 5.12(a) than any other single Industry Classification Group.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by the Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Multicurrency Percentage of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or a document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or the express terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be drawn, and the obligations of the Borrower and each Lender shall remain in full force and effect until the applicable Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“Lenders” means the Multicurrency Lenders and Dollar Lenders listed on Schedule 1.01(b) (as amended from time to time pursuant to Section 2.06) as having Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien”.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, any fee letters, any promissory notes delivered pursuant to Section 2.07(f), the Security Documents, the Joinder Agreements, the Administration Agreement Side Letter and such other agreements and operative documents, and any amendments or supplements thereto or modifications thereof, executed and/or delivered pursuant to the terms of this Agreement or any of the other Loan Documents.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin Stock” means “margin stock” within the meaning of Regulations D, T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, the Portfolio Investments or other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of (x) the Loan Parties taken as a whole and/or (y) the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or the ability of the Loan Parties to perform their respective obligations thereunder.

“Material Amendment” has the meaning assigned to such term in Section 6.11(c).

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of the Borrower or any of its Subsidiaries (including each Financing Subsidiary) in an aggregate outstanding principal amount exceeding $1,000,000 and (b) obligations in respect of one or more Hedging Agreements or other swap or derivative transactions under which the maximum aggregate amount (after giving effect to any legally enforceable netting agreements) that the Borrower and/or any of its Subsidiaries would be required to pay if such Hedging Agreement(s) or other swap or derivative transactions were terminated at such time would exceed $1,000,000.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date, (b) the date upon which the Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default, (c) the date upon which the Commitments are terminated in full pursuant to Section 2.06 or otherwise and (d) the closing date of any replacement credit agreement between the Borrower and the Administrative Agent.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Issuer Concentration Limitation” has the meaning assigned to such term in Section 5.13(a).

“Minimum Shareholders’ Equity Threshold” has the meaning assigned to such term in Section 6.07(a).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Commitments” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Loans, and to acquire participations in Letters of Credit, in each case, denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.06 and 2.08(d) or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Commitment as of the Effective Date is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Effective Date is $85,000,000.

“Multicurrency Lender” means the Persons listed on Schedule 1.01(b) (as amended from time to time pursuant to Section 2.06) as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Multicurrency Loan” means a Loan denominated in Dollars or in an Agreed Foreign Currency made pursuant to the Multicurrency Commitments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA that is contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its or their ERISA Affiliates, and each such plan for the six-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or any of its or their ERISA Affiliates contributed to or had an obligation to contribute to such plan.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (including from a disposition to a Financing Subsidiary), an amount equal to (a) the sum of Cash and Cash Equivalents (and net cash proceeds of any noncash amount) received by the Loan Parties from such Asset Sale (including any Cash and Cash Equivalents (and net cash proceeds of any noncash amount) received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any costs, fees, commissions, premiums and expenses actually incurred by any Loan Party directly incidental to such Asset Sale and paid in cash to a Person that is not an Affiliate of any Loan Party (or if paid to an Affiliate, only to the extent such expenses are reasonable and customary), including reasonable legal fees and expenses, minus (c) all taxes paid or reasonably estimated to be payable by an Obligor (including tax distributions permitted hereunder) as a result of such Asset Sale (after taking into account any applicable tax credits or deductions that are reasonably expected to be available specifically relating to such Asset Sale), minus (d) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or Subsidiary, as applicable, in connection with such Asset Sale; provided that (i) such reserved amount shall not be included in the Portfolio Leverage Borrowing Base and (ii) if the amount of any estimated reserves pursuant to this clause (d) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds (as of the date the relevant Borrower determines such excess exists).

“Net Return of Capital” means an amount equal to (i)(a) any Cash or Cash Equivalents (and net cash proceeds of any noncash amount) received by any Loan Party at any time in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise) plus (b) without duplication of amounts received under clause (a), any Cash or Cash Equivalents (including net cash proceeds of any noncash consideration) received by any Loan Party at any time from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment plus (c) any Cash or Cash Equivalents (and net cash proceeds of any noncash amounts) received by any Loan Party at any time in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment (other than, in the case of a Portfolio Investment that is capital stock, any distribution on account of actual taxes paid or reasonably estimated to be payable by an Obligor solely in its capacity as a holder of such Equity Interest (and not on account of such Obligor’s status as a RIC)), or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer plus (d) any similar return of capital received by any Loan Party in Cash or Cash Equivalents (and net cash proceeds of any noncash amount) in respect of any Portfolio Investment minus (ii) any costs, fees, commissions, premiums and expenses actually incurred by any Loan Party directly incidental to such Cash receipts and paid in cash to a Person that is not an Affiliate of an Loan Party (or if paid in cash to an Affiliate, only to the extent such expenses are reasonable and customary), including reasonable legal fees and expenses.

“Non-Pledged Structured Subsidiary” means, with respect to any Structured Subsidiary, the Equity Interest of such Structured Subsidiary is not subject to a first priority perfected security interest (subject to Permitted Liens) in favor of the Collateral Agent securing the Secured Obligations.

“No Plan Asset Certificate” means a certificate from the Borrower, delivered by the relevant Financial Officer of the Borrower, based on consultation with its counsel and in a form based on Exhibit F or another form reasonably acceptable to Administrative Agent, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the Effective Date, as applicable, and continuing through the date of the subject No Plan Asset Certificate, either (i) “benefit plan investors” (as defined in the Plan Assets Regulation) hold less than 25% of the total value of each class of equity interest in the Borrower (calculated in accordance with the Plan Assets Regulation) (ii) the Borrower is an investment company registered under the Investment Company Act or (iii) the Borrower satisfies the publicly-offered security exception as described in 29 CFR 2510.3-101(b)(2)-(4) and, accordingly, the underlying assets of the Borrower have not and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate, either (i) less than 25% of the total value of each class of equity interests in the Borrower (calculated in accordance with the Plan Assets Regulation) will be held by “benefit plan investors” (as defined in the Plan Assets Regulation) (ii) the Borrower is an investment company registered under the Investment Company Act of 1940 or (iii) the Borrower satisfies the publicly-offered security exception as described in 29 CFR 2510.3-101(b)(2)-(4) until such time, if any, that the Borrower delivers to the Administrative Agent an Operating Company Opinion or an Operating Company Certificate.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Loan Parties to the Administrative Agent and/or any other Secured Party, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof), and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of the Loan Parties to the Administrative Agent and/or any other Secured Party evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“Obligors’ Net Worth” means, at any date, Shareholders’ Equity at such date, minus the net asset value held by any Obligor in (x) any non-Obligor Subsidiary and (y) any Special Equity Interest.

“OFAC” has the meaning assigned to such term in Section 3.19.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Operating Company Certificate” means a certificate delivered by the relevant Financial Officer of the Borrower, in a form reasonably acceptable to the Administrative Agent, certifying that, based upon consultation with counsel, the Borrower has met the requirements to be an Operating Company (other than a venture capital operating company (“VCOC”) or real estate operating company (“REOC”), each as defined in the Plan Asset Regulation) for the 12-month period following the end of the Annual Valuation Period for the Borrower.

“Operating Company Opinion” means a written opinion of counsel to the Borrower, in a form reasonably acceptable to Administrative Agent, as to qualification of the Borrower, as an Operating Company that is a VCOC or REOC within the meaning of the Plan Asset Regulation.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Loan Party’s business that are overdue for a period of more than 90 days and which are being contested in good faith by appropriate proceedings, (b) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 7.01(k) and (c) other unsecured Indebtedness not to exceed $25,000,000 in the aggregate.

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)) and as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections solely arising from such Lender having executed, delivered, become a party to, performed is obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Agreed Foreign Currency, an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Payment” has the meaning assigned to such term in Section 8.14(b).

“Payment Notice” has the meaning assigned to such term in Section 8.14(b).

“Payor” has the meaning assigned to such term in Section 8.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pending Capital Call” means, with respect to any Investor at any time, any Capital Call that has been made upon such Investor and that has not yet been funded by such Investor, but with respect to which such Investor is not in default.

“Permitted Equity Interests” means Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Permitted Liens” means (1) with respect to any asset of any Loan Party other than Subscription Collateral, (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default; (d) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations (including, for the avoidance of doubt, Eligible Liens); (e) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (f) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder) and (2) with respect to Subscription Collateral, (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP and (b) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Obligors thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in clause (q) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Permitted Tax Distributions” has the meaning assigned to such term in Section 6.05(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which the Borrower, any of its Subsidiaries or any of its or their respective ERISA Affiliates is (or would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Portfolio Company” means the issuer or obligor under any Portfolio Investment held by any Obligor.

“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio that is included on the schedule of investments on the financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) (or, for any Investment made during a given quarter and before a schedule of investments is required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter, is intended to be included on the schedule of investments when such Investment is made and is in fact included on the schedule of investment that is delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter and, for the avoidance of doubt, shall not include any Subsidiary of the Borrower).

“Portfolio Leverage Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Pounds Sterling” means the lawful currency of England.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Pro-Rata Borrowing” has the meaning assigned to such term in Section 2.03(a)

“Pro-Rata Dollar Portion” means, in connection with any Pro-Rata Borrowing in Dollars, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate unused Dollar Commitments of all Dollar Lenders at such time divided by (iii) the aggregate unused Commitments of all Lenders at such time.

“Pro-Rata Multicurrency Portion” means, in connection with any Pro-Rata Borrowing in Dollars, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate unused Multicurrency Commitments of all Multicurrency Lenders at such time divided by (iii) the aggregate unused Commitments of all Lenders at such time.

“QFC” has the meaning assigned to such term in Section 9.19.

“QFC Credit Support” has the meaning assigned to such term in Section 9.19.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on June 30, 2022.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the Currency is Canadian Dollars, the first day of such Interest Period, (ii) if the Currency is Euro, two TARGET Days before the first day of such Interest Period and (iii) for any other Currency, two Business Days prior to the first day of such Interest Period, unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such Currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day shall be the last of those days).

“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“Redwood Notes” means each of (i) the Unsecured Promissory Note, dated as of April 1, 2022, by the Borrower in favor of Redwood Master Fund, Ltd. in an aggregate principal amount of $42,252,515.00, (ii) the Unsecured Promissory Note, dated as of April 1, 2022, by the Borrower in favor of Redwood Opportunity Master Fund, Ltd. in an aggregate principal amount of $11,381,817.34, (iii) the Unsecured Promissory Note, dated as of April 1, 2022, by the Borrower in favor of Redwood Drawdown Master Fund II, L.P. in an aggregate principal amount of $23,346,968.78 and (iv) the Unsecured Promissory Note, dated as of April 1, 2022, by the Borrower in favor of Corbin Opportunity Fund, L.P. in an aggregate principal amount of $393,182.56.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England, or any successor thereto and (iii) with respect to any Benchmark Replacement in respect of Loans denominated in an Agreed Foreign Currency other than Pounds Sterling, (a) the central bank for the currency in which such Benchmark Replacement is denominated or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“REOC” shall have the meaning provided in the definition of Operating Company Opinion.

“Required Lenders” means, at any time, subject to Section 2.16(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided, that, (a) if there are only three (3) Lenders at such time, “Required Lenders” shall mean Lenders having Revolving Credit Exposures and unused Commitments representing more than 67% of the sum of the total Revolving Credit Exposures and unused Commitments at such time and (b) if there are only two (2) Lenders at such time, “Required Lenders” shall mean all Lenders. The “Required Lenders” of a Class (which shall include the term “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class (or, if there are only three (3) Lenders of such Class at such time, 67% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class and, if there are only two (2) Lenders of such Class at such time, all Lenders in such Class).

“Required Payment” has the meaning assigned to such term in Section 8.14(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision, as applicable; and (b) otherwise, the Governmental Plan Investor itself.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, any return of capital to any investor or partner in their capacity as such) and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, return or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests of the Borrower; provided, for clarity, neither the conversion of convertible debt into Permitted Equity Interests nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Permitted Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Revolver Termination Date” means the date that is the earliest to occur of (i) the three (3) year anniversary of the Effective Date, (ii) the Commitment Period Expiration Date, (iii) a Change in Management and (iv) the termination in full of the Commitments in accordance with this Agreement, in each case unless extended with the consent of each Lender in its sole and absolute discretion.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time (including, for the avoidance of doubt, the Loans and LC Exposure surviving after the Revolver Termination Date).

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Dollar Loans at such time made or incurred under the Dollar Commitments.

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Multicurrency Loans at such time and such Lender’s LC Exposure made or incurred under the Multicurrency Commitments.

“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to Adjusted Daily Simple RFR.

“RFR Business Day” means, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided that, for purposes of notice requirements in Sections 2.03(a) and 2.08(f), in each case, such day is also a Business Day.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any comprehensive Sanctions.

“Sanctions” has the meaning assigned to such term in Section 3.19.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any Subsidiary of the Borrower or any other Obligor (or such Subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, Subsidiary of an entity referred to in clause (x)(i) of this definition, and (y) designated in writing by the Borrower (as provided below) as an SBIC Subsidiary, so long as:

(a)            other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower or such Obligor make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(e) or 6.03(i) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness;

(b)            other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c)            neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d)            such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“Screen Rate” means the Term SOFR Reference Rate, the EURIBOR Screen Rate, SONIA and the CDOR Screen Rate, collectively and individually as the context may require.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Largest Industry Classification Group” means, as of any date of determination, the single Industry Classification Group to which a greater portion of the Portfolio Leverage Borrowing Base has been assigned pursuant to Section 5.12(a) than any other single Industry Classification Group other than the Largest Industry Classification Group.

“Secured Obligations” has the meaning specified in the Guarantee and Security Agreement.

“Secured Parties” has the meaning specified in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Custody Agreements, the Control Agreements, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement, and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments executed and delivered at any time by any of the Loan Parties pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Settlement-Date Basis” means that any Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled (and, with respect to the initial valuation, its value shall be calculated as of such settlement date), and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled.

“Shareholder Report” means an annual or quarterly written report or letter delivered by the Borrower to the Investors.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Side Letter” means any side letter executed by an Investor with the Borrower (i) with respect to such Investor’s rights and/or obligations under its Subscription Agreement or (ii) that supplements and/or amends the Subscription Documents with respect to such Investor.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a Term SOFR Loan, a percentage per annum as set forth as follows for the applicable Type of such Loan and (if applicable) Interest Period therefore: (a) with respect to ABR Loans, 0.10% (10 basis points) and (b) with respect to Term SOFR Loans, 0.10% (10 basis points) for an Interest Period of one month and 0.15% (15 basis points) for an Interest Period of three months.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (d) of the definition of “ABR”.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a) (i) the sum of such Loan Party’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in any projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the Effective Date, and (iii) such Loan Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Loan Party is “solvent” within the meaning given to such term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the Bank of England (or any successor administrator or the Sterling Overnight Index Average) on the Bank of England’s website, currently at http://www.bankofengland.co.uk (or any successor source for the Sterling Overnight Index Average identified as such by the administrator for the Sterling Overnight Index Average).

“SONIA Adjustment” means with respect to SONIA, 0.0326% (3.26 basis points).

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer or the issuer’s Affiliates of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer or such issuer’s Affiliates to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 10:00 a.m., Toronto, Ontario time, and (ii) in relation to a Loan in Euros, 11:00 a.m., Brussels time,

“Sponsor” of an ERISA Investor means a “plan sponsor” as that term is defined in Section 3(16) of ERISA.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse).

“Stated Maturity Date” means the date that is the one-year anniversary of the Revolver Termination Date.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structured Subsidiaries” means:

(a)            a direct or indirect Subsidiary of the Borrower to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) any Portfolio Investments, or which otherwise originates or acquires Portfolio Investments, which is formed in connection with, and which continues to exist for the primary purpose of, such Subsidiary holding such Portfolio Investments and obtaining and maintaining third-party financing from an unaffiliated third party, and which engages in no material activities other than activities in connection with the purchase, origination, holding and/or financing of such Portfolio Investments, and which is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:

(i)            no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (y) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (z) subjects any property of any Obligor (other than property that has been contributed or sold or otherwise transferred to such Subsidiary in accordance with the terms of Section 6.03(e) or 6.03(i)), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(ii)          no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing loan assets;

(iii)         no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

(iv)        such Subsidiary is (or is reasonably expected to be) in active negotiations to enter into, or has entered into, definitive documentation relating to a third party financing provided to such Subsidiary by an unaffiliated third party, and such documentation, once entered into, remains in full force and effect; provided that until such definitive documentation is entered into in accordance with this clause (d), such Subsidiary shall not hold any material assets; and

(v)         in the good faith judgment of the Borrower, such Structured Subsidiary reasonably expects to utilize, in the ordinary course of business, its Portfolio Investments to obtain or maintain a secured financing from an unaffiliated third party; and

(b)          any passive holding company that is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:

(i)          such passive holding company is the direct parent of a Structured Subsidiary referred to in clause (a);

(ii)         such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Structured Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a Structured Subsidiary referred to in clause (a)) or liabilities;

(iii)        all of the Equity Interests of such passive holding company are owned directly by an Obligor and are pledged as Collateral for the Secured Obligations and the Collateral Agent has a first-priority perfected Lien (subject to no other Liens other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens”) on such Equity Interests; and

(iv)        no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation of a Structured Subsidiary by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the conditions set forth in clause (a) or (b) above, as applicable. Each Subsidiary of a Structured Subsidiary shall be deemed to be a Structured Subsidiary and shall comply with the foregoing requirements of this definition.

“Subject to Sanctions” with respect to any Person means that such Person is: (a) currently the subject of, or subject to, any Sanctions; (b) included on OFAC’s list of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority; (c) located, organized or resident in a Designated Jurisdiction; or (d) (i) an agency of the government of a Designated Jurisdiction, (ii) an organization controlled by a Designated Jurisdiction, or (iii) a Person located, organized or resident in a Designated Jurisdiction.

“Subscribed Interest” means the obligation of an Investor to purchase Equity Interests of the Borrower pursuant to its subscription agreement up to the amount of its Unfunded Capital Commitment.

“Subscription Agreement” means each subscription agreement duly executed by each Investor in connection with its Subscribed Interest in the Borrower and reasonably acceptable to the Administrative Agent in its sole discretion.

“Subscription Borrowing Base” means (a) prior to the Commitment Period Expiration Date, the sum of the products obtained by multiplying (i) the Unfunded Capital Commitment of each Eligible Investor and (ii) 50%; and (b) on and after the Commitment Period Expiration Date, $0. For the avoidance of doubt, the Unfunded Capital Commitment of a Defaulting Investor will be excluded from the Subscription Borrowing Base at all times until such Defaulting Investor becomes an Eligible Investor pursuant to the terms and conditions contained herein.

“Subscription Collateral” means, collectively, the “Collateral” described in each clauses (b) and (c) of the definition of “Collateral” in the Guarantee and Security Agreement; provided that, for the avoidance of doubt, the term “Subscription Collateral” shall not include any Proceeds (as defined in the UCC) of such Collateral or any cash or other amounts in Deposit Accounts or Securities Accounts (each as defined in the UCC) (which Proceeds, cash and other amounts shall continue to constitute “Collateral” under the Guarantee and Security Agreement).

“Subscription Documents” means, with respect to an Investor, the Subscription Agreement executed by such Investor and any related Side Letter entered into between the Borrower, and such Investor.

“Subsequent Investor” has the meaning assigned to such term in Section 6.15(c).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment held by any Loan Party in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. As of the Effective Date, the Borrower has no Subsidiaries.

“Subsidiary Guarantor” means any Subsidiary that is or is required to be a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that, subject to Section 5.08(a), no CFC, Transparent Subsidiary, Immaterial Subsidiary or Financing Subsidiary shall be required to be a Subsidiary Guarantor as long as it remains a CFC, Transparent Subsidiary, Immaterial Subsidiary or Financing Subsidiary, as applicable, each as defined and described herein. As of the Effective Date, the Borrower has no Subsidiaries.

“Supplemental IVP Cap” has the meaning assigned to such term in Section 5.12(b)(iii).

“Supported QFC” has the meaning assigned to such term in Section 9.19.

“TARGET Day” means any day on which the TARGET2 is open.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Tax Amount” has the meaning assigned to such term in Section 6.05(b).

“Tax Damages” has the meaning assigned to such term in Section 2.14(d).

“Taxes” means any and all present or future taxes levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 2.11(c), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 2.12(d), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Termination Date” means the date on which the Commitments have expired or have been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder by the Borrower or any other Obligor shall have been paid in full (excluding, for the avoidance of doubt, any amount in connection with any contingent, unasserted indemnification or expense reimbursement obligations), all Letters of Credit shall have (w) expired, (x) terminated, (y) been Cash Collateralized or (z) otherwise been backstopped in a manner acceptable to the Issuing Bank and the Administrative Agent in their sole discretion and, in each case, all LC Disbursements then outstanding have been reimbursed.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the payment of all outstanding amounts under the Redwood Notes and the issuance of Letters of Credit hereunder.

“Transfer” means to assign, convey, exchange, pledge, sell, set off, transfer or otherwise dispose.

“Transparent Subsidiary” means a Subsidiary classified as a partnership or as a disregarded entity for U.S. federal income tax purposes directly or indirectly owned by an Obligor that has no material assets other than Equity Interests (held directly or indirectly through other Transparent Subsidiaries) in one or more CFCs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to Adjusted Term SOFR, Adjusted Daily Simple RFR, the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed (including, without limitation, under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation)).

“Unfunded Capital Commitment” means, with respect to any Investor at any time, the Capital Commitment of such Investor, minus the aggregate Capital Contributions made to the Borrower, by such Investor, plus Certified Returned Capital Contributions attributed to such Investor, but “Unfunded Capital Commitment” will not include that portion of an Investor’s Capital Commitment that is, at such time, subject to a Pending Capital Call.

“Unfunded Pension Liability” of any Plan shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“USA PATRIOT Act” has the meaning assigned to such term in Section 3.20.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Valuation Testing Date” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“VCOC” shall have the meaning provided in the definition of Operating Company Opinion.

“Volcker Rule” means Section 419 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, together with the interpretations, regulations, rules and pronouncements of any Governmental Authority with respect thereto.

“wholly owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person and/or one or more wholly owned Subsidiaries of such Person. Unless the context otherwise requires, “wholly owned Subsidiary Guarantor” shall mean a wholly owned Subsidiary that is a Subsidiary Guarantor. As of the Effective Date, the Borrower has no Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Loan” or a “Multicurrency Loan”), by Type (e.g., an “ABR Loan” or a “SOFR Loan”) or by Class and Type (e.g., a “Dollar SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing” or a “Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing” or “SOFR Borrowing”) or by Class and Type (e.g., a “Dollar SOFR Borrowing”). Loans and Borrowings may also be identified by Currency.

Section 1.03.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein), (c) the words “herein”, “hereto”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then the Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Borrower, the Administrative Agent and the Required Lenders, the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective. Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standard Codification 825, all determinations relating to fair value accounting for liabilities or compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standard Codification 825. In addition, notwithstanding Accounting Standards Update 2015-03, GAAP or any other matter, for purposes of calculating any financial or other covenants hereunder, debt issuance costs shall not be deducted from the related debt obligation.

Section 1.05.      Currencies Generally. (a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date. Except as provided in Section 2.08(b) and the last sentence of Section 2.15(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Multicurrency Credit Exposure or the Revolving Credit Exposure, (iv) the LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value or the fair market value of any Portfolio Investment, the outstanding principal of any amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value or the fair market value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Portfolio Investment, as the case may be, determined as of the date of such Borrowing or Letter of Credit (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of valuation of such Portfolio Investment, as the case may be; provided that in connection with the delivery of any Borrowing Base Certificate pursuant to Section 5.01(d), such amounts shall be determined as of the date of the information contained in such Borrowing Base Certificate. Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is denominated in a Foreign Currency, such amounts shall be converted to the Foreign Currency Equivalent on the date of determination. Wherever in this Agreement in connection with a Borrowing, Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent thereof. Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.

(b)            Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

Section 1.06.      Times of Day. Unless otherwise specified in the Loan Documents, time references are to Eastern time (daylight or standard, as applicable).

Section 1.07.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.08.      Issuers and Investors. For all purposes of this Agreement, all issuers of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single issuer (unless (i) such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor or (ii) otherwise approved by the Administrative Agent in its sole discretion). For all purposes of this Agreement, all Investors that are Affiliates of one another shall be treated as a single Investor (unless (i) such Investors are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor or (ii) otherwise approved by the Administrative Agent and all the Lenders in their sole discretion).

Section 1.09.      Rates. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(c), of any change to the reference rate upon which the interest rate on a Eurocurrency Loan, SOFR Loan or RFR Loan is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate”, “Term SOFR” or “Daily Simple RFR” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(c), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Benchmark being replaced or have the same volume or liquidity as did the Benchmark being replaced prior to its discontinuance or unavailability.

Section 1.10.      Events of Default. Any Event of Default that has occurred shall be deemed to be continuing unless (i) waived in accordance with the terms hereof or (ii) the Required Lenders (or such higher standard as required by Section 9.02) otherwise agree that such Event of Default shall no longer be continuing.

Article II

THE CREDITS

Section 2.01.      The Commitments.

(a)            Subject to the terms and conditions set forth herein, each Dollar Lender severally agrees to make Dollar Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the aggregate Dollar Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(b)            Subject to the terms and conditions set forth herein, each Multicurrency Lender severally agrees to make Multicurrency Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the aggregate Multicurrency Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02.      Loans and Borrowings.

(a)            Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Type of Loans. Subject to Section 2.11, each Borrowing of a Class shall be constituted entirely of ABR Loans, RFR Loans, Eurocurrency Loans or of SOFR Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan and each SOFR Loan shall be denominated in Dollars. Each Pro-Rata Borrowing denominated in Dollars shall be constituted entirely of ABR Loans or of SOFR Loans. Each Borrowing denominated in an Agreed Foreign Currency (other than Pounds Sterling) shall be constituted entirely of Eurocurrency Loans. Each Borrowing denominated in Pounds Sterling shall be constituted entirely of RFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            Minimum Amounts. Each Borrowing shall be in an aggregate amount of $500,000 or a larger multiple of $100,000 in excess thereof or, with respect to any Agreed Foreign Currency, the Dollar Equivalent thereof; provided that a Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(f). Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d)            Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any SOFR Borrowing or Eurocurrency Borrowing (or to elect to convert to or continue as a SOFR Borrowing or a Eurocurrency Borrowing) if the Interest Period requested therefor would end after the Maturity Date.

Section 2.03.      Requests for Borrowings.

(a)            Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery of a signed Borrowing Request or by telephone or e-mail (in each case, followed promptly by delivery of a signed Borrowing Request) (i) in the case of a SOFR Borrowing, not later than 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (iii) in the case of an RFR Borrowing, not later than 3:00 p.m., Local Time, five (5) Business Days before the date of the proposed Borrowing and (iv) in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such request for a Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or electronic delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower. Notwithstanding the other provisions of this Agreement, in the case of any Borrowing denominated in Dollars, the Borrower may request that such Borrowing be, or the Administrative Agent may cause such Borrowing to be, split into a Dollar Loan in an aggregate principal amount equal to the Pro-Rata Dollar Portion and a Multicurrency Loan in an aggregate principal amount equal to the Pro-Rata Multicurrency Portion (any such Borrowing, a “Pro-Rata Borrowing”). Except as set forth in this Agreement, a Pro-Rata Borrowing shall be treated as being comprised of two separate Borrowings, a Dollar Borrowing under the Dollar Commitments and a Multicurrency Borrowing under the Multicurrency Commitments. The Borrower agrees that the Administrative Agent may allocate Borrowings hereunder in a manner such that, after giving effect to each extension of credit hereunder, each Lender’s outstanding principal amount of its Loans as a percentage of the aggregate outstanding principal amount of all Loans outstanding is in accordance with its Applicable Percentage.

(b)            Content of Borrowing Requests. Each request for a Borrowing (whether a written Borrowing Request, a telephonic request or e-mail request) shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is to be made under the Dollar Commitments, the Multicurrency Commitments or is a Pro-Rata Borrowing;

(ii)            if such Borrowing is a Pro-Rata Borrowing, the Pro-Rata Dollar Portion and the Pro-Rata Multicurrency Portion;

(iii)            the aggregate amount and Currency of the requested Borrowing;

(iv)            the date of such Borrowing, which shall be a Business Day;

(v)            in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; in the case of a SOFR Borrowing or a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d) and provided that there shall be no more than ten (10) separate Borrowings outstanding at any one time; and

(vi)            the location and number of the Borrower’s account to which funds are to be disbursed.

(c)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)            Failure to Elect. If no election as to the Class of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Pro-Rata Borrowing. If no election as to the Currency of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing having an Interest Period of one (1) month and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one (1) month; provided, however, if the specified Agreed Foreign Currency is Pounds Sterling, the requested Borrowings shall be an RFR Borrowing, as applicable. If a SOFR Borrowing or a Eurocurrency Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a SOFR Borrowing denominated in Dollars having an Interest Period of one (1) month, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month.

Section 2.04.      Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(f) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)            Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and, in reliance upon such assumption, the Administrative Agent may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and (ii) in the case of the Borrower, (x) with respect to Eurocurrency Borrowings, the interest rate applicable to Eurocurrency Loans denominated in such Currency having an Interest Period of one month’s duration, (y) with respect to Term SOFR Borrowings, the interest rate applicable to Term SOFR Loans having an Interest Period of one month’s duration and (z) with respect to Borrowings denominated in Pounds Sterling, the interest rate applicable to RFR Loans denominated in such Currency, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05.      Interest Elections.

(a)            Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing or a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, subject to Section 2.05(e), the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing or a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments, and (iv) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted into a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing (except as provided under Section 2.11(b)), and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)            Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery of a signed Interest Election Request or by telephone (followed promptly, but no later than the close of business on the date of such request, by a signed Interest Election Request) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request and telephonic notice shall be irrevocable.

(c)            Content of Interest Election Requests. Each telephonic notice and Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)            if the resulting Borrowing is a SOFR Borrowing or a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); provided that there shall be no more than ten (10) separate Borrowings outstanding at any one time.

(d)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing or a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a SOFR Borrowing of the same Class having an Interest Period of one (1) month and (ii) if such Borrowing is denominated in a Foreign Currency (other than Pounds Sterling), the Borrower shall be deemed to have selected an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) any SOFR Borrowing denominated in Dollars shall, at the end of the applicable Interest Period for such SOFR Borrowing, be automatically converted to an ABR Borrowing, (ii) the Borrower shall not be entitled to elect to convert or continue any Borrowing into or as a SOFR Borrowing or a Eurocurrency Borrowing and (iii) any Eurocurrency Borrowing shall, at the end of the applicable Interest Period for such Eurocurrency Borrowing, be automatically converted to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing.

Section 2.06.      Termination, Reduction or Increase of the Commitments.

(a)            Mandatory Termination. Unless previously terminated in accordance with the terms of this Agreement, on the Revolver Termination Date the Commitments of each Class shall automatically be reduced to an amount equal to the aggregate principal amount of the Loans and LC Exposure of all Lenders of such Class outstanding on the Revolver Termination Date and thereafter to an amount equal to the aggregate principal amount of the Loans and LC Exposure of such Class outstanding after giving effect to each payment of principal and each expiration or termination of a Letter of Credit hereunder; provided that, for clarity, except as expressly provided for herein (including without limitation, Section 2.18(e)) no Lender shall have any obligation to make new Loans or to issue, amend or renew an existing Letter of Credit on or after the Revolver Termination Date, and any outstanding amounts shall be due and payable on the Maturity Date in accordance with Section 2.07.

(b)            Voluntary Termination or Reduction. So long as no Borrowing Request is outstanding, the Borrower may at any time terminate, or from time to time reduce, the Commitments ratably among each Class; provided that (i) each reduction of the Commitments pursuant to this Section 2.06(b) shall be in an amount that is $5,000,000 or a larger multiple of $100,000 in excess thereof (or an amount less than $5,000,000 if the Commitments are being reduced to zero) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans of any Class in accordance with Section 2.08, the total Revolving Credit Exposures of such Class would exceed the total Commitments of such Class.

(c)            Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.

(e)            [Reserved].

(f)            Increase of the Commitments.

(i)            Requests for Increase by Borrower. The Borrower may, at any time prior to the Revolver Termination Date, propose that the Commitments of a Class hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which date shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Revolver Termination Date; provided that each Lender may determine in its sole discretion whether or not it chooses to participate in a Commitment Increase; provided, further that, subject to the foregoing, each Commitment Increase shall become effective only upon satisfaction of the following conditions:

(A)            the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or, in each case, in such other amounts as may be agreed by the Administrative Agent, in its sole discretion),

(B)            immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed $500,000,000;

(C)            each Assuming Lender and the Commitment Increase shall be consented to by the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably withheld, conditioned or delayed) and the Borrower;

(D)            no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(E)            the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(F)            the Borrower shall have paid (or shall concurrently pay) in full to the Administrative Agent and the Lenders all fees and invoiced expenses related to this Agreement due and owing on or prior to the Commitment Increase Date, including any up-front fee due to any Lender on or prior to the Commitment Increase Date, which fees may be paid or netted from the proceeds of a Borrowing of the Loans on the Commitment Increase Date; and

(G)            if requested by any Assuming Lender or Increasing Lender, the Borrower has executed and delivered: (x) a new promissory note payable to such Assuming Lender (and its registered assigns, as applicable); or (y) a replacement promissory note payable to such Increasing Lender (and its registered assigns, as applicable).

(ii)            Effectiveness of Commitment Increase by the Borrower. On the Commitment Increase Date for any Commitment Increase, each Assuming Lender part of such Commitment Increase, if any, shall become a Lender hereunder as of such Commitment Increase Date with a Commitment in the amount set forth in the agreement referred to in Section 2.06(f)(ii)(y) and the Commitment of the respective Class of any Increasing Lender part of such Commitment Increase shall be increased as of such Commitment Increase Date to the amount set forth in the agreement referred to in Section 2.06(f)(ii)(y); provided that:

(x)            the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y)            each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, as applicable, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders of such Class (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by electronic messaging system.

(iii)            Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by each Assuming Lender and each Increasing Lender part of such Commitment Increase, as applicable, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)            Adjustments of Borrowings upon Effectiveness of Increase. On each Commitment Increase Date, with respect to the outstanding Loans in the Class subject to such Commitment Increase (or, if instructed by the Administrative Agent, all Classes), the Borrower shall (A) prepay the outstanding Loans of such Class (or, if instructed by the Administrative Agent, all Classes) in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class or all Classes, as applicable, are held ratably by the Lenders of such Class or all Classes, as applicable, in accordance with the respective Commitments of such Lenders of such Class or Classes, as applicable (after giving effect to such Commitment Increase) and (C) pay to the Lenders of such Class or Classes, as applicable, the amounts, if any, payable under Section 2.13 as a result of any such prepayment. Concurrently therewith, the Lenders with Multicurrency Commitments shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Multicurrency Commitments as so increased. The Administrative Agent shall amend Schedule 1.01(b) to reflect the aggregate amount of each Lender’s Commitments (including Increasing Lenders and Assuming Lenders). Each reference to Schedule 1.01(b) in this Agreement shall be to Schedule 1.01(b) as amended pursuant to this Section.

(v)            Terms of Loans Issued on the Commitment Increase Date. For the avoidance of doubt, the terms and provisions of any new Loans issued by any Assuming Lender or Increasing Lender, and the Commitment Increase of any Assuming Lender or Increasing Lender, shall be identical to the terms and provisions of Loans of the applicable Class issued by, and the Commitments of the applicable Class of, the Lenders immediately prior to the applicable Commitment Increase Date.

Section 2.07.      Repayment of Loans; Evidence of Debt.

(a)            Repayment. Subject to, and in accordance with, the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders of each Class the outstanding principal amount of the Loans of such Class and all other amounts due and owing hereunder and under the other Loan Documents on the Maturity Date.

(b)            Manner of Payment. Subject to Section 2.08(f), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Class or Classes and Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by e-mail) of such selection not later than the time set forth in Section 2.08(f) prior to the scheduled date of such repayment. Subject to Section 2.08 and to the proviso to Section 2.15(c), if the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is specified (or if no Class is specified and there is only one Class of Loans with Borrowings in Dollars outstanding), such repayment or prepayment shall be applied ratably between or among, as applicable, the Loans of such Class (based on the then outstanding principal amounts of such Loans), in each case first to repay or prepay any outstanding ABR Borrowings of such Loans and second to repay or prepay the remaining Borrowings denominated in Dollars of such Loans in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). Subject to Section 2.08 and to the proviso to Section 2.15(c), if the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is not specified, such repayment or prepayment shall be applied (i) ratably between or among, as applicable, the Dollar Loans of the Multicurrency Lenders (based on the then outstanding principal amounts of such Dollar Loans), in each case (x) first to repay or prepay any outstanding ABR Borrowings of the Multicurrency Lenders, and (y) then second to repay or prepay the remaining Borrowings denominated in Dollars of the Multicurrency Lenders in the order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid first), and (ii) once the outstanding principal amount of all Dollar Loans of the Multicurrency Lenders is paid in full, ratably between or among, as applicable, the Loans of the Dollar Lenders (based on the then outstanding principal amounts of such Loans), in each case (x) first to repay or prepay any outstanding ABR Borrowings of the Dollar Lenders, and (y) then second to repay or prepay the remaining Borrowings of the Dollar Lenders in order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid first). Subject to Section 2.08, and to the proviso to Section 2.15(c), if the repayment or prepayment is denominated in a particular Agreed Foreign Currency, such repayment or prepayment shall be applied ratably between or among, as applicable, any remaining Borrowings denominated in such Agreed Foreign Currency (based on the then outstanding principal amounts of such Loans), in each case in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment specified as a payment on account of the Pro-Rata Borrowings shall be applied ratably between the Dollar Loans and the Multicurrency Loans (based on the then outstanding principal amounts of Loans denominated in Dollars), in each case first to repay or prepay the outstanding ABR Borrowings of such Loans and second to repay or prepay the remaining Borrowings of such Loans denominated in Dollars in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing (except as otherwise provided in Section 2.11(b)).

(c)            Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f)            Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) and substantially in a form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).

Section 2.08.      Prepayment of Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time (but subject to Section 2.08(f)) to prepay any Borrowing in whole or in part, without premium or fee (but subject to Section 2.13), subject to the requirements of this Section. Each prepayment in part under this Section 2.08(a) shall be in a minimum amount of $1,000,000 or a larger multiple of $100,000 in excess thereof or, with respect to any Agreed Foreign Currency, the Dollar Equivalent thereof (or such lesser amount as is then outstanding).

(b)            Mandatory Prepayments Due to Changes in Exchange Rates.

(i)            Determination of Amount Outstanding. On each Quarterly Date and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)            Prepayment. If on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the Cash Collateralized LC Exposure exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall promptly (and in any event within fifteen (15) Business Days of the Administrative Agent’s notice to the Borrower of such excess) prepay the Multicurrency Loans (and/or Cash Collateralize LC Exposure contemplated by Section 2.18(k)) in such amounts as shall be necessary so that after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments. Any prepayment made pursuant to this paragraph shall be applied first to the Multicurrency Loans outstanding and second, as cover for LC Exposure.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Multicurrency Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Multicurrency Credit Exposure. For the avoidance of doubt, the aggregate Revolving Multicurrency Credit Exposure shall be determined on each Quarterly Date pursuant to this Section 2.08(b) regardless of receipt of any Currency Valuation Notice during such period. Notwithstanding anything to the contrary contained herein, the Required Multicurrency Lenders shall not deliver to the Administrative Agent a Currency Valuation Notice, and the Administrative Agent shall not make more than one valuation determination pursuant to a Currency Valuation Notices, within any rolling three month period.

(c)            Mandatory Prepayments due to Excess Revolving Credit Exposure and Borrowing Base Deficiency. In the event that (i) the amount of total Revolving Dollar Credit Exposure exceeds the total Dollar Commitments and/or (ii) the amount of total Revolving Multicurrency Credit Exposure exceeds the total Multicurrency Commitments (other than as a result of a change in exchange rates pursuant to Section 2.08(b)), in each case, including (without limitation) as a result of an Exclusion Event that occurs any time on or prior to the Commitment Period Expiration Date, the Borrower shall prepay Loans in such amounts as shall be necessary so that (x) in the case of clause (i), the amount of total Revolving Dollar Credit Exposure does not exceed the total Dollar Commitments and (y) in the case of clause (ii), the amount of total Revolving Multicurrency Credit Exposure does not exceed the total Multicurrency Commitments. In the event that at any time any Borrowing Base Deficiency shall exist, promptly (but in no event later than five (5) Business Days), the Borrower shall prepay the Loans (and/or Cash Collateralize Letters of Credit as contemplated by Section 2.18(k)) so that the Borrowing Base Deficiency is promptly cured (such prepayment to be applied ratably between the Dollar Lenders and the Multicurrency Lenders based on the aggregate outstanding Dollar Equivalent principal amounts of such Loans (and Letters of Credit) (and, for the avoidance of doubt, in the applicable Currency or Currencies)); provided that if (A) within three (3) Business Days after any such Borrowing Base Deficiency shall exist, the Borrower shall deliver to the Administrative Agent one or more executed Capital Call Notices in an aggregate amount sufficient to remedy such Borrowing Base Deficiency, then such prepayment or reduction shall be effected within ten (10) days of the earliest date of such Capital Call Notices (or such later date permitted by the applicable Subscription Documents, but in no event later than fifteen (15) Business Days after the earliest date of such Capital Call Notices), or (B) if the remaining Unfunded Capital Commitments are insufficient to remedy such Borrowing Base Deficiency and the Borrower within five (5) Business Days after any such Borrowing Base Deficiency shall present to the Administrative Agent a reasonably feasible plan, which plan is reasonably satisfactory to the Administrative Agent that will enable any such Borrowing Base Deficiency to be cured within 30 Business Days of the occurrence of such Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall be effected in accordance with such plan (and, for the avoidance of doubt, such prepayments shall be applied as set forth above in this Section 2.08(c)). Notwithstanding the foregoing, the Borrower shall pay interest in accordance with Section 2.10(e) for so long as the Covered Debt Amount exceeds the Borrowing Base during such applicable period. For clarity, in the event that the Borrowing Base Deficiency is not cured prior to the end of any applicable period, it shall constitute an Event of Default under Section 7.01(a).

(d)            Mandatory Prepayments due to Certain Events. Subject to Section 2.08(f):

(i)            Asset Sales. In the event that any Loan Party shall receive any Net Asset Sale Proceeds at any time after the Availability Period, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans in an amount equal to 100% of such Net Asset Sale Proceeds (and the Commitments shall be permanently reduced by such amount); provided that, with respect to Asset Sales of assets that are not Eligible Portfolio Investments, the Borrowers shall not be required to prepay the Loans unless and until (and to the extent that) the aggregate Net Asset Sale Proceeds relating to all such Asset Sales are greater than $2,000,000.

(ii)            Insurance and Condemnation Awards. In the event (but only to the extent) that the aggregate amount of all Insurance and Condemnation Awards received by the Loan Parties at any time after the Availability Period exceeds $2,000,000, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such excess Insurance and Condemnation Awards, prepay the Loans in an amount equal to 100% of such excess Insurance and Condemnation Awards (and the Commitments shall be permanently reduced by such amount).

(iii)            Returns of Capital. In the event that any Loan Party shall receive any Net Return of Capital at any time after the Availability Period, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such Net Return of Capital, prepay the Loans in an amount equal to 100% of such Net Return of Capital (and the Commitments shall be permanently reduced by such amount).

(iv)            Equity Issuances. In the event that the Borrower shall receive any Cash or Cash Equivalents from the issuance of Equity Interests of the Borrower (other than, assuming no Default or Event of Default has occurred and is continuing, in connection with (A) completing Portfolio Investments (including satisfying the Borrower’s capital contributions or other obligations with respect to Portfolio Investments) committed to prior to the Revolver Termination Date, (B) funding follow-on or protective investments and (C) paying corporate obligations or expenses), at any time after the Availability Period, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such cash proceeds, prepay the Loans in an amount equal to 100% of such Cash or Cash Equivalents, net of underwriting discounts and commissions or other similar payments and other costs, fees, commissions, premiums and expenses directly associated therewith, including reasonable legal fees and expenses (and the Commitments shall be permanently reduced by such amount).

(e)            Mandatory Prepayment of SOFR Loans or Eurocurrency Loans. If the Loans to be prepaid pursuant to Section 2.08(d)(ii) or (iii) are SOFR Loans or Eurocurrency Loans, the Borrower may defer such prepayment (and permanent Commitment reduction) until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to an amount required to be prepaid, no later than the third (3rd) Business Day following the receipt of such amount, into a segregated collateral account in the name and under the dominion and control (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent pending application of such amount to the prepayment of the Loans (and permanent reduction of the Commitments) on the last day of such Interest Period.

(f)            Notices, Etc. The Borrower shall notify the Administrative Agent in writing or by telephone (followed promptly by written confirmation) of any repayment or prepayment hereunder (i) in the case of a repayment or prepayment of a SOFR Borrowing under Section 2.08(a), not later than 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of repayment or prepayment, as applicable (or, in the case of repayment, such shorter period approved by the Administrative Agent in its discretion), (ii) in the case of a prepayment of a Eurocurrency Borrowing under Section 2.08(a), not later than 3:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (iii) in the case of a prepayment of a RFR Borrowing under Section 2.08(a), not later than 3:00 p.m., Local Time, five (5) Business Days before the date of prepayment, or (iv) in the case of repayment or prepayment of an ABR Borrowing under Section 2.08(a), or any prepayment under Section 2.08(b), (c) or (d), not later than 3:00 p.m., New York City time, one (1) Business Day before the date of repayment or prepayment, as applicable (or, in the case of repayment, such shorter period approved by the Administrative Agent in its discretion). Each such notice shall be irrevocable and shall specify the repayment or prepayment date, the principal amount of each Borrowing or portion thereof to be repaid or prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that, (1) if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.06(c) and (2) any such notices given in connection with any of the events specified in Section 2.08(d) may be conditioned upon (x) the consummation of the Asset Sale or the issuance of Equity Interests, as applicable, or (y) the receipt of net cash proceeds from Insurance and Condemnation Awards or Net Return of Capital. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Subject to clauses (b), (c) and (e) of this Section, Section 2.07(b) and to the proviso to Section 2.15(c), each repayment or prepayment in Dollars shall be applied ratably between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding Loans denominated in Dollars and each repayment or prepayment in an Agreed Foreign Currency (including as a result of a Loan Party’s receipt of proceeds from a repayment or prepayment event in an Agreed Foreign Currency) shall be applied ratably among the Multicurrency Lenders. In the event the Borrower is required to make any concurrent repayments or prepayments under both paragraph (c) and also another paragraph of this Section 2.08, any such repayments or prepayments shall be applied toward a repayment or prepayment pursuant to paragraph (c) before any repayment or prepayment pursuant to any other paragraph of this Section 2.08. Repayments or prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

(g)            Payments Following Availability Period or During an Event of Default. Notwithstanding any provision to the contrary in Section 2.07 or this Section 2.08 (but subject to the fourth sentence of Section 2.08(f)), following the end of the Availability Period or if an Event of Default shall have occurred and be continuing:

(i)            No optional prepayment of the Loans made of any Class shall be permitted unless at such time, the Borrower also prepays its Loans of the other Class or, in the case of a prepayment of Dollar Loans and to the extent no Multicurrency Loans are outstanding, provides Cash Collateral as contemplated by Section 2.18(k) for the outstanding Letters of Credit, which prepayment (and Cash Collateral) shall be made on a pro-rata basis (based on the outstanding principal amounts of such Indebtedness) between each outstanding Class of Credit Exposure; provided that, for the avoidance of doubt, during the Availability Period, no partial prepayment of the Loans shall be prohibited pursuant to this Section 2.08(g).

(ii)            Any prepayment of Loans in Dollars required to be made in connection with any of the events specified in Section 2.08(d) shall be applied ratably between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding principal amounts of Loans denominated in Dollars; provided that, so long as no Event of Default has occurred and is continuing, each prepayment in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency (it being the understanding that any receipt of proceeds in an Agreed Foreign Currency shall first be used to make a payment on account of the Loans denominated in such Agreed Foreign Currency)) shall be applied ratably among just the Multicurrency Lenders to prepay the Loans denominated in such Agreed Foreign Currency and, if after such payment, if applicable, or otherwise, the balance of the Loans denominated in such Agreed Foreign Currency remaining is zero (0), then, if there are any remaining proceeds, the Borrower shall prepay (in Dollars) the remaining Loans on a pro rata basis (based on the aggregate outstanding Dollar Equivalent principal amount of such Loans) between each outstanding Class of Loans.

(iii)            Notwithstanding any other provision to the contrary in this Agreement, if an Event of Default has occurred and is continuing, then any payment or repayment of the Loans shall be made in Dollars and applied ratably (based on the aggregate outstanding Dollar Equivalent principal amounts of such Loans) between Dollar Loans, Multicurrency Loans and Letters of Credit.

(h)            RIC Tax Distributions. Notwithstanding anything herein to the contrary, Net Asset Sale Proceeds and net Returns of Capital required to be applied to the prepayment of the Loans pursuant to Section 2.08(d) shall exclude the amounts estimated in good faith by the Borrower to be necessary for the Borrower to make distributions on account of such Net Asset Sale Proceeds and net Returns of Capital sufficient in amount to achieve the objectives set forth in (i), (ii) and (iii) of Section 6.05(b)(1) hereof solely to the extent that the Tax Amount in or with respect to any taxable year (or any calendar year, as relevant) is increased as a result of the receipt of such Net Asset Sale Proceeds or Net Return of Capital, as the case may be.

Section 2.09.      Fees.

(a)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue (i) during the first six (6) months following the Effective Date, at a rate equal to 0.375% per annum on the daily unused amount of the Commitment of such Lender as of the close of business on such day; and (ii) at all other times until the Revolver Termination Date, at a rate equal to (x) 0.75% per annum on the daily unused amount of the Commitment of such Lender as of the close of business on such day if the daily used amount as of the close of business on such day is less than or equal to 35% of such Lender’s Commitment and (y) 0.50% per annum on the daily unused amount of the Commitment of such Lender as of the close of business on such day if the daily used amount as of the close of business on such day is greater than 35%. Accrued commitment fees shall be payable in arrears (x) within one (1) Business Day after each Quarterly Date and (y) on the earlier of the date the applicable Lender’s Commitments terminate and the Revolver Termination Date, commencing on the first such date to occur after the Effective Date; provided that, with respect to any commitment fee due pursuant to clause (x), the Administrative Agent shall use reasonable efforts to provide the Borrower with an invoice setting forth the amount of such commitment fee on or prior to such Quarterly Date (which invoice shall be subject to change or adjustment by the Administrative Agent at any time); provided further that, the Administrative Agent’s failure to provide such invoice shall not in any way affect the Borrower’s obligations under this Section 2.09(a) to pay such commitment fee when payable and the Administrative Agent shall not be liable for the failure to provide such invoice. The amount of commitment fees set forth in any invoice delivered by the Administrative Agent (as such invoice is changed or adjusted by the Administrative Agent) as of any Quarterly Date shall be conclusive absent manifest error. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitments of any Class of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Class and LC Exposure of such Class of all Lenders.

(b)            Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Multicurrency Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Multicurrency Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of one-half of one percent (0.50%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on the earlier of the Revolver Termination Date and the date on which all Multicurrency Commitments are otherwise terminated in accordance with the terms hereof (such earlier date, the “termination date”) and the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Multicurrency Lenders agree not later than the date two (2) Business Days after the date on which the last such Letter of Credit shall expire or be terminated to rebate the Borrower the excess, if any, of the aggregate participation and fronting fees that ultimately accrue through the date of such expiration or termination). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error. Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent requirements of invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten (10) Business Days of the date that the Borrower receives from the Administrative Agent an invoice for such reimbursement obligations. On the Effective Date, the Borrower shall pay all costs and expenses outstanding on such date and required to be paid pursuant to Section 9.03(a)(i).

Section 2.10.      Interest.

(a)            ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)            SOFR Loans. The Loans constituting each SOFR Borrowing shall bear interest at a rate per annum equal to Adjusted Term SOFR for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)            Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(d)            RFR Loans. The Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to Adjusted Daily Simple RFR plus the Applicable Margin.

(e)            Default Interest. Notwithstanding the foregoing, (w) if any Event of Default described in Section 7.01(a), (b), (d) (only with respect to Section 5.23 and 6.07), (h), (i) or (j) has occurred and is continuing, (x) on demand of the Administrative Agent or the Required Lenders if any other Event of Default described in any other clause of Section 7.01 has occurred and is continuing, or (y) if the Covered Debt Amount exceeds the Borrowing Base during any applicable cure period referred to in Section 2.08(c), the interest applicable to the Loans shall accrue, and any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above, or (ii) in the case of any fee or other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f)            Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon termination in full of the Commitments; provided that, the Administrative Agent shall use reasonable efforts to provide the Borrower, on or prior to the applicable Interest Payment Date, with an invoice setting forth the amount of interest owed on such Interest Payment Date (which invoice shall be subject to change or adjustment by the Administrative Agent at any time); provided further that, the Administrative Agent’s failure to provide such invoice shall not in any way affect the Borrower’s obligations under this Section 2.10(f) to pay the full amount of such interest payment on the Interest Payment Date and the Administrative Agent shall not be liable for the failure to provide such invoice; provided further that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing or Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion. The amount of interest owed as set forth in any invoice delivered by the Administrative Agent (as such invoice is changed or adjusted by the Administrative Agent) shall be conclusive absent manifest error.

(g)            Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) RFR Borrowings shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), (b) interest on Eurocurrency Borrowings in Canadian Dollars and ABR Borrowings when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (c) the basis on which interest hereunder shall be computed on Eurocurrency Borrowings in an Agreed Foreign Currency (other than Euros or Canadian Dollars) shall be agreed by each Multicurrency Lender and the Borrower at the time such Agreed Foreign Currency is consented to in accordance with the definition thereof, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate, the Adjusted Eurocurrency Rate, Adjusted Daily Simple RFR or Adjusted Term SOFR, as applicable, shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(h)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.11.      Certain Borrowing Provisions; Benchmark Replacement.

(a)            Alternate Rate of Interest. If (x) prior to the commencement of the Interest Period for any Eurocurrency Borrowing or SOFR Borrowing or (y) at any time for any RFR Borrowing (the Currency of such Borrowing herein, the “Affected Currency”)

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Benchmark for the Affected Currency for such Interest Period (if applicable) (including because the relevant Screen Rate is not available or published on a current basis); or

(ii)            the Administrative Agent is advised by the Required Lenders of such Class that the Benchmark for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Eurocurrency Loans, SOFR Loans or RFR Loans, as applicable, included in such Borrowing for such Interest Period (if applicable);

and, in each case, the provisions of Section 2.11(c) are not applicable, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any obligation of such Lender (x) to make RFR Borrowings, (y) to make or continue Eurocurrency Borrowings or SOFR Borrowings or (z) to convert ABR Borrowings to SOFR Borrowings shall be suspended, (ii) any Interest Election Request that requests the conversion of any Eurocurrency Borrowing or SOFR Borrowing to, or the continuation of any Eurocurrency Borrowing or SOFR Borrowing as, a Eurocurrency Borrowing or SOFR Borrowing denominated in the Affected Currency shall be ineffective and, in each case, unless prepaid, (x) if the Affected Currency is Dollars, such Borrowing shall be continued as, or converted to, an ABR Borrowing and (y) if the Affected Currency is a Foreign Currency (other than Canadian Dollars), such Borrowing shall be converted to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing and if the Affected Currency is Canadian Dollars, such Borrowing shall be continued as, or converted to, a Borrowing based on the Canadian Prime Rate, (iii) if the Affected Currency is Dollars, any Borrowing Request that requests a SOFR Borrowing shall be deemed to have requested an ABR Borrowing, (iv) if the Affected Currency is a Foreign Currency (other than Canadian Dollars), any Borrowing Request that requests a Eurocurrency Borrowing or RFR Borrowing denominated in the Affected Currency shall be ineffective and (v) if the Affected Currency is Canadian Dollars, any Borrowing Request that requests a Eurocurrency Borrowing denominated in Canadian Dollars shall be made as a Borrowing at the Canadian Prime Rate.

If any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a), such Term SOFR Loan shall, on the last day of the Interest Period applicable to such SOFR Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day.

If any Eurocurrency Loan in any Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to the Benchmark applicable to such Eurocurrency Loan, such Eurocurrency Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (A) be prepaid on such day or (B)(x) with respect to Eurocurrency Loans denominated in Currencies other than Canadian Dollars, be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of this subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist and with the Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute a Eurocurrency Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such notice being given to the Borrower by the Administrative Agent and (y) with respect to Eurocurrency Loans denominated in Canadian Dollars, be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Eurocurrency Loan where the Eurocurrency Rate is equal to the Canadian Prime Rate on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into a Eurocurrency Loan for which the Relevant Rate shall be equal to the Canadian Prime Rate), and, in the case of this subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist and with the Borrower’s consent (which may be given in its sole discretion), such a Eurocurrency Loan for which the Relevant Rate shall be equal to the Canadian Prime Rate shall then be converted by the Administrative Agent to, and shall constitute a Eurocurrency Loan equal to the CDOR Rate on the day of such notice being given to the Borrower by the Administrative Agent.

If any RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to the Daily Simple RFR applicable to such RFR Loan, then such Loan shall, at the Borrower’s election prior to such day: (A) be prepaid on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such RFR Loan into an ABR Loan denominated in Dollars), and, in the case of this subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist and with the Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, an RFR Loan (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such notice being given to the Borrower by the Administrative Agent.

If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the applicable definition thereof, the Alternate Base Rate shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, as applicable, together with any additional amounts required pursuant to Section 2.13.

(b)            Illegality. Without duplication of any other rights that any Lender has hereunder, if any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender to make, maintain or fund Loans whose interest is determined by reference to any Benchmark, or to determine or charge interest rates based upon any Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Currency in the applicable market, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, (i) any obligation of such Lender to (x) make RFR Loans in the affected currency or currencies, (y) make or continue SOFR Borrowings or Eurocurrency Borrowings in the affected currency or currencies, or (z) in the case of SOFR Borrowings, to convert ABR Borrowings to SOFR Borrowings shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or continuing ABR Borrowings the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Lender revokes such notice and advises the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x)(A) all SOFR Borrowings denominated in Dollars of such Lender shall automatically convert to ABR Borrowings and (B) all RFR Borrowings and Eurocurrency Borrowings denominated in the affected Agreed Foreign Currency of such Lender shall automatically convert to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing (the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate), (1) with respect to SOFR Borrowings or Eurocurrency Borrowings, either (I) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowing or Eurocurrency Borrowings to such day or (2) with respect to RFR Borrowings, on the immediately succeeding Business Day, or (II) immediately, if such Lender may not lawfully continue to maintain such SOFR Borrowings or Eurocurrency Borrowings (it being understood that, in each case, Borrower shall not be required to pay any yield maintenance, breakage or similar fees) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

(c)            Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)            Replacing Term SOFR Loans. With respect to SOFR Loans, upon the earlier of (x) the occurrence of a Benchmark Transition Event and (y) the Early Opt-in Effective Date, the Benchmark Replacement described under clause (1) thereof will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)            Replacing Other Loans and Future Benchmarks. For Eurocurrency Loans, RFR Loans or Loans utilizing any future Benchmark (including Daily Simple SOFR), on the earlier of (x) the occurrence of a Benchmark Transition Event and (y) the date written notice of an Early Opt-in Election is provided to the Lenders by the Administrative Agent, the Benchmark Replacement described under clause (2) thereof will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii)            At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, (x) the Borrower will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of or conversion to ABR Loans, (y) any request by the Borrower for a Eurocurrency Borrowing in an Agreed Foreign Currency (other than Canadian Dollars) shall be ineffective or (z) any request by the Borrower for a Eurocurrency Borrowing denominated in Canadian Dollars shall be converted to a Eurocurrency Borrowing at the Canadian Prime Rate. During the period referenced in the foregoing sentence, (a) the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of Alternate Base Rate and (b) if any Loan in any Currency is outstanding, (x) if such Loan is a SOFR Loan, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such date, (y) if such Loan is an RFR Loan or a Eurocurrency Loan denominated in any Agreed Foreign Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (2)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars) and, in the case of this subclause (2), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Foreign Currency pursuant to this Section 2.12(d) and with the Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, an RFR Loan or a Eurocurrency Loan, as applicable, denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Foreign Currency or (z) if such Loan is a Eurocurrency Loan denominated in Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to a Eurocurrency Loan where the Eurocurrency Rate shall be equal to the Canadian Prime Rate.

(iv)            Benchmark Replacement Conforming Changes. In connection with the use, implementation, adoption or administration of a Benchmark Replacement (or, with respect to Term SOFR or Daily Simple RFR, at any time), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(v)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (w) any occurrence of a Benchmark Transition Event, or an Early Opt-in Election, as applicable, (x) the implementation of any Benchmark Replacement, (y) the effectiveness of any Benchmark Replacement Conforming Changes and (z) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (vi) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11(d).

(vi)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR) then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (y) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings if such Benchmark (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for Benchmark (including a Benchmark Replacement) settings.

(vii)            Tax Matters. The Administrative Agent, the Lenders and the Borrower agree to cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final United States Treasury Regulations or other IRS guidance such that the use of an alternative rate of interest pursuant to this Section 2.11(c) shall not result in a deemed exchange of any Loan or Obligation under Section 1001 of the Code.

Section 2.12.      Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii)            subject any Lender or Issuing Bank to any Taxes (other than Covered Taxes and Taxes described in clauses (a)(ii), (c), (d) and (e) of the definition of “Excluded Taxes”) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans, RFR Loans or Eurocurrency Loans made by such Lender or Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, continuing, converting into or maintaining any SOFR Loan, RFR Loan or Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered; provided that no Lender will claim from the Borrower the payment of any of the amounts referred to in this paragraph (a) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(b)            Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any (or would have the effect of reducing the liquidity of such Lender or such Lender’s or Issuing Bank’s holding company, if any), as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity position), by an amount deemed to be material by such Lender or Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            Certificates from Lenders. A certificate of a Lender or Issuing Bank, setting forth (in reasonable detail the basis for and calculation of) the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable law). The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Obligor shall be required to compensate a Lender or the Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank notifies the Borrower in writing of any such Change in Law giving rise to such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13.      Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan or Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of an Event of Default), (b) the conversion of any SOFR Loan or Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any SOFR Loan or Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(f) and is revoked in accordance herewith), (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any SOFR Loan or Eurocurrency Loan other than on the last day of an Interest Period therefor or (e) the conversion of Loans not denominated in Dollars into, or the redenomination in, Dollars other than on the last day of an Interest Period therefor (including, without limitation, pursuant to the last sentence of Section 2.15(a), a CAM Exchange or otherwise), then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan or Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:

(i)            the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan referred to in clauses (a), (b), (c), (d) or (e) of this Section 2.13 denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to Adjusted Term SOFR or the Adjusted Eurocurrency Rate for such Currency for such Interest Period, over

(ii)            the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits denominated in such Currency from other banks in the applicable interbank market (or, in the case of any Agreed Foreign Currency, in the relevant market for such Agreed Foreign Currency) at the commencement of such period.

Payments under this Section shall be made upon written request of a Lender to the Borrower delivered not later than five (5) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section (provided that such Lender shall not be required to disclose any confidential or pricing information or any other information prohibited to be disclosed by applicable law), which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.14.      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, unless otherwise required by applicable law; provided that if an applicable Withholding Agent shall be required to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of such Withholding Agent), then (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is a Covered Tax, the sum payable by the Loan Parties shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by the Loan Parties. The Loan Parties shall indemnify, on a joint and several basis, the Administrative Agent, each Lender and the Issuing Bank for and, within ten (10) Business Days after written demand therefor, pay the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail a calculation and explanation of the amount of such payment or liability delivered to the Borrower by a Lender, by the Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, agree to indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after written demand therefor, (i) against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) (collectively, “Tax Damages”) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) and (ii) Tax Damages attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register. A certificate setting forth in reasonable detail a calculation and explanation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) or (B) or Section 2.14(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but, in any event, only if such Foreign Lender is legally entitled to do so) whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, duly completed executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax (x) with respect to payments of interest under any Loan Document, pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, pursuant to the “business profits” or “other income” article of such tax treaty,

(2)	duly completed executed copies of IRS Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), certifying that the Foreign Lender is not a U.S. Person, or

(4)	to the extent a Foreign Lender is not the beneficial owner, duly completed executed copies of IRS Form W-8IMY accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a certificate substantially similar to the certificate described in Section 2.14(f)(ii)(B)(3)(x) above, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable.

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)            If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, as may be necessary for the Administrative Agent and the Loan Parties to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered under this Agreement expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.14, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent, any Lender or the Issuing Bank, agrees to repay the amount paid over to the applicable Loan Party pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or the Issuing Bank in the event the Administrative Agent, any Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent, any Lender of the Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (h) the payment of which would place the Administrative Agent, such Lender or the Issuing Bank in a less favorable net position after-Taxes than the Administrative Agent, such Lender or the Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)            Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(j)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15.      Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a)            Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or under Sections 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document prior to 3:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim, except as provided in Section 2.14. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank as expressly provided herein and pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including commitment fees, payments required under Sections 2.12, 2.13 and 2.14 relating to any Loan denominated in Dollars, but not including principal of and interest on any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.14 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable and shall be paid in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable and shall be paid in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan or LC Disbursements when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or LC Disbursement shall, if such Loan or LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars when due and such failure shall continue unremedied for a period of five (5) or more Business Days, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)            Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, each payment of a commitment fee under Section 2.09 shall be made for the account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.06, Section 2.08 or otherwise shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans shall be made in accordance with the provisions of Sections 2.07 and 2.08; and (iv) each payment of interest on Loans by the Borrower shall be made in accordance with the provisions of Sections 2.07, 2.08 and 2.10; provided, however, that, notwithstanding anything to the contrary contained herein, in the event that the Borrower wishes to make a Multicurrency Borrowing in an Agreed Foreign Currency and the Multicurrency Commitments are fully utilized, the Borrower may make a Borrowing under the Dollar Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing to prepay the Multicurrency Loans (without making a ratable prepayment to the Dollar Loans) solely to the extent that the Borrower substantially concurrently therewith utilize any Multicurrency Commitments made available as a result of such prepayment to make a Multicurrency Borrowing in an Agreed Foreign Currency.

(d)            Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements of such Class, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class (subject, for the avoidance of doubt, to Section 2.08(g)(iii) if an Event of Default has occurred and is continuing); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiaries or Affiliates thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(f)            Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16.      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            commitment fees pursuant to Section 2.09(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender to the extent, and during the period, such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such commitment fee that otherwise would have accrued and been required to have been paid to such Defaulting Lender to the extent and during the period in which such Lender is a Defaulting Lender); and

(b)            the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, two-thirds of the Lenders, two-thirds of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02, except for any amendment or waiver described in Section 9.02(b)(i), (ii), (iii) or (iv)); provided that any waiver, amendment or modification requiring the consent of all Lenders, two-thirds of the Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders (as applicable) shall require the consent of such Defaulting Lender.

(c)            If any LC Exposure exists at the time a Multicurrency Lender becomes a Defaulting Lender, then:

(i)            all of any part of such LC Exposure shall be reallocated among the non-Defaulting Multicurrency Lenders in accordance with their respective Applicable Multicurrency Percentages but only to the extent (x) the sum of all non-Defaulting Lender’s Revolving Multicurrency Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Commitments, (y) no non-Defaulting Lender’s Multicurrency Credit Exposure will exceed such Lender’s Multicurrency Commitment and (z) the conditions set forth in Section 4.02 are satisfied at such time (and unless the Borrower has notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(k) for so long as such LC Exposure is outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Multicurrency Lenders’ Applicable Multicurrency Percentages in effect after giving effect to such reallocation;

(v)            if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi)            subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d)            So Long as any Multicurrency Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Multicurrency Commitments of the non-Defaulting Multicurrency Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender that is a Dollar Lender has adequately remedied all matters that cause such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall purchase at par such of the Loans made to the Borrower of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to held Loans in accordance with their applicable Dollar Percentage in effect immediately after giving effect to such agreement; in the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees in writing that a Defaulting Lender that is a Multicurrency Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement the Lender shall no longer be deemed a Defaulting Lender, the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.16(c)(ii) above, the LC Exposure of the Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Commitment and, such Lender shall purchase at par the portion of the Loans of the other Multicurrency Lenders and take such other actions as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage in effect immediately after giving effect to such agreement, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by Administrative Agent from a Defaulting Lender, will be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) notwithstanding anything to the contrary contained herein, such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Revolving Credit Exposures hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16 are hereby deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.17.      Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending or Issuing Office. If any Lender or Issuing Bank exercises its rights under Section 2.11(b), requests compensation under Section 2.12, or if the Loan Parties are required to pay any Covered Taxes or additional amount to any Lender, any Issuing Bank, or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.14, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, or eliminate the circumstance giving rise to such Lender or Issuing Bank exercising its rights under Section 2.11(b) and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders or Issuing Banks. If any Lender or Issuing Bank exercises its rights under Section 2.11(b) or requests compensation under Section 2.12, or if the Loan Parties are required to pay any Covered Taxes or additional amount to any Lender, any Issuing Bank, or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.14 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender or Issuing Bank becomes a Defaulting Lender, or if any Lender or Issuing Bank becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender or Issuing Bank shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) including, in the case of any Issuing Bank, that all Letters of Credit shall have (w) expired, (x) terminated, (y) been Cash Collateralized or (z) otherwise been backstopped in a manner acceptable to the Issuing Bank and the Administrative Agent in their sole discretion and, in each case, all LC Disbursements then outstanding have been reimbursed, (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(e) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent or the Issuing Bank for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(d)            Notwithstanding anything in this Section 2.17 to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced as an Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

Section 2.18.      Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided in Section 2.01, the Borrower may request the Issuing Bank to issue, at any time and from time to time during the Availability Period and under the Multicurrency Commitments, Letters of Credit denominated in Dollars for its own account or for the account of its designee (provided the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) for the purposes set forth in Section 5.09 in such form as is acceptable to the Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Commitments up to the aggregate amount then available to be drawn thereunder.

(b)            Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Commitments, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify all Multicurrency Lenders following the issuance of any Letter of Credit. If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)            Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon the issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension (for purposes of this clause (c), the aggregate LC Exposure (including as a component of the aggregate Revolving Multicurrency Credit Exposure) shall be determined without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section), (i) the aggregate LC Exposure of the Issuing Bank shall not exceed $25,000,000, (ii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Commitment, (iii) the Issuing Bank’s Revolving Multicurrency Credit Exposure shall not exceed its Commitment and (iv) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide (pursuant to customary “evergreen” provisions) for the renewal thereof for additional one-year periods; provided, further, that (x) in no event shall any Letter of Credit have an expiration date that is later than the Revolver Termination Date unless the Borrower (1) Cash Collateralizes such Letter of Credit on or prior to the date that is two (2) Business Days prior to the Revolver Termination Date (by reference to the undrawn face amount of such Letter of Credit) that will remain outstanding as of the close of business on the Revolver Termination Date and (2) pays in full, on or prior to the Revolver Termination Date, all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit and (y) no Letter of Credit shall have an expiration date after the Maturity Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, provided that no Multicurrency Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.18(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Required Multicurrency Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Multicurrency Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Multicurrency Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Multicurrency Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Term SOFR Borrowing or a Eurocurrency Borrowing having an Interest Period of one month’s duration of either Class in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Term SOFR Borrowing or Eurocurrency Borrowing having an Interest Period of one month’s duration.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage thereof.

(g)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Bank, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i)            the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)            the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)            this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)            Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Term SOFR Loans having an Interest Period of one month’s duration (or, if such LC Disbursement is denominated in an Agreed Foreign Currency (other than Pounds Sterling), the rate per annum then applicable to a Eurocurrency Loan having an Interest Period of one month’s duration for the applicable Currency or, if such LC Disbursement is denominated in Pounds Sterling, the rate per annum then applicable to RFR Loans); provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.10(e) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(j)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. In addition to the foregoing, if a Lender becomes, and during the period in which it remains, a Defaulting Lender, and any Default has arisen from a failure of the Borrower to comply with Section 2.16(c), then the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York City time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). On or after the effective date of any such resignation, the Borrower and the Administrative Agent may, by written agreement, appoint a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement under any of the foregoing circumstances shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)            Cash Collateralization. If the Borrower shall be required or shall elect, as the case may be, to provide cover for LC Exposure pursuant to Section 2.08(b), Section 2.16(c)(ii), Section 2.18(d) or the last paragraph of Section 7.01, the Borrower shall immediately Cash Collateralize such LC Exposure. Such Cash Collateral shall be held by the Administrative Agent in the first instance as collateral for LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Issuing Bank and the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

Article III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01.      Organization; Powers. Each Company is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization, formation or incorporation, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of any Company. There is no existing material default under any Constituent Document, Subscription Document or any event which, with the giving of notice or passage of time or both, would constitute a material default by any party thereunder.

Section 3.02.      Authorization; Enforceability. The Transactions are within each Loan Party’s limited liability company, partnership or other powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or other action, as applicable, and the Board of Directors of each Loan Party has duly approved the transactions contemplated in this Agreement. This Agreement has been duly executed and delivered by the Borrower and the other Loan Documents to which any Loan Party is a party have been or will be duly executed and delivered by such Loan Party, as applicable. This Agreement constitutes, and each of the other Loan Documents to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate (i) any applicable law or regulation in any material respect or (ii) the Constituent Documents, Subscription Documents or any order of any Governmental Authority (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of any Company.

Section 3.04.      Financial Condition; No Material Adverse Effect.

(a)            Financial Statements.

(i)            On the Effective Date, immediately after giving effect to the Transactions on the Effective Date, no Company has any material contingent liabilities (other than the Redwood Notes), material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments.

(ii)            The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 5.01(a) and 5.01(b) present fairly, in all material respects, the consolidated financial position, assets and liabilities, results of operations, changes in net assets, cash flows and investments of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. As of the end of the period covered by the most recent financial statement referred to in this paragraph (ii), no Company has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b)            No Material Adverse Effect. Since the Effective Date or the date of the most recent annual financial statements delivered pursuant to Section 5.01(a), there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05.      Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting any Company (a) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

Section 3.06.      Compliance with Laws and Agreements. Each Company is in compliance with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person) and orders of any Governmental Authority applicable to it (including rules, regulations and orders issued by the SEC) or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Company is subject to any contract or other arrangement, the performance of which by such Company could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.07.      Taxes. Each Company has timely filed or has caused to be timely filed all U.S. federal, state and local income Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and has paid all material Taxes for which it is directly or indirectly liable and any material assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except such Taxes, fees or other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Company. The charges, accruals and reserves on the books of any Company in respect of Taxes and other governmental charges are adequate in accordance with GAAP. No Company has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions, and no Tax lien (other than Liens permitted pursuant to clause (1)(a) or (2)(a) of the definition of Permitted Liens) has been filed with respect to Company. There is no proposed Tax assessment against any Company, and to the knowledge of the Borrower, there is no basis for any such assessment for any material amount of Taxes.

Section 3.08.      ERISA.

(a)            Each Plan and each Borrower Benefit Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except as could not reasonably be expected to result in a Material Adverse Effect. No Loan Party or ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan that could reasonably be expected to result in liability of the Loan Party in an aggregate amount exceeding $2,500,000. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Event that has occurred or is reasonably expected to occur, could reasonably be expected to result in liability of the Loan Party in an aggregate amount exceeding $2,500,000.

(b)            (x) With respect to Plans maintained by the Companies, there exists no Unfunded Pension Liability in the aggregate (taking into account only such Plans with positive Unfunded Pension Liability) in excess of $2,500,000, and (y) with respect to Plans maintained by the Companies or their ERISA Affiliates, there exists no Unfunded Pension Liability in an aggregate amount (taking into account only such Plans with positive Unfunded Pension Liability) that could reasonably be expected to result in a Material Adverse Effect (and in no event do the Companies have actual knowledge of such Unfunded Pension Liability in excess of $2,500,000).

(c)            Schedule 3.08 discloses all Unfunded Pension Liabilities with respect to Plans maintained by the Companies or any of their ERISA Affiliates as of the Effective Date.

(d)            (x) If each Company were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate Withdrawal Liability that could be incurred would not be in excess of $2,500,000, and (y) if each Company and each of its ERISA Affiliates were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate Withdrawal Liability that would be incurred could not reasonably be expected to have a Material Adverse Effect (and in no event do any Companies have actual knowledge of such aggregate potential Withdrawal Liability that, if incurred, could reasonably be expected to result in liability to any Company (including, without limitation, liability imposed thereon by virtue of ERISA or the Code) in excess of $2,500,000).

(e)            There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Company, threatened, that could reasonably be expected to have a Material Adverse Effect.

(f)            Each Company and each of its ERISA Affiliates has made all contributions to or under each Plan and Multiemployer Plan required by (i) law within the applicable time period prescribed thereby, (ii) the terms of such Plan or Multiemployer Plan, respectively, or (iii) any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except, in each of Sections 3.08(f)(i) through (f)(iii), where any failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g)            Each Company and each of its ERISA Affiliates has not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA. No Company and none of its ERISA Affiliates has any liability under Section 4069 or Section 4212(c) of ERISA.

(h)            Assuming that none of the Lenders are using Plan Assets in connection with the Loans and the Commitments and assuming that Administrative Agent’s actions (if any) with respect to any ERISA Investor are in compliance with Section 7.02 hereby, the Transactions will not give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any Taxes, penalty, damages or any other claim or relief under the Code or ERISA.

Section 3.09.      Disclosure.

(a)            All written information (which, for the avoidance of doubt, excludes all financial projections, pro forma financial information, other forward-looking information and information of a general economic or general industry nature) which has been made available to the Administrative Agent or any Lender by or on behalf of any Company or any of its representatives at the Borrower’s request, in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, when taken as a whole, is (after giving effect to all written updates provided by the Borrower to the Administrative Agent from time to time) complete, true and correct in all material respects and does not (after giving effect to all written updates provided by the Borrower to the Administrative Agent from time to time) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein at the time made and taken as a whole not misleading in light of the circumstances under which such statements were made; provided that, solely with respect to information furnished by a Company which was provided to the Company from a third party, such information need only be true and correct in all material respects to the knowledge of such Company;

(b)            All financial projections, pro forma financial information and other forward-looking information which have been delivered to the Administrative Agent or any Lender by or on behalf of any Company or any of its respective representatives at the Borrower’s request, in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, are based upon good faith estimates and assumptions believed in good faith by the Borrower to be reasonable at the time made, it being recognized that such projections, financial information and other forward-looking information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections, financial information and other forward-looking information (i) may materially differ from the projected results set forth therein and (ii) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that no assurance can be given that the projections will be realized; and

(c)            All information of a general economic nature (excluding the specific historical economic performance of any Company or its Affiliates) or relating generally to the industry in which any Company or its Affiliates operate made available to the Administrative Agent or any Lender by or on behalf of the Borrower are believed by the Borrower in good faith to be true and accurate in all material respects, but without independent investigation by the Borrower of the accuracy thereof.

Section 3.10.      Investment Company Act; Margin Regulations.

(a)            Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and, on and after the date in which it elects to qualify as a RIC, qualifies as a RIC.

(b)            Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including, without limitation, entering into this Agreement and the other Loan Documents to which each is a party, the borrowing of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents, do not result in a violation or breach of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, except where such breaches or violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)            Investment Policies. The Borrower is in compliance in all material respects with its Investment Policies.

(d)            Use of Credit. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of law, rule or regulation.

Section 3.11.      Material Agreements and Liens.

(a)            Material Agreements. Schedule 3.11(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Effective Date, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Schedule 3.11(a).

(b)            Liens. Schedule 3.11(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of the Borrower or any of its Subsidiaries, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Schedule 3.11(b).

Section 3.12.      Subsidiaries and Investments.

(a)            Subsidiaries. As of the Effective Date, the Borrower owns no Subsidiaries.

(b)            Investments. Set forth in Schedule 3.12(b) is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b) and (d) of Section 6.04) held by the Borrower or any of its Subsidiaries in any Person on the Effective Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment, (ii) the nature of such Investment, (iii) the amount of such Investment, (iv) the rate of interest charged for such Investment and (v) the value assigned to such Investment by the Board of Directors of the Borrower (or the Investment Advisor, as applicable). Except as disclosed in Schedule 3.12(b), as of the Effective Date, the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02), all such Investments.

Section 3.13.      Properties.

(a)            Title Generally. Each Company has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)            Intellectual Property. Each Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each Company does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14.      Solvency. On the Effective Date, and upon the incurrence of any extension of credit hereunder, on any date on which this representation and warranty is made, each Obligor will be Solvent on a consolidated basis with the other Obligors.

Section 3.15.      No Default. No Default or Event of Default has occurred and is continuing under this Agreement or under any Material Indebtedness.

Section 3.16.      Use of Proceeds. The proceeds of the Loans shall be used for the general corporate purposes of the Borrower and its Subsidiaries (other than Financing Subsidiaries except as expressly permitted under Section 6.03(e) or Section 6.03(i)) in the ordinary course of its business, including making distributions not prohibited by this Agreement, making payments on Indebtedness of the Loan Parties to the extent permitted under this Agreement and the acquisition and funding (either directly or through one or more wholly-owned Subsidiary Guarantors) of leveraged loans, mezzanine loans, high yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments, but excluding, for clarity, Margin Stock in violation of applicable law, rule or regulation.

Section 3.17.      Affiliate Agreements. As of the Effective Date, the Borrower has heretofore delivered to each of the Lenders true and complete copies of each Affiliate Agreement as in effect on the Effective Date (including any schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the Effective Date, immediately after giving effect to the Transactions on the Effective Date, (a) each Affiliate Agreement is in full force and effect and (b) other than the Affiliate Agreements, the Subscription Documents and the agreements set forth on Schedule 6.8, there is no contract, agreement or understanding, in writing, between any Company, on the one hand, and any Affiliate of any Company, on the other hand.

Section 3.18.      Security Documents. The Guarantee and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens (subject to no Liens other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens” solely with respect to any asset of any Loan Party other than the Subscription Collateral) on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and, as applicable, and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guarantee and Security Agreement), the Liens created by the Guarantee and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

Section 3.19.      Compliance with Sanctions. No Company, or any officer or director thereof, or, to the knowledge of the Borrower, any Affiliate of any Company or any officer or director thereof, (i) is subject to, or subject of, sanctions (collectively, “Sanctions”) administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), any other United States of America Governmental Authority, the U.S. Department of State, the European Union, HMT, the United Nations Security Council, or any other relevant sanctions authority, or (ii) is located, has a place of business or is organized or resident in a Sanctioned Country. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by any Company or, to the knowledge of the Borrower, any Affiliate of any Company or by any officer or director thereof (i) to finance or facilitate a transaction with a person that is subject to Sanctions or is located, has a place of business or is organized or resident in a Sanctioned Country or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, or otherwise). Each Loan Party and, to the knowledge of the Borrower, each Affiliate of each Loan Party, has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable Sanctions.

Section 3.20.      Anti-Money Laundering Program. Each Loan Party has implemented an anti-money laundering program to the extent required by the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism, as amended (the “USA PATRIOT Act”), and the rules and regulations thereunder and maintains in effect and enforces policies and procedures designed to ensure compliance by each Company and each of its and their respective directors, officers, employees and agents with applicable Sanctions.

Section 3.21.      Foreign Corrupt Practices Act. No Loan Party and, to the Borrower’s knowledge, no director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of any Loan Party or any of its or their Affiliates has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively with the FCPA, the “Anti-Corruption Laws”); and each Loan Party and, to the knowledge of the Borrower, each Affiliate of each Loan Party has conducted its businesses in compliance with the Anti-Corruption Laws and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by any Loan Party or, to the knowledge of the Borrower, any Affiliate of any Loan Party, or by any of its or their respective directors, officers, agents, employees, Affiliates or other persons associated with or acting on behalf of any Loan Party or any Affiliate of any Loan Party, to finance or facilitate a transaction in violation of the Anti-Corruption Laws.

Section 3.22.      Borrowing Base Certificate. The Borrowing Base Certificate most recently delivered to the Administrative Agent, as updated from time to time in accordance with the terms hereof, is true and correct in all material respects.

Section 3.23.      Capital Commitments and Contributions.

(a)            Schedule 3.23 (as supplemented pursuant to Section 4.03(d), Section 5.01(d), Section 6.15(c), Section 6.20 or as otherwise updated in a writing delivered to the Administrative Agent) sets forth, as of the date of delivery of such Schedule 3.23, (i) the names of all Investors and, at all times prior to the Commitment Period Expiration Date, (ii) the Capital Commitment of each Investor, (iii) the Unfunded Capital Commitment of each Investor, (iv) any Capital Commitments subject to return or redemption and (v) a list of each Defaulting Investor known to the Borrower as of such date. The Subscription Documents set forth each Investor’s entire agreement regarding its Capital Commitment. No Capital Call has been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. No Capital Commitment, Unfunded Capital Commitment or Equity Interest of the Borrower is subject to any Lien (other than Liens granted pursuant to the Security Documents). The Borrower has the sole right to make Capital Calls to the Investors. Other than as set forth on Schedule 3.23 (as supplemented pursuant to Section 4.03(d), Section 5.01(d), Section 6.15(c), Section 6.20 or as otherwise updated in a writing delivered to the Administrative Agent), no Capital Commitment, Unfunded Capital Commitment or Equity Interest of the Borrower is subject to return, redemption or cancellation.

(b)            The aggregate amount of the Unfunded Capital Commitments of all Investors as of the Effective Date is $232,800,000. The aggregate amount of the Unfunded Capital Commitments of all Eligible Investors as of the Effective Date is $220,800,000. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to the Administrative Agent within the time required pursuant to Section 5.02(j). To the knowledge of the Borrower, no Investor included in the Borrowing Base most recently delivered to the Administrative Agent is subject to an Exclusion Event. Prior to the date of any Capital Call, the Borrower has satisfied all conditions to its rights to make such Capital Call, including any and all conditions contained in the Subscription Documents.

Section 3.24.      Investors Documents. Each Investor as of the Effective Date has executed a Subscription Agreement, a copy of which has been (or prior to its execution will be) provided to the Administrative Agent. A copy of each Side Letter with respect to such Subscription Agreement has been provided to the Administrative Agent. Except as otherwise disclosed in writing to the Administrative Agent, for each Investor, its Subscription Documents set forth its entire agreement regarding its Capital Commitment.

Section 3.25.      [Reserved].

Section 3.26.      No Defenses. No Loan Party has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice could constitute a default by such Loan Party under any Subscription Document which would constitute a defense to the obligations of any Investor to make Capital Contributions to the Borrower in accordance with its Subscription Documents, including pursuant to a Capital Call Notice, and has no knowledge of any claims of offset or any other claims of any Investor against any Loan Party which would or could diminish or adversely affect the obligations of such Investor to make Capital Contributions and fund Capital Calls in accordance with the Subscription Documents, in each case under this Section 3.26, other than that has been disclosed in writing by such Loan Party to the Administrative Agent pursuant to and in compliance with the terms hereof.

Section 3.27.      No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in an Obligor except in accordance with the terms of the Subscription Documents, if applicable.

Section 3.28.      Investor Commitments. No Investor has (i) been excused or exempted from funding any Capital Contribution; (ii) requested or been asked to withdraw from the Borrower and such withdrawal could reasonably be expected to have a Material Adverse Effect;(iii) other than as disclosed in writing to the Administrative Agent, been precluded from or requested exclusion from any Investment or type of Investment; or (iv) informed an Obligor of its intent to transfer its interest in the Borrower and such transfer could reasonably be expected to have a Material Adverse Effect.

Section 3.29.      Investment Policies. Except as set forth in any Side Letter delivered to the Administrative Agent prior to, on or after the Effective Date, no Loan Party has received written notice of any investment policy or organizational document of any Investor that would, based on the applicable Subscription Documents with respect to such Investor, afford such Investor an excuse right pursuant to such Subscription Document with respect to a Capital Call.

Section 3.30.      Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.31.      Financing Subsidiaries.

(a)            Any Structured Subsidiary complies with each of the conditions set forth in clause (a) or (b) in the definition of “Structured Subsidiary,” as applicable.

(b)            Any SBIC Subsidiary complies with each of the conditions set forth in the definition of “SBIC Subsidiary.”

(c)            As of the Effective Date, the Borrower has no Financing Subsidiaries.

Section 3.32.      [Reserved].

Section 3.33.      [Reserved].

Section 3.34.      Beneficial Ownership Certification. As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.35.      Financing Subsidiaries.

(a)            There are no agreements or other documents relating to any Financing Subsidiary binding upon any Company (other than such Financing Subsidiary) other than as permitted under this Agreement.

(b)            No Company has Guaranteed the Indebtedness or other obligations in respect of any credit facility relating to the Financing Subsidiaries, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof.

(c)            As of the Effective Date, the Borrower has no Financing Subsidiaries.

Article IV

CONDITIONS

Section 4.01.      Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans hereunder and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a)            Documents. Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and, to the extent specified below, to each Lender) in form and substance:

(i)            Executed Counterparts. From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)            Guarantee and Security Agreement; Control Agreements. The Guarantee and Security Agreement, and (subject to Section 5.23) Control Agreements with respect to each Capital Call Account and each Control Account and the Administration Agreement Side Letter, each duly executed and delivered by each of the parties thereto, and all other documents or instruments required to be delivered by the Guarantee and Security Agreement and each Control Agreement in connection with the execution thereof.

(iii)            Opinion of Counsel to the Loan Parties. A favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of Dechert LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request (and the Loan Parties hereby instruct such counsel to deliver such opinion to the Lenders, the Administrative Agent and the Collateral Agent).

(iv)            Corporate Documents. A certificate of the secretary or assistant secretary of each Loan Party, dated the Effective Date, certifying that attached thereto are (1) true and complete copies of the Constituent Documents of each Loan Party certified as of a recent date by the appropriate governmental official, (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (3) true and complete resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date and, in the case of the Borrower, approving and authorizing the borrowings hereunder, and that such resolutions are in full force and effect without modification or amendment, (4) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date, and (5) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, and the authorization of the Transactions on the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(v)            Officer’s Certificate. A certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.01(e) and (h) and Sections 4.02 (a), (b), (c).

(vi)            Custody Agreement. The Custody Agreement of the Borrower, duly executed and delivered by each of the parties thereto, in form and substance reasonably satisfactory to the Collateral Agent in its sole discretion.

(vii)            Investor Documents. From each Investor, a copy of such Investor’s duly executed Subscription Documents.

(viii)            ERISA Deliverables. With respect to the Borrower, an Operating Company Opinion or Operating Company Certificate addressed to the Administrative Agent and the other Secured Parties from counsel to the Borrower, and in form and substance reasonably acceptable to the Administrative Agent; provided, however, if (A) the Borrower does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, and (B) either (i) “benefit plan investors” (as defined in the Plan Assets Regulation) hold less than 25% of the total value of each class of Equity Interests in the Borrower, (ii) the Borrower is an investment company registered under the Investment Company Act of 1940 or (iii) the Borrower satisfies the publicly-offered security exception as described in 29 CFR 2510.3-101(b)(2)-(4), then the Borrower may deliver a No Plan Asset Certificate to the Administrative Agent in lieu of providing an Operating Company Opinion.

(ix)            Fee Letter. Any fee letter, duly executed and delivered by each of the parties thereto.

(x)            Capital Call Notice. The Borrower shall have received Capital Commitments from Investors pursuant to Subscription Documents in an amount not less than $291,000,000 and shall have delivered an executed Capital Call Notice dated on or prior to the Effective Date and in an amount not less than $58,200,000.

(b)            Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Loan Parties, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no liens on any of the assets of the Borrower or any of its Subsidiaries except for Liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent. All UCC financing statements, (subject to Section 5.23) control agreements, stock certificates and other documents or instruments required to be filed or executed and delivered in order to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a first-priority perfected (subject to any Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens” solely with respect to any asset of any Loan Party other than the Subscription Collateral) security interest in the Collateral (to the extent that such a security interest may be perfected by filing, possession or control under the Uniform Commercial Code) shall have been properly filed (or provided to the Administrative Agent) or executed and delivered in each jurisdiction required.

(c)            [Reserved].

(d)            Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings (other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder, including any filing required on Form 8-K) required to be made or obtained by the Borrower and all other Loan Parties in connection with the Transactions and any other evidence reasonably requested by, and reasonably satisfactory to, the Administrative Agent as to compliance with all material legal and regulatory requirements applicable to the Loan Parties, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(e)            No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that relates to the Transactions or that could reasonably be expected to have a Material Adverse Effect.

(f)            Solvency Certificate. On the Effective Date, the Administrative Agent shall have received a solvency certificate executed by a Financial Officer of the Borrower dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, each Obligor will be Solvent on a consolidated basis with the other Obligors.

(g)            Due Diligence. All customary confirmatory due diligence on the Borrower and each of its Subsidiaries shall have been completed by the Administrative Agent and the Lenders and the results of such due diligence shall be satisfactory to the Administrative Agent, including the review and approval of the Constituent Documents and Subscription Documents of each of the Loan Parties by the Administrative Agent. No information shall have become available which the Administrative Agent believes has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)            Default. No Default or Event of Default shall have occurred and be continuing under this Agreement, nor any default or event of default that permits (or which upon notice, lapse of time or both, would permit) the acceleration of any Material Indebtedness, immediately before and after giving effect to the Transactions on the Effective Date, any incurrence of Indebtedness hereunder and the use of the proceeds hereof on a pro forma basis.

(i)            USA PATRIOT Act. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as requested by the Administrative Agent or any Lender.

(j)            Investment Policies. The Administrative Agent shall have received the Investment Policies as in effect on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(k)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Effective Date, showing a calculation of the Borrowing Base as of the date immediately prior to the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(l)            Custody Report. To the extent available, the Administrative Agent shall have received full, correct and complete copies of any custody reports reflecting all assets being held in any Custodian Account owned by the Borrower or any of its Subsidiaries or otherwise subject to a Custody Agreement.

(m)            Beneficial Ownership Regulation. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (m) shall be deemed to be satisfied).

(n)            Other Documents. The Administrative Agent shall have received such other documents, instruments, certificates, opinions and information as the Administrative Agent may reasonably request or require in form and substance reasonably satisfactory to the Administrative Agent.

(o)            Fees and Expenses. The Borrower shall have paid in full (or shall substantially concurrently with the Effective Date pay in full) to the Administrative Agent and the Lenders all fees and expenses (including reasonable legal fees to the extent invoiced) related to or payable under this Agreement and under any fee letters in connection with this Agreement and the other Loan Documents, in each case, owing on or prior to the Effective Date, including any up-front fee due to any Lender on or prior to the Effective Date; provided that any such fees and expenses, may, in lieu of being paid on the Effective Date, be paid on the earlier of (x) the date of the initial Borrowing hereunder (and the Borrower shall be permitted to pay such amounts with, or net such amounts from, the proceeds of the Loans of such initial Borrowing) and (y) April 15, 2022.

Section 4.02.      Conditions to Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, including in each case any Loans on the Effective Date except as expressly provided, is additionally subject to the satisfaction of the following conditions:

(a)            the representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)            at the time of and immediately after giving effect to such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing or would result from such Loan after giving effect thereto and to the use of proceeds thereof on a pro forma basis;

(c)            no Borrowing Base Deficiency shall exist at the time of and immediately after giving effect to such Loan (as well as any substantially concurrent closing of new Capital Commitments, Capital Calls, acquisitions of Portfolio Investments, distributions or payment of outstanding Loans or Indebtedness), and either (i) the aggregate Covered Debt Amount (after giving effect to such Loan) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such Loan) shall not exceed the Borrowing Base after giving effect to such Loan as well as any concurrent closing of new Capital Commitments, Capital Calls, acquisitions of Portfolio Investments, distributions or payment of outstanding Loans;

(d)            other than with respect to the Loans made on the Effective Date, after giving effect to such Loan (other than any Loan made on the Effective Date), the Borrower shall be in pro forma compliance with each of the covenants set forth in Sections 6.07(a), (b) and (c);

(e)            the proposed date of such Loan shall take place during the Availability Period; provided that, with respect to any Loan made in reliance in whole or in part on any portion of the Subscription Borrowing Base, such Loan shall take place on or prior to the Commitment Period Expiration Date;

(f)            prior to or substantially concurrently with the initial Borrowing hereunder, the Borrower shall have paid in full all amounts owed under the Redwood Notes and such Redwood Notes shall have been terminated; and

(g)            prior to or substantially concurrently with the initial Borrowing hereunder, the payment of all fees and expenses referred to in Section 4.01(n) not otherwise paid on the Effective Date or otherwise prior to the date of such initial Borrowing; provided that, prior to April 15, 2022, no Default or Event of Default shall occur for failing to pay any such fees and expenses prior to the date of the initial Borrowing hereunder.

Each Borrowing Request submitted by the Borrower and each request for an issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

Article V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 5.01.      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender (provided that, the Administrative Agent shall not be required to distribute any document or report to any Lender to the extent such distribution would cause the Administrative Agent to breach or violate any agreement that it has with another Person (including any non-reliance or non-disclosure letter with any Approved Third-Party Appraiser)):

(a)            within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2022), the audited consolidated statements of assets and liabilities and the related audited consolidated statements of operations, audited consolidated statements of changes in net assets, audited consolidated statements of cash flows and related audited consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent full fiscal year information is available and, with respect to any year in which a new independent public accountant of recognized national standing prepares such financials, to the extent such new independent public accountants can deliver such comparative financials with respect to any time preceding their preparing of audited financial statements for the Borrower) all reported on by Grant Thornton or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which report shall be unqualified as to going concern and scope of audit and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern); provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year;

(b)            within 50 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2022), the consolidated statements of assets and liabilities and the related consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and related consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period

(c)            concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (I) a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is occurring, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(c), (f) and (h), 6.03 (e) and (g), 6.04(i), 6.05(b) and 6.07 for the applicable period, (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) any Loan Party has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect of such change on the financial statements accompanying such certificate, (iv) attaching a list of Subsidiaries as of the date of delivery of such certificate or a confirmation that there is no change in such information since the date of the last such list and (v) providing a reconciliation of any difference between the assets and liabilities of the Borrower and its consolidated Subsidiaries presented in such financing statements and the assets and liabilities of the Borrower and its Subsidiaries for purposes of calculating the financial covenants in Section 6.07 and (II) solely in connection with the delivery of financial statements under clause (a) of this Section, to the extent required under Section 5.20, a No Plan Asset Certificate;

(d)            a Borrowing Base Certificate, which shall include: (A) a calculation of the External Quoted Value in accordance with methodologies described in Sections 5.12(b)(ii)(A)(w), (x), (y) and (z), and (B) an updated version of Schedule 3.23 setting forth (u) all Investors as of such date, (v) to the extent known to the Borrower at such time, any changes in the name of any Investor or in the identity of any Investor, by merger or otherwise, since the most recently delivered Borrowing Base Certificate, (w) the Capital Commitment of each Investor as of such date, (x) the Unfunded Capital Commitment of each Investor, (y) any Capital Commitments subject to return or redemption as of such date and (z) a list of each Defaulting Investor known to the Borrower as of such date, and which shall be delivered:

(i)            as soon as available and in any event not later than twenty (20) calendar days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower;

(ii)            at all times prior to the Commitment Period Expiration Date,

(1)            promptly (and in any event within five (5) Business Days after) following the issuance of any Capital Calls to the Investors together with copies of such Capital Call Notice for each Investor from whom a Capital Contribution is being sought;

(2)            promptly (and in any event within five (5) Business Days) following the Borrower’s knowledge of any Exclusion Event or a Capital Event relating to any Eligible Investor’s Capital Commitment; and

(3)            promptly (and in any event within five (5) Business Days) following any Transfer of any Eligible Investor’s Capital Commitment; and

(iii)            promptly but no later than two (2) Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency or knowledge that the Borrowing Base has declined by more than 15% from the Borrowing Base as of the most recently ended calendar month (other than in connection with the receipt of Net Asset Sale Proceeds or Net Return of Capital which are used to prepay the Loans), as of the date the Borrower has knowledge of such Borrowing Base Deficiency or decline, indicating the amount of the Borrowing Base Deficiency or decline as at such date;

(e)            concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a copy of any annual or quarterly, as applicable, Shareholder Report distributed during or in respect of the applicable fiscal year or quarter, as applicable;

(f)            promptly upon receipt thereof copies of all significant reports (including qualified opinions, non-routine reports and reports stating that material weaknesses exist in the Borrower’s internal controls or procedures or any other matter that could reasonably be expected to result in a Material Adverse Effect) submitted to the management or Board of Directors of the Borrower by its independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or Board of Directors of the Borrower;

(g)            [reserved];

(h)            to the extent not previously delivered, within 50 days after the end of each fiscal quarter of the Borrower, all final internal and external valuation reports relating to the Eligible Portfolio Investments (including all valuation reports delivered by an Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments in accordance with Section 5.12(b)(ii)(B), but excluding any valuation reports provided to the Administrative Agent by the Independent Valuation Provider), and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any Lender;

(i)            upon the request of the Administrative Agent or any Lender, any underwriting memoranda (or, if no underwriting memorandum has been prepared, all materials similar to underwriting memoranda) for each Eligible Portfolio Investment that is acquired, made or entered into after the Effective Date, and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any Lender; provided that the underwriting memoranda for a particular Eligible Portfolio Investment shall not be required to be delivered prior to the 30th day following the initial closing of such Eligible Portfolio Investment and such delivery may be made subject to customary acknowledgments with respect to material non-public information;

(j)            to the extent not otherwise provided by the Custodian, within thirty (30) days after the end of each month, full, correct and complete updated copies of custody reports (including (i) activity reports with respect to Cash and Cash Equivalents included in the calculation of the Portfolio Leverage Borrowing Base, (ii) an itemized list of each account and the amounts therein with respect to Cash and Cash Equivalents included in the calculation of the Portfolio Leverage Borrowing Base and (iii) an itemized list of each Portfolio Investment held in any Custodian Account owned by the Borrower or any of its Subsidiaries) reflecting all assets being held in any Custodian Account owned by the Borrower or any of its Subsidiaries or otherwise subject to a Custody Agreement;

(k)            within 50 days after the end of each of the first three fiscal quarters of the Borrower and 120 days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower certifying that attached thereto is a complete and correct description of all Portfolio Investments as of the date thereof, including, with respect to each such Portfolio Investment, the name of the Borrower or Subsidiary holding such Portfolio Investment, the amount held by each and the name of the Portfolio Company of such Portfolio Investment;

(l)            to the extent such information is not otherwise available in the financial statements delivered pursuant to clause (a) or (b) of this Section, upon the reasonable request of the Administrative Agent or any Lender, within five (5) Business Days of the due date set forth in clause (a) or (b) of this Section for any quarterly or annual financial statements, as the case may be, a schedule prepared in accordance with GAAP setting forth in reasonable detail with respect to each Portfolio Investment owned by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the realized gain or loss associated with such Portfolio Investment, (iii) the associated reversal of any previously unrealized gains or losses associated with such Portfolio Investment, (iv) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (v) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;

(m)            [reserved];

(n)            promptly but no later than five (5) Business Days after any amendment, supplement or modification to the Borrower’s Constituent Document or any Subscription Document, notice of such amendment, supplement or modification together with a copy of such amendment, supplement or modification;

(o)            promptly after the occurrence thereof, notice of any cancellation or termination of the Unfunded Capital Commitment of any Investor pursuant to the Subscription Documents;

(p)            promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(q)            to the extent required by the Beneficial Ownership Regulation, promptly after the request of the Administrative Agent or any Lender, any change in the information provided in any Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such certificate; and

(r)            promptly upon the receipt thereof, copies of all financial statements, material reports and other material information and other material correspondence received by the Borrower and/or the Investment Advisor from any Investor, including, without limitation, notices of default, notices relating in any way to an Investor’s funding obligation and any notice containing any reference to misconduct of the Borrower.

Section 5.02.      Notices of Material Events. Upon the Borrower becoming aware of any of the following, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default or Event of Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent); provided that if such Default is subsequently cured (i) within the time periods set forth herein and (ii) before the Borrower became aware of such Default, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any of its Affiliates and/or their respective properties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            (i) the filing by any Company or any of its ERISA Affiliates of a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities (and the Borrower shall furnish to the Administrative Agent a copy of such Schedule B), (ii) the occurrence of any ERISA Event that, alone or together with all other ERISA Events that has occurred, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $2,500,000 (and the Borrower shall furnish to the Administrative Agent a certificate of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Company or ERISA Affiliate from the PBGC or any other Governmental Authority with respect thereto), (iii) the existence of material Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) and (iv) (x) the existence of material aggregate potential Withdrawal Liability under Section 4201 of ERISA, if each Company and each of its ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, or (y) the adoption of, or commencement of contributions to, any Plan subject to Section 412 of the Code by any Company or any of its ERISA Affiliates;

(d)            violation or breach by any Person in any material respects of any Constituent Document of any Loan Party;

(e)            [reserved];

(f)            At any time prior to the Commitment Period Expiration Date, (x) the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event and/or an Investor to become a Defaulting Investor and (y) the occurrence of an Exclusion Event and/or an Investor has become a Defaulting Investor;

(g)            the occurrence of a Change in Management;

(h)            the assets of the Borrower at any time could reasonably be expected to constitute Plan Assets;

(i)            any other development (excluding matters of a general economic, financial of political nature to the extent that they could not reasonably be expected to have a disproportionate effect on any Company) that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(j)            the issuance of any Capital Call Notice and/or other request, notification or demand for any Investor from whom a Capital Contribution is being sought, along with copies thereof, within one (1) Business Day of delivery of such Capital Call Notice to any Investor; and

(k)            any Capital Event with respect to any Investor, including copies of notices relating thereto, and, if such Capital Event is a Transfer by an Investor of all or any portion of its Subscribed Interest, such information about the transferee as specified in Section 6.15(c).

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.      Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04.      Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including material contractual obligations, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.      Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, operating in the same or similar locations and (c) after the request of the Administrative Agent, promptly deliver to the Administrative Agent any certificate or certificates from such Company’s insurance broker or other documentary evidence, in each case, demonstrating the effectiveness of, or any changes to, such insurance.

Section 5.06.      Books and Records; Inspection and Audit Rights.

(a)            Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower by the Administrative Agent (individually or at the request of the Required Lenders), and, in the case of the representatives designated by the Administrative Agent, at the sole expense of the Borrower, to (i) visit and inspect its properties, to examine and make extracts from its books and records, and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case to the extent such information can be provided or discussed without violation of law, rule or regulation (it being understood that the Obligors will use their commercially reasonable efforts to be able to provide such information not in violation of law, rule or regulation); provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records; provided, further; that the Borrower shall not be required to pay for more than one (1) such visit and inspection in any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent visits and inspections during such calendar year.

(b)            Audit Rights. The Borrower will, and will cause each of its Subsidiaries (other than a Financing Subsidiary) to, permit any representatives designated by Administrative Agent (including any consultants and accountants retained by the Administrative Agent) to conduct evaluations of the Borrower’s computation of the Borrowing Base (and any components thereof) and the assets included in the Borrowing Base (and any components thereof, including, for clarity, rights to make Capital Calls and related rights, and, at all times, audits of any Agency Accounts, funds transfers and custody procedures), all at such reasonable times and as often as reasonably requested. The Borrower shall pay the reasonable, documented fees and expenses of representatives retained by the Administrative Agent to conduct any such evaluation; provided that the Borrower shall not be required to pay such fees and expenses for more than two such evaluations during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation during such calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base and/or the assets included in the Borrowing Base, to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation indicating that such computation or inclusion of assets is not consistent with the terms of this Agreement, provided that if the Borrower demonstrates that such evaluation is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.

(c)            Notwithstanding the foregoing, nothing contained in this Section 5.06 shall impair or affect the rights of the Administrative Agent under Section 5.12(b)(ii) in any respect.

Section 5.07.      Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it (including rules, regulations and orders issued by the SEC) or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain and enforce policies and procedures that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Borrower, by each Company and each of its directors, officers, employees and agents with any applicable Anti-Corruption Laws and applicable Sanctions, in each case, giving due regard to the nature of such Person’s business and activities. The Borrower will use the proceeds of any Capital Calls only for such purposes as are permitted by its Constituent Documents and the Subscription Documents.

Section 5.08.      Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)            Subsidiary Guarantors.

(i)            In the event that (1) any Company shall form or acquire any new Subsidiary (other than a Financing Subsidiary, a CFC, a Transparent Subsidiary or an Immaterial Subsidiary), or any other Person shall become a “Subsidiary” within the meaning of the definition thereof (other than a Financing Subsidiary, a CFC, an Immaterial Subsidiary or a Transparent Subsidiary), (2) any Structured Subsidiary shall no longer constitute a “Structured Subsidiary” pursuant to the definition thereof (or the defined terms therein), in which case such Subsidiary shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08, (3) any SBIC Subsidiary shall no longer constitute an “SBIC Subsidiary” pursuant to the definition thereof, in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08, (4) any CFC shall no longer constitute a “CFC” pursuant to the definition thereof, in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08, (5) any Transparent Subsidiary shall no longer constitute a “Transparent Subsidiary” pursuant to the definition thereof, in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08, (6) any Immaterial Subsidiary shall no longer constitute an “Immaterial Subsidiary” pursuant to the definition thereof, in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08, the Borrower will, in each case, on or before thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following such Person becoming a Subsidiary or such Financing Subsidiary, CFC, Transparent Subsidiary or Immaterial Subsidiary, as the case may be, no longer qualifying as such, cause such new Subsidiary or former Structured Subsidiary, former CFC, former Transparent Subsidiary or former Immaterial Subsidiary, as the case may be, to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 (as in effect on the Effective Date) on the Effective Date and as the Administrative Agent shall have reasonably requested. For the avoidance of doubt, the Borrower may elect to cause any of its Structured Subsidiaries to become an Obligor by causing such Person to become a Subsidiary Guarantor and executing and delivering a Guarantee Assumption Agreement and other deliverables as required for a Subsidiary Guarantor under this Section 5.08(a) (at which point such Person shall be a Subsidiary Guarantor and shall no longer be a Structured Subsidiary, a CFC, Transparent Subsidiary or an Immaterial Subsidiary, as the case may be). As of the Effective Date, the Borrower has no Subsidiaries.

(ii)            Without limiting the foregoing, the Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each Structured Subsidiary, each SBIC Subsidiary, each CFC, each Transparent Subsidiary and each Immaterial Subsidiary as an Obligor only for so long as such Person qualifies as a “Structured Subsidiary,” “SBIC Subsidiary,” “CFC”, “Transparent Subsidiary” or “Immaterial Subsidiary,” respectively, pursuant to the definition thereof, and thereafter such Person shall no longer constitute an “Structured Subsidiary,” “SBIC Subsidiary,” “CFC”, “Transparent Subsidiary” or “Immaterial Subsidiary,” as applicable, for any purpose of this Agreement or any other Loan Document.

(b)            Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is, directly or indirectly, a wholly owned Subsidiary.

(c)            Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to:

(i)            take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower), perfected first priority security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents;

(ii)            with respect to each deposit account or securities account of the Loan Parties (other than (A) any accounts that are maintained by the Borrower as “servicer” for a Financing Subsidiary or Agency Account, (B) withholding tax and fiduciary accounts or any trust account maintained solely on behalf of a Portfolio Investment, (C) any account of any Loan Party in which the aggregate value of deposits therein, together with all other such accounts under this clause (C), does not at any time exceed $75,000 and (D) any accounts which hold solely money or financial assets of a Financing Subsidiary; provided that in the case of each of the foregoing clauses (A) through (D), (x) no such account shall be a Capital Call Account and (y) no other Person (other than the depository institution at which such account is maintained) shall have “control” (within the meaning of the Uniform Commercial Code) over such account), cause each bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each such deposit account or securities account (each, a “Control Account”), and in that connection, the Borrower agrees, subject to Sections 5.08(c)(iv) and (v) below, to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be immediately deposited into a Control Account (or otherwise delivered to, or registered in the name of, the Collateral Agent) or, with respect to any Capital Contributions, to be paid directly into a Capital Call Account (or indirectly through the AML Account) and, both prior to and following such deposit, delivery or registration such cash and other proceeds shall be held in trust by such Loan Party for the benefit and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Loan Party or any other Person (other than another Loan Party) (including with any money or financial assets of the Borrower in its capacity as a “servicer” for a Structured Subsidiary, or any money or financial assets of a Structured Subsidiary, or any money or financial assets of the Borrower in its capacity as an “agent” or “administrative agent” for any other Bank Loans subject to Section 5.08(c)(v) below); provided that, for the avoidance of doubt, Capital Contributions shall be permitted to be deposited into and transferred from the AML Account pursuant to the terms and provisions (including with respect to timing) of the Administration Agreement Side Letter;

(iii)            cause the Financing Subsidiaries to execute and deliver to the Administrative Agent such certificates and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that such Financing Subsidiary qualifies or continues to qualify as a “Structured Subsidiary” or an “SBIC Subsidiary,” as applicable, pursuant to the definitions thereof (but, so long as no Default or Event of Default has occurred and is continuing, in no event more often than once per quarter);

(iv)            in the case of any Portfolio Investment consisting of a Bank Loan (as defined in Section 5.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, and a Financing Subsidiary holds any interest in such Bank Loan, (x) (1) cause the interest owned by such Financing Subsidiary to be evidenced by separate execution of relevant loan documentation by, or assignment documentation in the name of, such Financing Subsidiary and, if such interest is evidenced by notes, cause such interest to be evidenced by a separate note or notes, which note or notes are either (A) in the name of such Financing Subsidiary or (B) in the name of the Borrower, endorsed in blank and delivered to the applicable Financing Subsidiary and beneficially owned by such Financing Subsidiary and (2) not permit such Financing Subsidiary to have a participation acquired from an Obligor in such underlying loan documents and the extensions of credit thereunder or any other indirect interest therein acquired from an Obligor; and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to any Obligor by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to the Custodian Account of an Obligor and no other amounts owing by such underlying borrower or obligated party to a Person that is not an Obligor are remitted to the Custodian Account of an Obligor;

(v)            in the event that any Loan Party is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan (or is acting in an analogous agency capacity under any agreement related to any Portfolio Investment) and such Loan Party does not hold all of the credit extended to the underlying borrower or issuer under the relevant underlying loan documents or other agreements, ensure that (1) all funds held by such Loan Party in such capacity as agent or administrative agent are segregated from all other funds of such Loan Party and clearly identified as being held in an agency capacity (an “Agency Account”); (2) all amounts owing on account of such Bank Loan or Portfolio Investment by the underlying borrower or other obligated party are remitted by such borrower or obligated party to either (A) such Agency Account or (B) directly to an account in the name of the underlying lender to whom such amounts are owed (for the avoidance of doubt, no funds representing amounts owing to more than one underlying lender may be remitted to any single account other than the Agency Account); and (3) within one (1) Business Day after receipt of such funds, such Loan Party acting in its capacity as agent or administrative agent shall distribute any such funds belonging to any Loan Party to a Custodian Account of a Loan Party (provided that if any distribution referred to in this clause (c) is not permitted by applicable bankruptcy law to be made within such one (1) Business Day period as a result of the bankruptcy of the underlying borrower, such Loan Party shall use commercially reasonable efforts to obtain permission to make such distribution and shall make such distribution as soon as legally permitted to do so);

(vi)            cause the documentation relating to each Investment in Indebtedness described in paragraph 1 of Schedule 1.01(d) to be delivered to the Custodian as provided therein; and

(vii)            in the case of any Portfolio Investment held by any Financing Subsidiary, including any cash collection related thereto, ensure that such Portfolio Investment shall not be held in any Custodian Account of an Obligor, or any other account of any Obligor, and shall be segregated from the accounts holding Collateral.

Section 5.09.      Use of Proceeds. The Borrower will use the proceeds of the Loans and the issuances of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries (other than Financing Subsidiaries except as expressly permitted under Section 6.03(e) or Section 6.03(i)) in the ordinary course of business, including making distributions not prohibited by this Agreement, making payments on Indebtedness of the Loan Parties to the extent permitted under this Agreement and the acquisition and funding (either directly or through one or more wholly-owned Subsidiary Guarantors) of leveraged loans, mezzanine loans, high-yield securities, convertible securities and other Portfolio Investments, in each case to the extent otherwise permitted hereunder; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law, rule or regulation (including to buy or carry any Margin Stock in violation of applicable law, rule or regulation). On the first day (if any) a Loan Party acquires any Margin Stock or at any other time requested by the Administrative Agent or any Lender, the applicable Loan Party shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. No Loan Party will, to its actual knowledge, directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds (I) to any Person for the purpose of financing the activities or business of any Person, or in any country or territory, that at the time of such funding, is or whose government is (A) subject to, or the subject of, any Sanctions or (B) organized or resident in a Sanctioned Country or (II) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws. For the avoidance of doubt, Letters of Credit may be issued to support obligations of any Portfolio Company; provided that the underlying obligations of such Portfolio Company to the applicable Obligors in respect of such Letters of Credit shall not be included in the Borrowing Base.

Section 5.10.      Status of RIC and BDC. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act and, on and after the date in which it elects to qualify as a RIC, as a RIC under the Code.

Section 5.11.      Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies.

Section 5.12.      Portfolio Valuation and Diversification Etc.

(a)            Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by the Borrower. To the extent that the Borrower reasonably determines that any Eligible Portfolio Investment is not adequately correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Eligible Portfolio Investment. In the absence of adequate correlation, the Borrower shall be permitted to, upon notice to the Administrative Agent for distribution to each Lender, create up to three additional industry classification groups for purposes of this Agreement; provided that no more than three different additional industry classification groups may be created pursuant to this paragraph (a).

(b)            Portfolio Valuation Etc.

(i)            Settlement Date Basis. For purposes of this Agreement and the other Loan Documents, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

(ii)            Determination of Values. On and after the first date in which the Minimum Issuer Concentration Limitation is satisfied, the Borrower will conduct reviews of the value to be assigned to each of its Eligible Portfolio Investments as follows:

(A)            Quoted Investments External Review. With respect to Eligible Portfolio Investments (including Cash Equivalents) traded in an active and orderly market for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by the Borrower (each such value, an “External Quoted Value”):

(w)            in the case of public and 144A securities, the average of the most recent bid prices as determined by two Approved Dealers selected by the Borrower,

(x)            in the case of Bank Loans, the average of the most recent bid prices as determined by two Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two Approved Dealers with respect to such Bank Loans,

(y)            in the case of any Quoted Investment traded on an exchange, the closing price for such Quoted Investment most recently posted on such exchange, and

(z)            in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service.

(B)            Unquoted Investments External Review. With respect to Eligible Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”):

(x)            Commencing with the first quarter ending after the first quarter in which the Covered Debt Amount exceeds the Subscription Borrowing Base, on each February 28th or 29th, as applicable, April 30th, July 31st and October 31st of each calendar year (or such other dates as are reasonably agreed by the Borrower and the Administrative Agent (provided that such testing dates shall occur not less than quarterly), each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will, solely for the purposes of determining the Portfolio Leverage Borrowing Base, test the values as of such Valuation Testing Date of those Unquoted Investments that are Portfolio Investments included in the Portfolio Leverage Borrowing Base selected by the Administrative Agent (such selected assets, the “IVP Tested Assets” and such value, the “IVP External Unquoted Value”); provided that the fair value of such Portfolio Investments tested by the Independent Valuation Provider as of any Valuation Testing Date shall be approximately equal to the Calculation Amount; provided, however, that in no event shall more than 25% (or if the amount calculated under clause (ii) of the definition of “Calculation Amount” is greater than the amount calculated under clause (i) of such definition, 10%) of the aggregate value of the Unquoted Investments in the Portfolio Leverage Borrowing Base be tested in any quarter; provided, further that the Administrative Agent shall provide written notice to the Borrower, setting forth a description of which Unquoted Investments shall be IVP Tested Assets as of such Valuation Testing Date, not later than 15 days prior to the Valuation Testing Date (or such later date as agreed to between the Administrative Agent and the Borrower). Each such valuation report shall also include the information required to comply with clause (ii) of paragraph 6 and paragraph 20 of Schedule 1.01(d) for an IVP Tested Asset (to the extent such provisions are applicable).

(y)            The Borrower shall value all Eligible Portfolio Investments that are Unquoted Investments that are not IVP Tested Assets as of such Valuation Testing Date (the “Borrower Tested Assets”); provided that the Borrower shall use an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower (or the Investment Advisor so long as it has the necessary delegated authority) in determining the fair market value of at least 25% (or 35% for any quarter in which the Portfolio Leverage Borrowing Base accounts for greater than 67% of the total Borrowing Base) of the aggregate value of the Unquoted Investments in the Borrowing Base (such value, the “Borrower External Unquoted Value”) as of each Valuation Testing Date, and to provide the Board of Directors (or the Investment Advisor so long as it has the necessary delegated authority) with a written independent valuation report as part of that assistance each quarter; provided, however, that notwithstanding anything to the contrary contained herein, the fair market value of any Portfolio Investment that has not been valued by an Independent Valuation Provider or an Approved Third-Party Appraiser for more than three (3) full fiscal quarters since the later of its acquisition and the date it was last valued by an Independent Valuation Provider or an Approved Third-Party Appraiser shall be zero (0) until such asset is valued by an Independent Valuation Provider or an Approved Third-Party Appraiser (but effective upon the date upon which the Borrowing Base Certificate for such last day is required to be delivered). Each such valuation report shall also include the information required to comply with clause (ii) of paragraph 6 and paragraph 20 of Schedule 1.01(d).

(C)            Internal Review. The Borrower shall conduct internal reviews to determine the value of all Eligible Portfolio Investments at least once each calendar week which shall take into account any events of which the Borrower has knowledge that adversely affect the value of any Eligible Portfolio Investment (each such value, an “Internal Value”).

(D)            Value of Quoted Investments. Subject to Sections 5.12(b)(ii)(G) and 5.12(b)(iii), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lowest of (1) the Internal Value of such Quoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (2) the External Quoted Value of such Quoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (3) if such Quoted Investment is a debt investment, the par or face value of such Quoted Investment.

(E)            Value of Unquoted Investments. Subject to Sections 5.12(b)(ii)(G) and 5.12(b)(iii),

(x)            if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls below the range of the IVP External Unquoted Value or the Borrower External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

(y)            (i) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls above the range of the Borrower External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the Borrower External Unquoted Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

(ii) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls more than 5% above the midpoint of the range of the IVP External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the IVP External Unquoted Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; and

(z)            if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) is within the range of the Borrower External Unquoted Value, or within or not more than 5% above the midpoint of the range of the IVP External Unquoted Value, of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

except that:

(1)            if the difference between the highest and lowest Borrower External Unquoted Value in such range exceeds an amount equal to 6% of the midpoint of such range, the “Value” of such Unquoted Investment for all purposes of this Agreement shall instead be deemed to be the lowest of (i) the lowest Borrower External Unquoted Value in such range, (ii) the Internal Value determined pursuant to Section 5.12(b)(ii)(C), and (iii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; and

(2)            if an Unquoted Investment is acquired during a fiscal quarter, the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be equal to the lowest of (x) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (y) the cost of such Unquoted Investment until such time as the External Unquoted Value of such Unquoted Investment is determined in accordance with Section 5.12(b)(ii)(B) as at the Valuation Testing Date, and (z) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.

(F)            Actions Upon a Borrowing Base Deficiency. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists or that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Certificate as of the most recently ended calendar month (other than in connection with the receipt of Net Asset Sale Proceeds or Net Return of Capital which are used to prepay the Loans), then the Borrower shall, promptly and in any event within two Business Days as provided in Section 5.01(d), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (if any) (and to the extent necessary, provide cover for Letters of Credit as contemplated by Section 2.18(k)), all as more specifically set forth in Section 2.08(c).

(G)            Failure to Determine Values. If the Borrower shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing subclauses (A), (B), (C), (D) or (E) (or if the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as described in the foregoing subclause (B) as a result of any action, inaction or lack of cooperation of the Borrower or any of its Affiliates), then the “Value” of such Eligible Portfolio Investment for purposes of such Portfolio Leverage Borrowing Base as at such date shall be deemed to be zero. Except as provided in the immediately preceding sentence, if the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to clause (B)(x), then the “Value” of such Eligible Portfolio Investment as at such date (subject to clause (iii) below) shall be the lower of (x) the Internal Value and (y) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment, provided, however, that if a Borrower External Unquoted Value or IVP External Unquoted Value has been obtained with respect to such asset, then the “Value” of such Eligible Portfolio Investment will be determined as provided in clause (E) above.

(H)            Initial Value of Assets. Notwithstanding anything to the contrary contained herein, from the first date that the Minimum Issuer Concentration Limitation is satisfied until the date when valuation reports are required to be delivered under Section 5.01(i) for the first fiscal quarter ending after such date, the Value of any Unquoted Investment included in the Portfolio Leverage Borrowing Base shall be the lower of (i) the Internal Value of such Unquoted Investment determined by the Borrower pursuant to Section 5.12(b)(ii)(C) and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.

(iii)            Supplemental Testing of Values; Valuation Dispute Resolutions. Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request any Eligible Portfolio Investment (other than IVP Tested Assets as of the most recent Valuation Testing Date) included in the Portfolio Leverage Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be independently valued by an Independent Valuation Provider. There shall be no limit on the number of such appraisals requested by the Administrative Agent and the costs of any such valuation shall be at the expense of the Borrower; provided that, unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the reimbursement of fees, costs and expenses under this Section 5.12(b)(iii) in excess of an amount (such amount, the “Supplemental IVP Cap”) the equal to the product of (x) the Portfolio Leverage Borrowing Base divided by the total Borrowing Base and (y) 0.05% of the total Commitments, in the aggregate for all such fees, costs and expenses in any 12-month period. If the value of any Borrower Tested Asset determined pursuant to Section 5.12(b)(ii) differs from the value determined by the Independent Valuation Provider and the difference between such values is (1) less than or equal to 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall become the “Value” of such Portfolio Investment, (2) greater than 5% and less than or equal to 20% of the value determined pursuant to Section 5.12(b)(ii), then the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider shall become the “Value” of such Portfolio Investment, and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then either (i) the “Value” of such Portfolio Investment shall be the lesser of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider or (ii) if the Borrower so elects, the Borrower and the Administrative Agent shall retain (at the Borrower’s sole cost and expense) an additional Third-Party Appraiser and, upon completion of such appraisal, the “Value” of such Portfolio Investment shall be the average of the three valuations (with the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider to be used until the third value is obtained). For purposes of this Section 5.12(b)(iii), the “Value” of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider.

(iv)            Generally Applicable Valuation Provisions.

(A)            The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B)            All valuations shall be on a Settlement-Date Basis. For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C)            The Administrative Agent shall provide a copy of the final results of any valuation received by the Administrative Agent and performed by the Independent Valuation Provider or the Approved Third-Party Appraiser to any Lender within ten (10) Business Days after such Lender’s request, except to the extent that such recipient (or proposed recipient) has not executed and delivered a non-reliance letter, confidentiality agreement or similar agreement, in each case, requested or required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.

(D)            The foregoing valuation procedures shall only be required to be used for purposes of calculating the Portfolio Leverage Borrowing Base and related concepts and shall not be required to be utilized by the Borrower or any other Company for any other purpose, including the delivery of financial statements or valuations required under ASC 820.

(E)            The reasonable and documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower; provided that, the reimbursement of amounts incurred pursuant to Section 5.12(b)(iii) shall, unless an Event of Default has occurred and is continuing, be subject to the Supplemental IVP Cap.

Section 5.13.      Calculation of Portfolio Leverage Borrowing Base. For purposes of this Agreement, (A) in the event that the Minimum Issuer Concentration Limitation is not satisfied on any date of determination, the “Portfolio Leverage Borrowing Base” shall be zero and (B) in the event that the Minimum Issuer Concentration Limitation is satisfied on any date of determination, the Portfolio Leverage Borrowing Base shall be determined, as at such date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment by (y) the applicable Portfolio Leverage Advance Rate; provided  that:

(a)            the Portfolio Leverage Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Portfolio Leverage Borrowing Base is composed entirely of Eligible Portfolio Investments issued by fewer than (x) for the first twelve-month period following the Effective Date, 8 different issuers, (y) for the period commencing on the one-year anniversary of the Effective Date and ending on the date that is eighteen months after the Effective Date, 12 different issuers, and (z) thereafter, 15 different issuers (the concentration limitation in this clause (a), the “Minimum Issuer Concentration Limitation”);

(b)            the Portfolio Leverage Advance Rate applicable to that portion of the aggregate fair value of Eligible Portfolio Investments of all issuers in a consolidated group of corporations exceeding 6% of the greater of (x) aggregate fair value of all Portfolio Investments in the Portfolio Leverage Borrowing Base and (y) (i) prior to the Revolver Termination Date, an amount equal to 2.00 multiplied by the aggregate Capital Commitments of Investors to the Borrower and (ii) on and after the Revolver Termination Date, $0 (such greater amount, the “Specified Amount”), shall be 50% of the Portfolio Leverage Advance Rate that is otherwise applicable; provided that, the Portfolio Leverage Advance Rate applicable to that portion of such Eligible Portfolio Investments that exceeds 12% of the Specified Amount shall be 0%;

(c)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments in (i) the Largest Industry Classification Group shall not exceed 25% of the Portfolio Leverage Borrowing Base and (ii) the Second Largest Industry Classification Group shall not exceed 20% of the Portfolio Leverage Borrowing Base, and, in each case, the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 25% or 20%, respectively, of the Portfolio Leverage Borrowing Base;

(d)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments in any single Industry Classification Group (other than the Largest Industry Classification Group and the Second Largest Industry Classification Group) shall not exceed 15% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Portfolio Leverage Borrowing Base;

(e)            following the second anniversary of the Effective Date, if at any time the weighted average maturity of all Debt Eligible Portfolio Investments (based on the fair value of such Eligible Portfolio Investments to the extent included in the Portfolio Leverage Borrowing Base) exceeds 5 years, the Portfolio Leverage Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the weighted average maturity of all Debt Eligible Portfolio Investments included in the Portfolio Leverage Borrowing Base to be no greater than 5 years (subject to all other constraints, limitations and restrictions set forth herein);

(f)            if at any time the Weighted Average Leverage Ratio is greater than 4.75x (or, at any time that the weighted average EBITDA of Eligible Portfolio Investments included in the Portfolio Leverage Borrowing Base is less than $25,000,000, 4.50x), the Portfolio Leverage Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Leverage Ratio to be no greater than 4.75x (or, at any time that the weighted average EBITDA of Eligible Portfolio Investments included in the Portfolio Leverage Borrowing Base is less than $25,000,000, 4.50x) (subject to all other constraints, limitations and restrictions set forth herein); provided that any Broadly Syndicated Loans, High Yield Securities that constitute Quoted Investments and LTV Transactions may be excluded from such calculations;

(g)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are not Cash, Cash Equivalents (including Short-Term U.S. Government Securities), Long-Term U.S. Government Securities, Performing First Lien Bank Loans (including Performing LTV Transactions), Performing Senior Secured Notes, Performing First Lien Covenant-Lite Loans, Performing DIP Loans, and Performing First Lien PIK Obligations shall be 30% or less of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 30% of the Portfolio Leverage Borrowing Base;

(h)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are Performing Senior Secured Notes shall not exceed 35% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 35% of the Portfolio Leverage Borrowing Base;

(i)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are Performing LTV Transactions shall not exceed 20% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Portfolio Leverage Borrowing Base;

(j)            the portion of the Portfolio Leverage Borrowing Base attributable to Performing PIK Obligations and Performing DIP Loans, shall not exceed 15% of the Portfolio Leverage Borrowing Base in the aggregate, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Portfolio Leverage Borrowing Base;

(k)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are either (x) secured primarily by a mortgage, deed of trust or similar Lien on real estate or (y) issued by a Person whose primary asset is real estate or whose value is otherwise primarily derived from real estate shall not exceed 10% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 10% of the Portfolio Leverage Borrowing Base;

(l)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments with a final maturity greater than 10 years after the date of determination shall not exceed 5% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 5% of the Portfolio Leverage Borrowing Base;

(m)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are Foreign Eligible Portfolio Investments in the aggregate shall not exceed 20% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Portfolio Leverage Borrowing Base

(n)            the portion of the Portfolio Leverage Borrowing Base attributable to Eligible Portfolio Investments that are Other Foreign Eligible Portfolio Investments in the aggregate shall not exceed 7.5% of the Portfolio Leverage Borrowing Base, and the Portfolio Leverage Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 7.5% of the Portfolio Leverage Borrowing Base; and

(o)            no portion of the Portfolio Leverage Borrowing Base shall be attributable to (a) any (i) participation interests or Equity Interests, (ii) warrants, options or other rights for the purchase or acquisition of Equity Interests, (iii) any Investment in debt Securities that is convertible into or exchangeable for shares of Equity Interests, (b) any Structured Finance Obligation or an investment in any Third Party Finance Companies, (c) any investment in a joint venture or other Person that is in the principal business of making debt or equity investments in other Persons (excluding, for the avoidance doubt, investments in passive holdcos) or (d) any Affiliate Investment.

For the avoidance of doubt, no Portfolio Investment shall be an Eligible Portfolio Investment unless, among the other requirements set forth in this Agreement, (i) such Investment is subject to no Liens other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens”, (ii) such Investment is Transferable and (iii) such Investment meets all of the other criteria set forth on Schedule 1.01(c) hereto. For all purposes of this Section 5.13, for purposes of calculating the debt to EBITDA ratio of any Portfolio Company that has a negative EBITDA at the time of determination, the debt to EBITDA ratio of such Portfolio Company shall be deemed to be 7.00:1.00. In addition, as used herein, the following terms have the following meanings:

“Bank Loans” means debt obligations (including term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans, second lien loans and senior subordinated loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Broadly Syndicated Loan” means any syndicated loan that is widely distributed and (i) that has an aggregate initial tranche size of $350,000,000 or greater, (ii) that is a Performing First Lien Bank Loan, (iii) that is rated by both S&P and Moody’s and is rated at least B- and B3, respectively, for any measurement date and (iv) that is a Quoted Investment.

“Calculation Amount” means, at the end of any Valuation Testing Date, an amount equal to the greater of (i) (x) 125% of the Adjusted Covered Debt Balance as of the last available Borrowing Base Certificate minus (y) the sum of the values of all Quoted Investments included in the Borrowing Base (the determination of fair value for such percentage thresholds to be based off the last determination of value of the Portfolio Investments pursuant to this Agreement) and (ii) 10% of the aggregate value of all Unquoted Investments included in the Borrowing Base.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Covenant-Lite Loan” means a Bank Loan (other than a Broadly Syndicated Loan) that does not require the Portfolio Company thereunder to comply with at least one financial maintenance covenant (including any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.

“Debt Eligible Portfolio Investment” means an Eligible Portfolio Investment that is an Investment in Indebtedness.

“Defaulted Obligation” means any Investment in Indebtedness (i) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty two (32) consecutive days with respect to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Indebtedness have accelerated all or a portion of the principal amount thereof as a result of such default; (ii) as to which a default as to the payment of principal and/or interest has occurred and is continuing on another material debt obligation of the Portfolio Company under such Indebtedness which is senior or pari passu in right of payment to such Indebtedness (giving effect to any grace period applicable thereto, but in no event exceeding five (5) Business Days, and without giving effect to any waiver thereof); (iii) as to which the Portfolio Company under such Indebtedness or others have (x) engaged in an out-of-court restructuring process (including through any provision of the Uniform Commercial Code or other law) in the past ninety (90) days or (y) instituted proceedings to have such Portfolio Company adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Portfolio Company has filed for protection under Chapter 11 of the United States Bankruptcy Code or under any foreign bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it (unless, in the case of clause (ii) or (iii), such Indebtedness is a DIP Loan, in which case it shall not be deemed to be a Defaulted Obligation under such clause); (iv) as to which a default rate of interest has been and continues to be charged for more than 120 consecutive days or foreclosure on collateral for such Indebtedness has been commenced and is being pursued by or on behalf of the holders thereof; (v) as to which the Borrower has delivered written notice to the Portfolio Company declaring such Indebtedness in default and such notice has not been revoked (or such default has not otherwise been cured) within 120 days; or (vi) as to which any lender or agent under such Indebtedness otherwise exercises significant remedies following a default.

“DIP Loan” means a Bank Loan, whether revolving or term, that is originated after the commencement of a case under Chapter 11 of the Bankruptcy Code by a Portfolio Company, which is a debtor in possession as described in Section 1107 of the Bankruptcy Code or a debtor as defined in Section 101(13) of the Bankruptcy Code in such case (a “Debtor”) organized under the laws of the United States or any state therein and domiciled in the United States, which satisfies the following criteria: (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy court or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. Section 364; (b) the Debtor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code; (c) the Debtor’s obligations under such loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. Section 510; (d) the DIP Loan is secured and the Liens granted by the applicable bankruptcy court or federal district court in relation to the DIP Loan are super-priority Liens and have not been subordinated or junior to, or are pari passu with, in whole or in part, to the Liens of any other lender under the provisions of 11 U.S.C. Section 364(d) or otherwise; (e) the Debtor is not in default on its obligations under the loan; (f) neither the Debtor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such loan, (iii) fail to provide for the repayment, in full and in cash, of the loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the loan; (g) the DIP Loan is documented in a form that is commercially reasonable; (h) the DIP Loan shall not provide for more than 50% (or a higher percentage with the consent of the Required Lenders) of the proceeds of such loan to be used to repay prepetition obligations owing to all or some of the same lender(s) in a “roll-up” or similar transaction; (i) no portion of the DIP Loan is payable in consideration other than cash; and (j) no portion of the DIP Loan has been credit bid under Section 363(k) of the Bankruptcy Code or otherwise. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Debtor to obtain credit has lapsed and no such motion or notice has been filed with the applicable bankruptcy court or federal district court or the clerk thereof.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purpose contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Eligible Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment; provided  that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower; provided, further, that in each case, EBITDA shall be calculated as of the most recently delivered financial statements of the applicable Person that have been received by the Borrower no later than five (5) Business Days prior to delivery of the applicable Borrowing Base Certificate.

“Eligible Liens” has the meaning assigned to such term in Section 1.01 of this Agreement.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings in such collateral; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien; provided, further that any portion (and only such portion) of such a Bank Loan (other than a Recurring Revenue Transaction) which has a total outstanding debt to EBITDA ratio above 4.50 to 1.00 will be deemed to be a Second Lien Bank Loan solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein; provided, further that any portion (and only such portion) of such a Bank Loan (other than a Recurring Revenue Transaction) which has a total outstanding debt to EBITDA ratio above 6.00 to 1.00 will be deemed to be a Mezzanine Investment solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein. For the avoidance of doubt, in no event shall a First Lien Bank Loan include a Last Out Loan or a Performing DIP Loan.

“Foreign Eligible Portfolio Investments” means, collectively, Preferred Foreign Eligible Portfolio Investments and Other Foreign Eligible Portfolio Investments.

“High Yield Securities” means debt Securities, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof), Bank Loans or Senior Secured Notes.

“Last Out Loan” means, with respect to any Bank Loan that is a term loan structured in a first out tranche and a last out tranche (with the first out tranche entitled to a lower interest rate but priority with respect to payments), that portion of such Bank Loan that is the last out tranche; provided that:

(a) such last out tranche is entitled (along with the first out tranche) to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings (taking into account the payment priority of the first out tranche);

(b) other than for a Recurring Revenue Transaction, the ratio of (x) the amount of the first out tranche to (y) EBITDA of the underlying obligor does not at any time exceed 2.00 to 1.00;

(c) such last out tranche (i) gives the holders of such last out tranche full enforcement rights during the existence of an event of default (subject to customary exceptions, including standstill periods and if the holders of the first out tranche have previously exercised enforcement rights), (ii) shall have the same maturity date as the first out tranche, (iii) is entitled to the same representations, covenants and events of default as the holders of the first out tranche (subject to customary exceptions), and (iv) provides the holders of such last out tranche with customary protections (including consent rights with respect to (1) any increase of the principal balance of the first out tranche by more than 20%, (2) any increase of the margins (other than as a result of the imposition of default interest) applicable to the interest rates with respect to the first out tranche by more than an additional 3.0%, (3) any reduction of the final maturity of the first out tranche, and (4) amending or waiving any provision in the underlying loan documents that is specific to the holders of such last out tranche); and

(d) such first out tranche is not subject to multiple drawings (unless, at the time of such drawing and after giving effect thereto, the ratio referenced in clause (b) above is not exceeded).

For clarity, any last out loan that complies with subsection (a) above, but fails to qualify under any of (b), (c) and/or (d) above, shall be deemed a Second Lien Bank Loan (to the extent it otherwise meets the definition of Second Lien Bank Loan).

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three months from the applicable date of determination.

“LTV Transaction” means any Bank Loan that (i) is either (a) structured in a way that would customarily be considered a specialized asset-backed transaction supported by receivables, inventory or other assets or (b) a Recurring Revenue Transaction (as defined below), (ii) at the time of the origination of the loan, does not include and would not customarily be expected to include a financial covenant based on debt to EBITDA, debt to EBIT or a similar multiple of debt to operating cash flow in effect at the time of the original closing date (with a financial covenant based on debt to EBITDA, debt to EBIT or a similar multiple of debt to operating cash flow permitted to start after the original closing date in line with market-standard provisions), (iii) is a First Lien Bank Loan or Last Out Loan, (iv) is not subject to a Permitted Prior Working Capital Lien, (v) is not a Covenant-Lite Loan and (vi) is designated (which designation may not be revoked or changed once made) as an LTV Transaction by the applicable Borrower on the Effective Date or at the time the investment is included in the Borrowing Base; provided that any portion (and only such portion) of any such LTV Transaction that is a Recurring Revenue Transaction with a loan to enterprise value ratio that is greater than or equal to 35% but does not exceed 50% will, in each case and solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein, be deemed to be a Second Lien Bank Loan; provided, further that the Portfolio Leverage Advance Rate applicable to any portion (and only such portion) of such LTV Transaction which has a loan to enterprise value ratio that is equal to or greater than 50% will, in each case and solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein, have a Portfolio Leverage Advance Rate of 0%.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private Portfolio Companies, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same Portfolio Company and (ii) a Bank Loan that is not a First Lien Bank Loan, a Second Lien Bank Loan, Senior Secured Notes, a High Yield Security, Last Out Loan or a Covenant-Lite Loan.

“Other Foreign Eligible Portfolio Investment” means any Eligible Portfolio Investment that satisfies all of the requirements of Schedule 1.01(d) other than the requirements of paragraph 11 of Schedule 1.01(d).

“Performing” means with respect to any Eligible Portfolio Investment, such Eligible Portfolio Investment (i) is not a Defaulted Obligation, (ii) other than with respect to DIP Loans does not represent debt or Equity Interests of an issuer that has issued a Defaulted Obligation and (iii) has not been placed on non-accrual status.

“Performing Covenant-Lite Loans” means funded Covenant-Lite Loans that (a) are not PIK Obligations or DIP Loans and (b) are Performing.

“Performing DIP Loans” means funded DIP Loans that (a) are not PIK Obligations and (b) are not Defaulted Obligations.

“Performing First Lien Bank Loans” means funded First Lien Bank Loans that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans, Second Lien Bank Loans or Last Out Loans and (b) are Performing.

“Performing First Lien Covenant-Lite Loans” means Performing Covenant-Lite Loans that are secured by a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, provided however that in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien.

“Performing First Lien PIK Obligations” means Performing PIK Obligations that are secured by a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, provided however that in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien.

“Performing High Yield Securities” means funded High Yield Securities that (a) are not Senior Secured Notes, PIK Obligations or DIP Loans and (b) are Performing.

“Performing Last Out Loans” means funded Last Out Loans that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans or Second Lien Bank Loans and (b) are Performing.

“Performing Mezzanine Investments” means funded Mezzanine Investments that (a) are not PIK Obligations, DIP Loans or Covenant-Lite Loans and (b) are Performing.

“Performing PIK Obligations” means funded PIK Obligations that (a) are not DIP Loans and (b) are Performing.

“Performing Second Lien Bank Loans” means funded Second Lien Bank Loans that (a) are not PIK Obligations, DIP Loans or Covenant-Lite Loans and (b) are Performing.

“Performing Senior Secured Notes” means funded Senior Secured Notes that (a) are not PIK Obligations or DIP Loans and (b) are Performing.

“Permitted Prior Working Capital Lien” means, with respect to a Portfolio Company that is a borrower under a Bank Loan, a security interest to secure a working capital facility for such Portfolio Company in the accounts receivable and/or inventory (and accounts and other assets associated therewith and the proceeds thereof) of such Portfolio Company and any of its subsidiaries that are guarantors of such working capital facility; provided that (i) such Bank Loan has a second priority lien (or, with respect to a Second Lien Bank Loan, a third priority lien) on such accounts receivable and inventory (and accounts and other assets associated therewith and the proceeds thereof), (ii) such working capital facility is not secured by any other assets (other than a junior priority lien, subject to the first and/or second priority lien of any Bank Loans, on any other assets) and does not benefit from any standstill rights or other agreements (other than reasonable and customary rights) with respect to any other assets and (iii) the greater of (x) the aggregate outstanding principal amount of such working capital facility as of the date of determination and (y) the average aggregate outstanding principal amount of such working capital facility for the twelve month period then ending as of the date of determination (or, if such loan has not been outstanding for twelve months, the period commencing on the initial closing date of such loan and ending on the date of determination), is not at any time greater than 15% of the aggregate enterprise value of the Portfolio Company (as determined in accordance with the valuation methodology for determining the enterprise value of the applicable Portfolio Company as established by an Approved Third-Party Appraiser or Independent Valuation Provider).

“Preferred Foreign Eligible Portfolio Investment” means any Eligible Portfolio Investment with respect to which the requirements of paragraph 11 of Schedule 1.01(d) hereto are met by reference to any Preferred Foreign Jurisdiction.

“Preferred Foreign Jurisdiction” means Australia, Canada, Israel, Japan, the United Kingdom, Germany, Ireland, Luxembourg, the Netherlands, Denmark, Norway, Sweden and Switzerland.

“PIK Obligation” means an obligation that provides that any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the obligor may be, added to the principal balance of such obligation or otherwise deferred and accrued rather than being paid in cash, provided that any such obligation shall not constitute a PIK Obligation if it (i) is a fixed rate obligation and requires payment of interest in cash on an at least semi-annual basis at a rate of not less than 8% per annum or (ii) is not a fixed rate obligation and requires payment of interest in cash on an at least semi-annual basis at a rate of not less than 4.5% per annum in excess of the applicable index.

“Portfolio Leverage Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided above, the following percentages with respect to such Eligible Portfolio Investment:

Eligible Portfolio Investment[2]	Unquoted	Quoted
Cash and Cash Equivalents (including Short-Term U.S. Government Securities)	n/a	100%
Long-Term U.S. Government Securities	n/a	85%
Performing First Lien Bank Loans and Broadly Syndicated Loans	65%	75%
Performing Senior Secured Notes	60%	70%
Performing Last Out Loans	55%	65%
Performing Second Lien Bank Loans	50%	60%
Performing High Yield Securities	45%	55%
Performing Mezzanine Investments and Performing Covenant-Lite Loans	40%	50%
Performing PIK Obligations and Performing DIP Loans	35%	40%

provided that, notwithstanding the foregoing, in no event shall the Portfolio Leverage Advance Rate in respect of any Portfolio Investment that constitutes Margin Stock exceed 50%.

“Recurring Revenue Transaction” means any transaction that is structured as a recurring revenue loan that (a) is in the technology and/or software industry and in the subscription business (as reasonably determined in good faith by the Borrower), (b) has a loan to enterprise value ratio (determined in a manner consistent with the methodology outlined in paragraph (6) of Schedule 1.01(d)) not greater than 65% and (c) at the time of the origination of the loan, does not have a debt to recurring revenue ratio of greater than 3.00 to 1.00.

2 The below categories are intended to be indicative of the traditional investment types in a fully capitalized issuer. All determinations of whether a particular portfolio investment belongs to one category or another shall be made by the Borrower on a consistent basis with the foregoing. For example, a secured bank loan at a holding company, whose only assets are the shares of a fully capitalized operating company, may constitute mezzanine securities but would not ordinarily constitute a bank loan.

“Restructured Investment” means, as of any date of determination, (a) any Portfolio Investment that has been a Defaulted Obligation within the past six months, or (b) any Portfolio Investment that has in the past six months been on cash non-accrual, or (c) any Portfolio Investment that has in the past six months been amended or subject to a deferral or waiver if both (i) the effect of such amendment, deferral or waiver is either, among other things, to (1) change the amount of previously required scheduled debt amortization (other than by reason of repayment thereof) or (2) extend the tenor of previously required scheduled debt amortization, in each case such that the remaining weighted average life of such Portfolio Investment is extended by more than 20% and (ii) the reason for such amendment, deferral or waiver is related to the deterioration of the credit profile of the underlying borrower such that, in the absence of such amendment, deferral or waiver, it is reasonably expected by the Borrower that such underlying borrower either (x) will not be able to make any such previously required scheduled debt amortization payment or (y) is anticipated to incur a breach of a material financial covenant. A DIP Loan shall not be deemed to be a Restructured Investment, so long as it does not meet the conditions of the definition of Restructured Investment.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien and/or third in priority to each of a Permitted Prior Working Capital Lien and a First Lien Bank Loan; provided further, that any portion (and only such portion) of such Second Lien Bank Loan which has a total outstanding debt to EBITDA ratio above 6.00 to 1.00 will be deemed to be a Mezzanine Investment solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Secured Notes” means any senior secured debt security, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that is not a cash equivalent, Mezzanine Investment, First Lien Bank Loan, Last Out Loan, Second Lien Bank Loan or High Yield Security, and that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings; provided however that in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien; and provided, further that any portion (and only such portion) of such a Senior Secured Notes which has a total outstanding debt to EBITDA ratio above 4.50 to 1.00 will be deemed to be a Second Lien Bank Loan solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein; provided, further that any portion (and only such portion) of such Senior Secured Notes which has a total outstanding debt to EBITDA ratio above 6.00 to 1.00 will be deemed to be a Mezzanine Investment solely for the purposes of determining the applicable Portfolio Leverage Advance Rate pursuant to clause (B)(y) of the definition of “Portfolio Leverage Borrowing Base” and not for any other purpose herein

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three (3) months of the applicable date of determination.

“Specified Amount” has the meaning specified in Section 5.13(b).

“Structured Finance Obligations” means any obligation issued by a special purpose vehicle (or any similar obligor in the principal business of offering, originating, financing or warehousing pools of receivables or other financial assets) and secured directly by, referenced to, or representing ownership of or investment in, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations, collateralized debt obligations and mortgage-backed securities, or any finance lease. For the avoidance of doubt, if an obligation satisfies this definition of “Structured Finance Obligation”, such obligation (a) shall not qualify as any other category of Eligible Portfolio Investment and (b) shall not be included in the Portfolio Leverage Borrowing Base.

“Third Party Finance Company” means a Person that is (i) an operating company with employees, officers and directors, (ii) in the primary business of originating loans or factoring or financing receivables, inventory or other current assets and (iii) an unaffiliated third party business organized under the laws of any State of the United States of America, domiciled in the United States of America, and with its principal operations and property located in the United States of America.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 5.12(b).

“Weighted Average Leverage Ratio” means, as of any date of determination, the number obtained by summing the products obtained by multiplying, in the case of each Debt Eligible Portfolio Investment included in the Portfolio Leverage Borrowing Base (but, for the avoidance of doubt, excluding any Debt Eligible Portfolio Investments that are Recurring Revenue Transactions), the leverage ratio (the ratio of indebtedness for borrowed money to EBITDA, expressed as a number) for the Portfolio Company of such Eligible Portfolio Investment of all Indebtedness that has a ranking of payment or lien priority senior to or pari passu with and including the tranche that includes the Borrower’s Eligible Portfolio Investment, by the fair value of such Eligible Portfolio Investment (to the extent included in the Portfolio Leverage Borrowing Base) as of such date and dividing such sum by the aggregate of the fair values of all such Eligible Portfolio Investments and rounding the result up to the nearest 0.01.

Section 5.14.      Taxes. Each Company will timely file or cause to be timely filed all U.S. federal, state and local income Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and will pay all material Taxes for which it is directly or indirectly liable and any material assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings, and with respect to which reserves in conformity with GAAP are provided on the books of such Company. The charges, accruals and reserves on the books of each Company in respect of Taxes and other governmental charges will be adequate in accordance with GAAP.

Section 5.15.      [Reserved].

Section 5.16.      Operations. The Borrower will, and will cause each of its Subsidiaries to, act, in all material respects, in accordance with its and their respective Constituent Documents and any Subscription Documents.

Section 5.17.      [Reserved].

Section 5.18.      [Reserved].

Section 5.19.      Capital Call Accounts; Capital Calls.

(a)            Capital Call Accounts. The Borrower will require that its Investors wire-transfer to the Capital Call Account (whether directly or through the AML Account) all monies or sums paid or to be paid by any Investor to the capital of the Borrower as Capital Contributions as and when Capital Calls are made. In addition, the Borrower will, upon receipt, deposit in the Capital Call Account (whether directly or through the AML Account) any payments and monies that the Borrower receives directly from its Investors as Capital Contributions. Pursuant to the Administration Agreement Side Letter, the funds on deposit in Borrower’s AML Account shall, if not returned to an applicable Investor, be transferred directly into the Capital Call Account. The Borrower shall use commercially reasonable efforts to ensure that, at all times, Administrative Agent shall have electronic monitoring access to the Capital Call Account. Subject to Section 5.23, the applicable Loan Parties will enter into a Control Agreement with respect to each Capital Call Account and each other Control Account.

(b)            No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls. Except in connection with the making of Capital Calls in connection with the exercise of remedies, none of them will be required to refer to the Constituent Documents of the Borrower or any Subscription Document or take any other action with respect to any other matter which might arise in connection with such Constituent Documents or any Subscription Document, or any Capital Call. None of them has any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c)            Administrative Agent’s Rights. Notwithstanding and in furtherance of the other rights and remedies provided herein, the Administrative Agent, on behalf of the Lenders, is hereby authorized, in the name of the Administrative Agent or the name of the Borrower, at any time or from time to time upon the occurrence and while an Event of Default exists, to notify any or all parties obligated to the Borrower with respect to the Capital Commitments to make all payments due or to become due thereon directly to the Administrative Agent on behalf of the Secured Parties, at a different account number, or to initiate one or more Capital Call Notices in order to pay the Obligations. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the other Secured Parties, none of the Administrative Agent or any other Secured Party will ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon. The Administrative Agent will give the Borrower prompt notice of any action taken pursuant to this Section 5.19(c), but failure to give such notice will not affect the validity of such action or give rise to any defense in favor of the Borrower with respect to such action.

(d)            Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its discretion or at the request of the Required Lenders, exercise its rights against the Unfunded Capital Commitments, including the right to (i) call on such Unfunded Capital Commitments, (ii) make and enforce Capital Calls and (iii) receive Capital Contributions, in each case as set forth in Section 7.03 hereof, in each case for the purpose of repaying the Obligations.

Section 5.20.      ERISA Deliverables. At the times a certificate is delivered to the Administrative Agent pursuant to Section 5.01(c) in connection with the financial statements delivered pursuant to Section 5.01(a), unless the Borrower intends to qualify as an Operating Company in order to avoid holding Plan Assets, the Borrower will deliver a No Plan Asset Certificate to the Administrative Agent. If the Borrower intends to qualify as an Operating Company at a time when the Borrower is unable to issue a No Plan Asset Certificate, the Borrower will provide an Operating Company Certificate to the Administrative Agent within 85 days of each Annual Valuation Period of the Borrower.

Section 5.21.      [Reserved].

Section 5.22.      Anti-Hoarding of Assets at Non-Pledged Structured Subsidiaries. If any Non-Pledged Structured Subsidiary is not prohibited by any law, rule or regulation or by any contract or agreement relating to indebtedness from distributing all or any portion of its assets to an Obligor and such assets are not otherwise already scheduled for investment in Portfolio Investments pursuant to binding commitments, then such Non-Pledged Structured Subsidiary shall, if the Borrowing Base is not at least 115% of the Covered Debt Amount at the time of determination, distribute to an Obligor the amount of assets held by such Non-Pledged Structured Subsidiary that such Non-Pledged Structured Subsidiary is permitted to distribute and that, in the good faith judgment of the Borrower, such Non-Pledged Structured Subsidiary does not reasonably expect to utilize, in the ordinary course of business, to obtain or maintain a financing from an unaffiliated third party.

Section 5.23.      Post-Closing Matters.

(a)            Notwithstanding anything to the contrary contained herein, to the extent not delivered on the Effective Date, the Borrower agrees that it will, and will cause each of its Subsidiaries to, complete each of the actions described on Schedule 5.23 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.23 with respect to such action.

(b)            All fees and expenses referred to in Section 4.01(n) not otherwise paid on the Effective Date shall be paid no later than April 15, 2022.

Article VI

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01.      Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness created hereunder or under any other Loan Document;

(b)            Indebtedness (i) of an Obligor to any other Obligor, (ii) of a Financing Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(e). (iii) of an Immaterial Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(h) or (iv) of any Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(i);

(c)            Other Permitted Indebtedness;

(d)            repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(e)            obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(f)            (x) Standard Securitization Undertakings or any Guarantee thereof with respect to the Indebtedness or any other obligations (contingent or otherwise) of any Structured Subsidiary permitted hereunder, and (y) Indebtedness of Financing Subsidiaries, provided that, with respect to this clause (y), (i) on the date that such Indebtedness is incurred (for clarity, with respect to revolving loan facilities, term loan facilities staged advance loan facilities or any other facility, “incurrence” shall be deemed to take place at the time such facility is entered into, and not upon each borrowing thereunder) the Borrower is in pro forma compliance with the covenants set forth in Sections 6.07(a), (b) and (c) prior to and immediately after giving effect to the incurrence thereof and on the date of such incurrence the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) in the case of revolving loan facilities or staged advance loan facilities, upon each borrowing thereunder, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 and (iii) the Obligors’ Net Worth is not less than $50,000,000;

(g)            Obligations of the Borrower under a Permitted SBIC Guarantee;

(h)            Indebtedness of the Borrower under any Hedging Agreements entered into in the ordinary course of the Borrower’s business and not for speculative purposes, in an aggregate amount not to exceed $15,000,000 at any time outstanding (for clarity, the amount of any Indebtedness under any Hedging Agreement shall be the amount such Loan Party would be obligated for under such Hedging Agreement if such Hedging Agreement were terminated at the time of determination); and

(i)            from the Effective Date until the date of the initial Borrowing hereunder, the Redwood Notes.

Section 6.02.      Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including Equity Interests in any Subsidiary) now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)            any Lien on any property or asset of the Borrower existing on the Effective Date and set forth in Schedule 3.11(b), provided that (i) no such Lien shall extend to any other property or asset of any Company, and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)            Liens created pursuant to the Security Documents;

(c)            Liens on assets owned by Financing Subsidiaries securing Indebtedness permitted under Section 6.01(f);

(d)            Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA and Liens on Equity Interests in any Structured Subsidiary described in clause (a) of the definition thereof in favor of and required by any lender providing third-party financing to such Structured Subsidiary;

(e)            (i) precautionary Liens on property that has been contributed, sold or otherwise transferred to a Financing Subsidiary in accordance with the terms of Section 6.03(e) or 6.03(i), (ii) Liens on assets owned by Financing Subsidiaries securing Indebtedness permitted under Section 6.01(f), (iii) Liens on assets owned by Immaterial Subsidiaries created in favor of an Obligor to the extent solely securing Indebtedness permitted under Section 6.01(b)(iii) and (iv) Liens on assets owned by any other Subsidiary created in favor of an Obligor to the extent solely securing Indebtedness permitted under Section 6.01(b)(iv);

(f)            Liens on Special Equity Interests included in the Portfolio Investments, but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01; and

(g)            Permitted Liens.

Section 6.03.      Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger, division, consolidation or amalgamation, or liquidate or provisionally liquidate, wind up or dissolve itself (or suffer any liquidation, provisional liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries to, reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of such Company and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets (including Cash, Cash Equivalents and Equity Interests), whether now owned or hereafter acquired, but excluding, subject to the provisions of clause (d) below, Portfolio Investments in the ordinary course of business, in each case, other than sales or dispositions to any Financing Subsidiary. The Borrower will not, nor will it permit any of its Subsidiaries to, change its name, jurisdiction of formation, chief executive office and/or principal place of business without giving the Administrative Agent a minimum of thirty (30) days’ (or such lesser period as the Administrative Agent may reasonably agree) written notice thereof. Except as permitted pursuant to this Section 6.03 or Section 6.15, the Borrower will not permit any transfer of any Equity Interest in the Borrower or issue additional interests, without, in each case, notice to, and the prior written consent of, the Administrative Agent.

Notwithstanding the foregoing provisions of this Section:

(a)            any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor (or, in the case of a Financing Subsidiary, any other Financing Subsidiary); provided that if any such transaction shall (i) be between a Subsidiary or a wholly-owned Subsidiary Guarantor and the Borrower, the Borrower shall be the continuing or surviving entity and (ii) be between a Subsidiary and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving entity;

(b)            any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly-owned Subsidiary Guarantor of the Borrower (or, in the case of a Financing Subsidiary, any other Financing Subsidiary);

(c)            the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly-owned Subsidiary Guarantor of the Borrower (or, in the case of any capital stock held by a Financing Subsidiary, to any other Financing Subsidiary);

(d)            the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than to a Financing Subsidiary) to unaffiliated third parties so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base or, if there is a Borrowing Base Deficiency, each of the following conditions are satisfied to the reasonable satisfaction of the Administrative Agent: (i) the sale price for such Portfolio Investment was in cash and for full value and 100% of the net proceeds from the sale of such Portfolio Investment are applied towards the repayment of the Loans, (ii) the Borrowing Base Deficiency is not increased by virtue of such sale and (iii) the applicable Obligor delivers to the Administrative Agent a certificate of a Financial Officer of the applicable Obligor certifying as to the satisfaction of each of the foregoing;

(e)            the Obligors may sell, transfer or otherwise dispose of Portfolio Investments, Cash and Cash Equivalents to a Financing Subsidiary (other than the direct ownership interest in any Financing Subsidiary) so long as (i) immediately prior to and immediately after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and no Default exists and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect, (ii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) is not diminished as a result of such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) or (y) the Borrowing Base immediately after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) is at least 115% of the Covered Debt Amount and (iii) the sum of (x) all sales, transfers or other dispositions under this clause (e) that occur after the Revolver Termination Date and do not result in Net Asset Sale Proceeds for fair value that are applied in accordance with Section 2.08(d)(i) and (y) all Investments under Section 6.04(e) that occur after the Revolver Termination Date, shall not exceed 20% of the Commitments on the Revolver Termination Date;

(f)            the Borrower may merge or consolidate with any other Person, so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing;

(g)            the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments or the Equity Interests of any Person, in each case, in the ordinary course of business of the Borrower and its Subsidiaries so long as the aggregate amount of all such sales, leases, transfers and dispositions does not exceed $2,000,000 in any fiscal year;

(h)            any Subsidiary of the Borrower may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Borrower or any wholly-owned Subsidiary Guarantor of the Borrower (or, in the case of a Financing Subsidiary, any other Financing Subsidiary) and (ii) the Borrower determines in good faith that such liquidation is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; and

(i)            an Obligor may transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor (such assets, the “Transferred Assets”); provided that (i) no Default or Event of Default exists or is continuing at such time, (ii) the Covered Debt Amount shall not exceed the Borrowing Base at such time and (iii) the Transferred Assets were transferred to such Obligor by the transferor Financing Subsidiary on the same Business Day that such assets are transferred by such Obligor to the transferee Financing Subsidiary.

Section 6.04.      Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a)            operating deposit accounts with banks and securities accounts with securities intermediaries;

(b)            Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c)            Hedging Agreements entered into in the ordinary course of the Borrower’s business for financial planning and not for speculative purposes;

(d)            Portfolio Investments by the Borrower and any of its Subsidiaries to the extent such Portfolio Investments are of the character of assets permitted to be acquired by business development companies under the Investment Company Act and are permitted by the Borrower’s Investment Policies;

(e)            Equity Interests in (or capital contribution to) Financing Subsidiaries and Investments made in such Financing Subsidiaries, in each case, to the extent expressly permitted under Section 6.03(e) or 6.03(i);

(f)            Investments by any Financing Subsidiary, Immaterial Subsidiary, CFC or Transparent Subsidiary;

(g)            Investments in Cash and Cash Equivalents;

(h)            Investments in Immaterial Subsidiaries; and

(i)            additional Investments of the Borrower and its Subsidiaries up to but not exceeding $5,000,000 in the aggregate (for purposes of this clause (i), the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made), minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of capital or principal on account of such Investment (other than, for the avoidance of doubt, interest or on account of taxes); provided that in no event shall the aggregate amount of any Investment be deemed to be less than zero; and provided further that the amount of any Investment shall not in any event be reduced by reason of any write-off of such Investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out).

Section 6.05.      Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries (other than the Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)            the Borrower may declare or make, or agree to pay or make, dividends with respect to the capital stock of the Borrower (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of the Borrower) payable solely in additional shares of the Borrower’s common stock;

(b)            the Borrower may declare or make, or agree to pay or make, dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed (1) the higher of (x) the net investment income of the Borrower for the applicable fiscal year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.1(a) and (y) 110% of the amount that is estimated by the Borrower in good faith to be required by the Borrower to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto) (the “Tax Amount”) (any such Restricted Payments under this clause (1), the “Permitted Tax Distributions”) plus (2) any additional Restricted Payments so long as, with respect to this clause (2), (i) no Default or Event of Default shall have occurred and be continuing, (ii) prior to and immediately after giving effect to such Restricted Payment, the aggregate amount of Restricted Payments made does not exceed the sum of (a) the aggregate amount of net investment income and net realized capital gains received by the Borrower from April 1, 2022 to the date of such Restricted Payment less (b) the aggregate amount of all distributions paid or payable from April 1, 2022 to the date of such Restricted Payments and (iii) the Covered Debt Amount does not exceed 90% of the Borrowing Base calculated on a pro forma basis after giving effect to any such Restricted Payment; and

(c)            the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or to any Subsidiary Guarantor of the Borrower or to any other entity to the extent the applicable Subsidiary is a wholly-owned Subsidiary of such entity.

Section 6.06.      Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than a Financing Subsidiary with respect to its assets) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (i) the Loan Documents and (ii) any indenture, agreement, instrument or other arrangement pertaining to other Indebtedness of the Borrower or its Subsidiaries permitted hereby to the extent any such indenture, agreement, instrument or other arrangement does not restrict or otherwise impose adverse conditions upon, in each case in any material respect, the rights or remedies of the Lenders hereunder or under any other Loan Document or the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, except for any prohibitions or restraints contained in any agreement, instrument or other arrangement pertaining to any sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (i) only apply to such assets and (ii) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of any Company to perform any other obligation under any of the Loan Documents.

Section 6.07.      Certain Financial Covenants.

(a)            Minimum Shareholders’ Equity Test. The Borrower will not permit Shareholders’ Equity as of the last day of any fiscal quarter to be less than $40,740,000 plus 50% of the net proceeds of sales of equity interests of the Borrower (including Capital Contributions from all Investors, but excluding proceeds of reinvested dividends) after the Effective Date (such amount, the “Minimum Shareholders’ Equity Threshold”).

(b)            Obligors’ Net Worth. The Borrower will not permit the Obligors’ Net Worth as of the last day of any fiscal quarter to be less than an amount equal to (i) the Minimum Shareholders’ Equity Threshold minus (ii) 50% of the lesser of (a) the aggregate investment in Financing Subsidiaries (determined as the cumulative amount invested at the time of investment) and (b) 25% of the Borrower’s Capital Commitments.

(c)            Consolidated Asset Coverage Ratio. The Borrower will not permit the Consolidated Asset Coverage Ratio to be less than 150% at any time (after giving effect to any Exemptive Order granted by the SEC relating to the exclusion of any indebtedness of any SBIC Subsidiary from the definition of Senior Securities).

(d)            Consolidated Interest Coverage Ratio. Beginning with the fiscal quarter ending March 31, 2023, the Borrower will not permit its Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter, to be less than 2.00:1.00.

Section 6.08.      Transactions with Affiliates.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its or their Affiliates, even if otherwise permitted under this Agreement, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Company (or, in the case of a transaction between a Loan Party and a non-Loan Party, not less favorable to such Loan Party) than could be obtained at the time on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) transactions provided in the Affiliate Agreements as the same may be amended in accordance with Section 6.11(b), (iv) Restricted Payments permitted by Section 6.05, dispositions permitted by Section 6.03(e) and 6.03(j) and Investments permitted by Section 6.04(e), (v) the payment of compensation and reimbursement of expenses of directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification to directors in the ordinary course of business and (vi) existing transactions with Affiliates as set forth in Schedule 6.08.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any issuer of an Affiliate Investment (including any Investment that becomes an Affiliate Investment as a result of such transaction, or any modification, supplement or waiver to an existing Affiliate Investment), even if otherwise permitted under this Agreement, except transactions in the ordinary course of business that are either (i) on terms and conditions not less favorable to such Company than could be obtained at the time on an arm’s-length basis from unrelated third parties or (ii) in the nature of an amendment, supplement or modification to any such Affiliate Investment on terms and conditions that are similar to those obtained by debt or equity investors in similar types of investments in which such investors do not have the controlling equity interest, in each case, as reasonably determined in good faith by the Borrower.

Section 6.09.      Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any business other than in accordance with the Borrower’s Investment Policies.

Section 6.10.      No Further Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries (other than a Financing Subsidiary with respect to its assets) to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents and documents with respect to Indebtedness permitted under Section 6.01(c) (with respect to clause (c) of the definition of Other Permitted Indebtedness), (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; and (c) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and Security Agreements and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Loans or any Hedging Agreement.

Section 6.11.      Modifications of Certain Documents.

(a)            The Borrower will not, nor will it permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify in any respect any Affiliate Agreement to the extent such modifications would be materially adverse to any Agent or any of the Lenders.

(b)            The Borrower will not, nor will it permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify in any respect its Investment Policies to the extent such modifications would be materially adverse to any Agent or any of the Lenders unless such amendment, supplement, waiver or other modification is required by applicable law or a Governmental Authority.

(c)            Without the prior written consent of the Administrative Agent and the Required Lenders, the Borrower may not alter, amend, modify, terminate, or change any provision of its Constituent Documents, including, without limitation, any such amendment affecting the Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Borrower or Secured Party, or relating to Capital Call Notices, Capital Commitments, Capital Contributions or Unfunded Capital Commitments, in any way that materially adversely impacts the Collateral, would have a material adverse effect on the Liens or rights of the Lenders, or is materially adverse to the Secured Parties (each a “Material Amendment”). With respect to any proposed amendment, modification or change to any Constituent Document, the Borrower will notify the Administrative Agent of such proposal. The Administrative Agent will determine, in its sole discretion (that is, the determination of the other Lenders will not be required), whether such proposed amendment, modification or change to such Constituent Document is a Material Amendment, and will use reasonable efforts to notify the Borrower of its determination within ten (10) Business Days of the date on which it is deemed to have received such notification pursuant to Section 9.01. If the Administrative Agent determines that the proposed amendment is a Material Amendment, the approval of the Required Lenders and the Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 9.02), and the Administrative Agent will notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by the Borrower. If the Administrative Agent determines that the proposed amendment is not a Material Amendment, the Borrower may make such amendment without the consent of the Lenders. Notwithstanding the foregoing, without the consent of the Administrative Agent or the Lenders, the Borrower may amend its Constituent Documents: (i) to admit new Investors to the extent permitted by this Agreement; (ii) to reflect transfers of interests permitted by this Agreement or (iii) if applicable, to extend the Commitment Period (as defined in the Subscription Documents). The Borrower will deliver to the Administrative Agent, on the day of the effectiveness thereof, a certified copy of any amendment, supplement, modification or change to its Constituent Documents.

(d)            Subject to clause (c) above, no Borrower or other Loan Party will amend, supplement, waive or modify any other Constituent Document of the Borrower or Loan Party, as applicable, to the extent such modifications would be materially adverse to the Administrative Agent or any of the Lenders.

(e)            Neither the Borrower nor any other Loan Parties will amend, supplement, waive or modify any Subscription Document, other than an amendment, supplement, waiver or modification that would not be materially adverse to the Administrative Agent or any of the Lenders. The Borrower will deliver to the Administrative Agent, on the date of effectiveness thereof, a copy of any amendment, supplement, waiver or other modification to its Subscription Documents and, if the Administrative Agent determines in its sole discretion that such amendment, supplement, waiver or other modification entered into on or after the Effective Date is materially adverse to the Administrative Agent or any of the Lenders, the applicable Investor will be excluded from the Subscription Borrowing Base, except with the approval of the Required Lenders and the Administrative Agent. The Borrower will use commercially reasonable efforts to give the Administrative Agent prior written notice and copies of close to final proposed drafts of any amendment, supplement, waiver or other modification to its Subscription Documents.

(f)            The Administrative Agent and the Lenders hereby acknowledge and agree that the Borrower may, at any time and from time to time, without the consent of the Administrative Agent, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(c) and (f), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms, so long as such Indebtedness continues to be permitted under Section 6.01(c) or (f); provided, that, (i) immediately after giving effect to such amendment, restatement, termination or other modification of such Indebtedness permitted under Section 6.01(c), such Indebtedness shall constitute Other Permitted Indebtedness and (ii) no such amendment, restatement or modification shall, unless the Borrower complies with the terms of Section 5.08(a)(i) hereof, cause a Structured Subsidiary to fail to be a “Structured Subsidiary” in accordance with the definition thereof.

(g)            None of the Companies will enter into or maintain any advisory or investment management agreement other than (i) the Affiliate Agreements or (ii) with respect to any Structured Subsidiary, so long as such advisory or investment management agreement is solely between such Structured Subsidiary and the Investment Advisor.

Section 6.12.      SBIC Guarantees. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

Section 6.13.      Derivative Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any swap or derivative transactions (including total return swaps) or other similar transactions or agreements, except for Hedging Agreements to the extent permitted pursuant to Sections 6.01(g) and 6.04(c).

Section 6.14.      Side Letters. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any new Side Letter or other arrangement on or after the Effective Date with any Investor, other than (x) with a new Investor as permitted under and in accordance with Section 6.15(c) or (y) with an existing Investor to the extent such Side Letter or other arrangement (i) does not materially impair the obligation and the liability of such Investor to make a Capital Contribution under its Subscription Documents and (ii) is not materially adverse to the Administrative Agent or any of the Lenders. The Borrower will deliver to the Administrative Agent, on the day of the effectiveness thereof, a copy of any Side Letter or other arrangement, and, if the Administrative Agent determines in its sole discretion that such Side Letter or other arrangement entered into is materially adverse to the Administrative Agent or any of the Lenders, the applicable Investor will be excluded from the Subscription Borrowing Base except with the approval of the Required Lenders (unless the approval of all Lenders is required consistent with the terms of Section 9.02) and the Administrative Agent. The Borrower will use commercially reasonable efforts to give the Administrative Agent prior written notice and copies of close to final proposed drafts of any Side Letter or other arrangement.

Section 6.15.      Transfer by, or Admission of, Investors.

(a)            Subject to the terms and provisions of any Side Letter delivered to the Administrative Agent, the Borrower may not permit the Transfer of the Subscribed Interest of any Investor without the prior written consent of the Administrative Agent;

(b)            designation of any transferee as an Eligible Investor will require the consent of the Administrative Agent and the Required Lenders;

(c)            the Borrower shall not admit any Person that is an assignee of an interest in the Borrower as a substitute Investor or any other Person as a new Investor (whether due to a Transfer by an existing Investor or otherwise) (a “Subsequent Investor”) unless: (i) such Person is not currently Subject to Sanctions, (ii) such admission is effected in accordance with the terms of the Subscription Documents, (iii) the Borrower has delivered a copy of such Investor’s Subscription Documents or assignment agreement and a revised Schedule 3.23 to the Administrative Agent, (iv) such Person has provided the Administrative Agent and the Lenders with all documentation and other information reasonably requested by any of the Administrative Agent or the Lenders in writing or required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (v) such Person has provided the Administrative Agent and the Lenders any other Subscription Documents similar to that described in Section 4.01(a)(vii) satisfactory to the Administrative Agent in its reasonable discretion and (vi) no Borrowing Base Deficiency shall exist at the time of and immediately after giving effect to such admission; and

(d)            the Borrower will give the Administrative Agent prior written notice of the admission of any new Investor.

Section 6.16.      Capital Commitments and Capital Events. The Borrower may not, without the prior written approval of the Administrative Agent: (a) effect or permit (to the extent within the Borrower’s control) a Capital Event with respect to any Investor; (b) excuse any Investor from or permit any Investor to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder or (c) permit any Investor to voluntarily withdraw its interest in a Loan Party.

Section 6.17.      Transfer of Unfunded Capital Commitments and Capital Contributions. The Borrower shall not (i) transfer the Unfunded Capital Commitments of any of its Investors to any other Person other than an Obligor; or (ii) cause Capital Contributions to be made by any of its Investors to any other Person other than an Obligor (other than to the extent made to the AML Account pursuant to the terms and provisions of the Administration Agreement Side Letter).

Section 6.18.      Capital Calls. Other than pursuant to this Agreement and the other Loan Documents or as expressly set forth in the Subscription Documents as in effect on the Effective Date (or, with respect to any new Investors after the Effective Date, on the date such Investor becomes a new Investor), the Borrower will not make any contractual or other agreement with any Person which will restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof at any time.

Section 6.19.      Capital Call Accounts. The Borrower will not direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than a Capital Call Account (whether directly or through the AML Account). The Borrower will cooperate with the Administrative Agent with respect to providing instructions to the AML Administrator pursuant to the terms of the Administration Agreement Side Letter.

Section 6.20.      Borrower Limitations. Other than with respect to delegations and transfers under these Loan Documents, the Borrower will not delegate or transfer: (a) any of its rights to issue Capital Call Notices, (b) any of its rights to require that the Investors make Capital Contributions, (c) any other right or remedy relating to enforcement of the Investors’ obligation to make Capital Contributions in accordance with any Subscription Document or (d) subject to the terms and provisions of any Side Letter delivered to the Administrative Agent, any of its rights to consent to the Transfer by any Investor of its Subscribed Interest in the Borrower or any Capital Event.

Section 6.21.      ERISA Compliance. (a) None of the Borrower or any of its Subsidiaries may establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan that could reasonably be expected to result in a Material Adverse Effect; (b) without the approval of all Lenders, the Borrower may not take any action (or omit to take any action) that would cause its underlying assets to constitute Plan Assets; (c) the Borrower may not change its Annual Valuation Period without giving prior written notice to Administrative Agent; and (d) no Loan Party may take any action, or omit to take any action, which would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any Taxes, penalty, damages or any other claim or relief under the Code or ERISA, assuming for this purpose that none of the Lenders are using Plan Assets in connection with the Loans and the Commitments unless all conditions of a relevant prohibited transaction exemption are satisfied and that Administrative Agent’s actions (if any) with respect to any ERISA Investor are in compliance with Section 7.02 hereby.

Article VII

EVENTS OF DEFAULT

Section 7.01.      Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            the Borrower shall (i) fail to pay any principal of any Loan (including any principal payable under Section 2.08(b), (c) and (d)) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to Cash Collateralize any LC Exposure as and when required by Section 2.18(k);

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect);

(d)            any Company shall fail to observe or perform any covenant, condition or agreement contained in:

(i)            Section 5.01(d)(iii), Section 5.02(a), Section 5.03 (with respect to any Company’s existence only, and not with respect to any Company’s rights, licenses, permits, privileges or franchises), Sections 5.08(a) or (b), Section 5.09, Section 5.10, Section 5.11, Section 5.12, Section 5.15, Section 5.19, Section 5.23 or Article VI;

(ii)            Section 7 of the Guarantee and Security Agreement solely to the extent such covenant, condition or agreement is not also contained in this Agreement (and if also contained in this Agreement, such covenant, condition or agreement shall be subject to the relevant provision (including any cure or grace period with respect thereto) in this Section 7.01 applicable thereto and not this clause (ii));

(iii)            Section 5.01(d) (other than Section 5.01(d)(iii)), Section 5.01(m), Section 5.02(j) or Section 5.02(k) and, in the case of this clause (iii), such failure shall continue unremedied for a period of three (3) or more days after the earliest of the Borrower’s knowledge of such failure; or

(iv)            Section 5.01 (other than Section 5.01(d) or Section 5.01(m)), Section 5.02 (other than Section 5.02(a), Section 5.02(j) or Section 5.02(k)) or Section 5.20 and, in the case of this clause (iv), such failure shall continue unremedied for a period of five (5) or more days after the earliest of the Borrower’s knowledge of such failure;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (i) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower and (ii) the earliest of the Borrower having obtained actual knowledge thereof;

(f)            any Company shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(g)            any event or condition occurs that (i) results in all or any portion of any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, unless, in the case of this clause (ii), such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (2) convertible debt that becomes due as a result of a contingent mandatory conversion or redemption event provided such conversion or redemption is effectuated only in capital stock that is not Disqualified Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash);

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Investment Advisor or any Company (other than Immaterial Subsidiaries) or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Investment Advisor or any Company (other than Immaterial Subsidiaries) or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any of the Investment Advisor or any Company (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Investment Advisor or any Company (other than Immaterial Subsidiaries) or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any of the Investment Advisor or any Company (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            (x) there is rendered against any Company or any combination thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary judgments that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect and, in either case, (1) enforcement proceedings, actions or collection efforts are commenced by any creditor upon such judgment or order, or (2) there is a period of thirty (30) consecutive days during which such judgment is undischarged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or (y) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Company to enforce any such judgment referred to in the above clause (x);

(l)            (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability of any Company in an aggregate amount exceeding $2,500,000, (ii) (x) there is or arises Unfunded Pension Liability with respect to Plans maintained by any Company (taking into account only such Plans with positive Unfunded Pension Liability) in an aggregate amount of $2,500,000 or more, or (y) there is or arises Unfunded Pension Liability with respect to Plans maintained by any Company or any of its or their ERISA Affiliates in an aggregate amount (taking into account only such Plans with positive Unfunded Pension Liability) that could reasonably be expected to result in a Material Adverse Effect, or (iii) (x) if each Company were to withdraw from all Multiemployer Plans in a complete withdrawal, the aggregate Withdrawal Liability that would be incurred would be in excess of $2,500,000, or (y) if each Company and each of its respective ERISA Affiliates were to withdraw from all Multiemployer Plans in a complete withdrawal, the aggregate Withdrawal Liability that would be incurred could reasonably be expected to result in a Material Adverse Effect;

(m)            [reserved];

(n)            a Change in Control shall occur;

(o)            any SBIC Subsidiary shall become the subject of an enforcement action and be transferred into liquidation status by the SBA;

(p)            the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments held by Obligors having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments held by Obligors, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent (or any Loan Party or any Affiliate of a Loan Party shall so assert in writing), free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a disposition in a transaction or series of transactions permitted under this Agreement; provided that if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the earlier of (i) the earliest of the Borrower becoming aware of such default and (ii) the Borrower’s receipt of written notice of such default thereof from the Administrative Agent, unless, in each case, the continuance thereof is a result of a failure of the Collateral Agent or Administrative Agent to take an action within their control (and the Borrower has requested that the Collateral Agent or Administrative Agent take such action);

(q)            except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Loan Party, declared ineffective, illegal or inoperative in any material respect or in any way whatsoever ceases to give or provide the respective material rights, titles, interest remedies, powers or privileges intended to be created thereby, or there shall be any actual invalidity of any guaranty thereunder or any Loan Party or any Affiliate of an Loan Party shall so assert in writing; or

(r)            Investors having Capital Commitments aggregating 15% or greater of the aggregate Capital Commitments of all Investors default in their obligation to fund any Capital Call within fifteen (15) Business Days’ written notice of such Capital Call.

then, and in every such event (other than an event described in clause (h), (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event described in clause (h), (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and (iii) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lender’s rights and remedies under the Loan Document, or as otherwise provided under or pursuant to any applicable law or agreement.

In the event that the Loans shall be declared or shall become due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent, the Issuing Bank or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately Cash Collateralize such LC Exposure plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize such LC Exposure shall become effective immediately, and such deposit shall become immediately due and payable without demand or other notice of any kind, upon the occurrence of an Event of Default described in clause (h), (i) or (j) of this Article.

Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) (i) the Commitments shall automatically and without further act be terminated and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans, whether or not such Lender shall previously have participated therein, and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04 and the Borrower hereby consents and agrees to the CAM Exchange. It is understood and agreed that the CAM Exchange, in itself, will not affect the aggregate amount of Designated Obligations owing by the Loan Parties. The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Lender to accept such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment). Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

Section 7.02.      Certain Actions with Respect to Capital Calls. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, during a Capital Call Trigger Period, to (i) initiate one or more Capital Calls in order to pay the Loans then due and owing with respect to any Investor that is not an ERISA Investor (or, with respect to an ERISA Investor, compel the Borrower to initiate one or more Capital Calls to such ERISA Investor), (ii) notify the Investors that are not ERISA Investors (or, with respect to any ERISA Investor, compel the Borrower to notify such ERISA Investors) to make all payments due or to be come due with respect to their Capital Commitments directly to the Administrative Agent on behalf of the Secured Parties or to an account other than a Control Account, (iii) take or bring in the name of the Borrower (and with respect to any ERISA Investor, solely as agent for the Borrower), or that of the Secured Parties, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of the Borrower in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments or (vii) exercise any other right, privilege, power or remedy provided to the Borrower under any Constituent Document of the Borrower or the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrower notice of actions taken pursuant to this Section 7.02 concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrower’s obligations hereunder. The Administrative Agent is hereby authorized to execute any documents or take any other actions specified in this Section 7.02 in pursuance of the powers granted to it pursuant to the irrevocable power of attorney granted to it by the Borrower pursuant to Section 7.03. Notwithstanding any provision hereof to the contrary, the Administrative Agent shall, in respect of any ERISA Investor, take no action on its own behalf in directing payments under this Article 10 or otherwise under this Agreement, but rather take such action solely on behalf of the applicable general partner to call capital into the applicable Loan Party.

Section 7.03.      Additional Actions Relating to Capital Calls. At any time during a Capital Call Trigger Period, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any Capital Contribution shall be a full and complete release, discharge and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, on behalf of the Borrower, to during a Capital Call Trigger Period endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution coming into the Administrative Agent’s possession, and to apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent is hereby authorized during a Capital Call Trigger Period to execute any documents or take any actions specified in this Section 7.03 in pursuance of the powers granted to it pursuant to the irrevocable power of attorney granted to it by the Borrower pursuant to this Section 7.03. The Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest and given by way of security to secure the performance of the Obligations, to, during a Capital Call Trigger Period, execute all checks, drafts, receipts, instruments, instructions or other documents, agreements, or items on behalf of the Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens in the Collateral or the repayment of the Obligations, and none of the Administrative Agent or the Secured Parties, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from the exercise of such power of attorney.

Section 7.04.      Performance by the Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure results in an Event of Default, the Administrative Agent may, but is not obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party as long as such Event of Default is continuing. In such event, the Loan Parties will, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at the Administrative Agent’s Account, together with interest thereon as specified in Section 2.10(e) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor any other Secured Party assumes any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action will the Administrative Agent or any other Secured Party be deemed to create a partnership arrangement with any Loan Party or any related Person.

Article VIII

THE AGENTS

Section 8.01.      Appointment.

(a)            Appointment of the Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)            Appointment of the Collateral Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its collateral agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to have all the rights and benefits hereunder and thereunder (including Section 9 of the Guarantee and Security Agreement), and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition to the rights, privileges and immunities in the Guarantee and Security Agreement, the Collateral Agent has been and shall be entitled to all rights, privileges, immunities, exculpations and indemnities of the Administrative Agent and for such purpose each reference to the Administrative Agent in this Article VIII has been and shall be deemed to include the Collateral Agent.

Section 8.02.      Capacity as Lender. The Person serving as an Agent hereunder and under any other Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of business with the Borrower or any of its Subsidiaries or any of its or their other Affiliates as if it were not an Agent hereunder, and such Person and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or any of its or their other Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.

Section 8.03.      Limitation of Duties; Exculpation. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except, solely in the case of the Administrative Agent, discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise upon receipt of and pursuant to specific instruction in writing to do so delivered by the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein and in the other Loan Documents, no Agent shall have any duty to disclose, nor shall any Agent be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including under the circumstances as provided in Section 9.02 or Article VIII of this Agreement) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent. Notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent be liable or responsible in any way or manner for the failure to obtain or receive an IVP External Unquoted Value for any asset or for the failure to send any notice required under Section 5.12(b)(ii)(B)(x).

Section 8.04.      Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by or on behalf of the proper Person or Persons, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.      Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent is responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06.      Resignation; Successor Administrative Agent. Any Agent may resign at any time by notifying the Lenders, the Issuing Bank and, the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed (provided that no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which is not a Direct Competitor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after any retiring Agent gives notice of its resignation, then, solely with respect to the Administrative Agent, the Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders of the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring (or retired) Agent and such retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder or under any other Loan Document, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

Section 8.07.      Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.      Modifications to Loan Documents. Except as otherwise provided in Section 9.02(b) or 9.02(c) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents) (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, no Agent shall (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and each Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents) have consented.

Section 8.09.      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to and covers such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

For purposes of this Section 8.09, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Section 8.10.      Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations (as defined in the Guarantee and Security Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Hedging Agreement, the obligations under which constitute Hedging Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Hedging Agreements shall be deemed to have appointed the Administrative Agent and Collateral Agent to serve as administrative agent and collateral agent, respectively, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d)            Without limiting the provisions of Section 8.12, any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released, and the Lenders irrevocably authorize the Administrative Agent to take any action with respect to such release: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations); (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents). Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents) will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 8.10.

Section 8.11.      Third Party Beneficiaries. The provisions of this Article VIII are solely for the benefit of the Secured Parties, and no Loan Party will have rights as a third party beneficiary of any of such provisions.

Section 8.12.      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) will be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 2.09 and otherwise hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein is deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.13.      Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.14.      Non-Receipt of Funds by Administrative Agent; Erroneous Payments.

(a)            Unless Administrative Agent shall have received notice from a Lender or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Lender is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) in the case of the Borrower, (x) with respect to SOFR Borrowings, the interest rate applicable to SOFR Loans having an Interest Period of one month’s duration, (y) with respect to Eurocurrency Borrowings, the interest rate applicable to Eurocurrency Loans having an Interest Period of one month’s duration and (z) with respect to Borrowings denominated in Pounds Sterling, the interest rate applicable to RFR Loans.

(b)            (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.14(b) shall be conclusive, absent manifest error.

(ii)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)            The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv)            Each party’s obligations under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Obligors under any Loan Document.

Article IX

MISCELLANEOUS

Section 9.01.      Notices; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or to the extent permitted by Section 9.01(b) or otherwise herein, e-mail, as follows:

(i)            if to the Borrower, to it at:

Redwood Enhanced Income Corp.

250 West 55th Street

New York, NY 10019

Attention: Linda Forish; Saeed Chaudhri; Adam Bensley
Telephone: 212-970-1420; 212-970-1422; 212-970-1419

E-Mail: lforish@redwoodcap.com; schaudhri@redwoodcap.com; abensley@redwoodcap.com with a copy to (which shall not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Jay R. Alicandri, Esq.

Telephone: (212) 698-3800

E-Mail: jay.alicandri@dechert.com

(ii)            if to the Administrative Agent or the Issuing Bank, to it at:

ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attention: Patrick Frisch and Dina Kook
Telephone: (646) 424-6912 / (646) 424-6917
E-Mail: patrick.frisch@ing.com and

dina.kook@ing.com

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Andrew J. Klein, Esq.
Telephone: (212) 859-8030
E-Mail: andrew.klein@friedfrank.com

(iii)            if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.03 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Posting of Communications.

(i)            For so long as a Debtdomain™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy their obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website (and, at the request of the Administrative Agent, one hard copy thereof to the Administrative Agent); provided that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website.

(ii)            The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, Debtdomain™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(iii)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Loan Party hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iv)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT FOR DIRECT DAMAGES THAT A COURT OF COMPETENT JURISDICTION DETERMINES IN A FINAL AND NON-APPEALABLE JUDGMENT THAT THE ADMINISTRATIVE AGENT ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE SELECTION OF SUCH SUB-AGENTS.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(v)            Each Lender and the Administrative Agent agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender and the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(vi)            Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vii)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02.      Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, subject to Section 2.16(b), no such agreement shall

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)            reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)            postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable to a Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than any waiver of the default rate of interest),

(iv)            change Section 2.15(b), (c) or (d) or Section 2.08(g) (or other sections referred to therein to the extent relating to pro rata payments) in a manner that would alter the pro rata reduction of commitments, sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly affected thereby,

(v)            change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vi)            permit the assignment or transfer by any Loan Party of any of its rights or obligations under any Loan Document without the written consent of each Lender,

(vii)            at any time prior to the Commitment Period Expiration Date, amend the definitions of “Eligible Investor”, “Exclusion Event”, or any of the related defined terms with respect to each of the foregoing without the written consent of each Lender; or

(viii)            change any of the provisions of the definition of the term “Agreed Foreign Currency” or any other provision hereof specifying the Foreign Currencies in which each Multicurrency Lender must make Multicurrency Loans, or make any determination or grant any consent hereunder with respect to the definition of “Agreed Foreign Currencies” without the written consent of each Multicurrency Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder without the prior written consent of such affected Agent or the Issuing Bank, as the case may be, and (y) the consent of Lenders holding not less than two-thirds of the total Revolving Credit Exposures and unused Commitments will be required for (A) any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base, Portfolio Leverage Borrowing Base or the Subscription Borrowing Base (including the definitions used therein), or the valuation procedures set forth in Section 5.12, and (B) any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.

In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

Notwithstanding anything to the contrary contained herein, if any Governmental Authority with authority over the Administrative Agent, the Collateral Agent, or any Lender asserts (or the Administrative Agent determines that any Governmental Authority may assert) that (a) the Borrower is (or may be deemed) a “covered fund” under the Volcker Rule, and (b) the Transactions or the terms of this Agreement or the Loan Documents create an ownership interest (as defined in the Volcker Rule) in the Borrower, then the Agents and the Required Lenders shall have the right (without the consent of the Borrower or any other Loan Party) to amend, modify or supplement this Agreement or any other Loan Document in a manner that they deem satisfactory to cure the condition or event described above.

(c)            Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement or the Control Agreements, as applicable, and the Liens granted under the Guarantee and Security Agreement may not be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding any such increase pursuant to a Commitment Increase under Section 2.06(f)) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, subject to Section 2.16(b), (i) without the written consent of the holders exceeding 67% of the total Revolving Credit Exposures and unused Commitments, no such waiver, amendment or modification to the Guarantee and Security Agreement shall (A) release any Loan Party representing more than 10% of Shareholders’ Equity from its obligations under the Security Documents, (B) release any guarantor representing more than 10% of Shareholders’ Equity under the Guarantee and Security Agreement from its guarantee obligations thereunder, or (C) amend the definition of “Collateral” under the Security Documents (except to add additional collateral) and (ii) without the written consent of each Lender, no such agreement shall (W) release all or substantially all of the Loan Parties from their respective obligations under the Security Documents, (X) release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, (Y) release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, or (Z) alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to the collateral security provided thereby; except that no such consent described in clause (i) or (ii) above shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to (i) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents) have consented, or otherwise in accordance with Section 9.15.

(d)            Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent requiring (i) the consent of “each Lender” or “each Lender affected thereby,” or (ii) the consent of “two-thirds of the holders of the total Revolving Credit Exposures and unused Commitments”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.17(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

(e)            Ambiguity, Omission, Mistake or Typographical Error. Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify (x) any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document or (y) any changes to this Agreement or any other Loan Document that are not adverse to any Lender for the purposes of adding an additional Investor, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, or make such other change, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03.      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket fees, costs and expenses actually incurred by the Administrative Agent, the Collateral Agent and their Affiliates, limited with respect to legal fees, costs and expenses to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction and one regulatory counsel in each relevant specialty for the Administrative Agent and the Collateral Agent collectively and, in each case, excluding the allocated costs of internal counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration (other than internal overhead charges) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) including all costs and expenses of the Independent Valuation Provider, (ii) all reasonable and documented out-of-pocket fees, costs and expenses actually incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket fees, costs and expenses actually incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender (limited, in the case of legal fees, costs and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of outside legal counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction and one regulatory counsel in each relevant specialty for the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders collectively and, in the case of any actual or perceived conflict of interest with respect to any such Person, another firm of outside legal counsel in each relevant material jurisdiction for all such affected Persons collectively and, in each case, excluding the allocated costs of internal counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges actually incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Notwithstanding the foregoing, the reimbursement of amounts incurred pursuant to Section 5.12(b)(iii) shall be subject to the Supplemental IVP Cap.

(b)            Indemnification by the Borrower. The Borrower shall indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.14) (limited, in the case of legal fees, costs and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of outside legal counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction and one regulatory counsel in each relevant specialty for the Indemnitees collectively and, in the case of any actual or perceived conflict of interest with respect to any Indemnified Person, another firm of outside legal counsel in each relevant material jurisdiction for all such affected Indemnified Persons collectively and, in each case, excluding the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby (including any arrangement entered into with an Independent Valuation Provider), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by any Company, any Indemnitee or a third party and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the willful misconduct or gross negligence of such Indemnitee, (y) a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a claim between any Indemnitee or Indemnitees, on the one hand, and any other Indemnitee or Indemnitees, on the other hand (other than (1) any dispute involving claims against the Administrative Agent or the Issuing Bank, in each case in their respective capacities as such, and (2) claims arising out of any act or omission by the Borrower and/or its Related Parties).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Loan Party; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the and/or Borrower under the preceding provisions of this subsection.

(c)            Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such or against any Related Party of any of the foregoing acting for any Agent (or any sub-agent) or the Issuing Bank in connection with such capacity.

(d)            Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of information or other materials sent through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability is determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(e)            Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f)            No Fiduciary Relationship. Each Agent, each Lender and each of their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of a Company, its equityholders and/or its affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and any Company, its equityholders or its Affiliates, on the other. Each Company acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and any Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly provided in any of the Loan Documents, no Lender has assumed an advisory or fiduciary responsibility in favor of any Company, any of its equityholders or any of its affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Company, its equityholders or its affiliates on other matters) and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Company, its or their management, its equityholders, its creditors or any other Person. The Borrower and each other Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each other Loan Party agrees that it will not claim that any Lender has rendered advisory services hereunder of any nature or respect, or owes a fiduciary duty to any Company, in each case, in connection with such transactions contemplated hereby or the process leading thereto.

Section 9.04.      Successors and Assigns.

(a)            Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender which is not in accordance with this Section shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.

(i)            Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided that, in the case of the Borrower, it shall be deemed reasonable to object to an assignment to any Direct Competitor) of:

(A)            the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if Default or an Event of Default has occurred and is continuing, any other assignee, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B)            the Administrative Agent and, in the case of an assignment of Multicurrency Loans or Commitments, the Issuing Bank; provided that no consent of the Administrative Agent or the Issuing Bank shall be required for an assignment by a Lender to a Lender or an Affiliate of a Lender with prior written notice by such assigning Lender to the Administrative Agent and the Issuing Bank.

(ii)            Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure, the amount of the Commitment or Loans and LC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing;

(B)            each partial assignment of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments and Loans and LC Exposure;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Subsidiary Guarantors shall not be obligated (except in the case of an assignment pursuant to Section 2.17(b)); and

(D)            the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)            Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)            Maintenance of Registers by Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive, and the Borrower, the Issuing Bank, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)            Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.12 (or any other increased costs protection provision), 2.13 or 2.14. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Loan Parties shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC nor of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f)            Participations. Any Lender may sell participations to one or more banks or other entities other than, so long as no Default or Event of Default has occurred and is continuing, any Direct Competitor (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Issuing Bank, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including Sections 2.14(f) and (g) (it being understood that the documentation required under Sections 2.14(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Borrower’s request and the Borrower’s expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (each a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)            Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 , 2.13 or 2.14 than the applicable Lender would have been entitled to receive. A Participant of a Foreign Lender that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant agrees to comply with Sections 2.14(f) and (g) as though it were a Lender (it being understood that that the documentation required under Sections 2.14(f) and (g) shall be delivered to the participating Lender).

(h)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)            No Assignments or Participations to the Borrower or Affiliates or Certain Other Persons. Anything in this Section to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Commitment, Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries, or the Investment Advisor, or any of its or their respective Affiliates, without the prior consent of each Lender, or (ii) assign any interest in any Commitment, Loan or LC Exposure held by it hereunder to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment would be a Defaulting Lender.

(j)            Multicurrency Lenders. Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing, must be to a Person that is able to fund and receive payments on account of each Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency”

(k)            Certain Matters Relating to Direct Competitors. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Direct Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Direct Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Direct Competitor. The list of Direct Competitors will be made available by the Administrative Agent to any Lender, Participant or potential Lender or Participant upon request.

Section 9.05.      Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuances of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.      Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document and any amendment, consent or waiver thereof shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07.      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.      Right of Setoff. In addition to any rights and remedies of the Agents and the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of its or their Subsidiaries) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or under any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that such Lender shall not exercise any right of setoff given in this Section 9.08 without obtaining the prior written consent of the Administrative Agent. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank or Affiliate may have; provided that in the event any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.09.      Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and the other Loan Documents (unless otherwise set forth therein) shall be construed in accordance with and governed by the law of the State of New York.

(b)            Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (unless otherwise set forth therein), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any of its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.      Judgment Currency. This is a loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”) and payment in New York City or the country of the Specified Currency (the “Specified Place”) is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. Subject to Section 2.15(a), the payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency in the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 9.12.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.      Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Company (in connection with this Agreement or otherwise) by any Agent or Lender or by one or more subsidiaries or affiliates of such Agent or Lender and the Borrower hereby authorizes each Agent and Lender to share any information delivered to such Agent or Lender by any Company pursuant to this Agreement, or in connection with the decision of such Agent or Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were an Agent or Lender (as applicable) hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of a Company and/or its Affiliates.

(b)            Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender agree not to disclose any confidential Information consisting of the underwriting memoranda or similar materials delivered pursuant to Section 5.01(i) to a prospective assignee or Participant that is a Direct Competitor, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and any of its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any insurer, (ii) any rating agency in connection with rating any Company or the Loans and (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) in connection with the Lenders’ right to grant a security interest pursuant to Section 9.04(h) to the Federal Reserve Bank or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section, to any other pledgee or assignee pursuant to Section 9.04(h).

For purposes of this Section, “Information” means all information received from any Company relating to any Company or any of its businesses (including any Portfolio Investments), other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Company, provided that, in the case of information received from any Company after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14.      USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with said Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (including, without limitation, delivery to such Lender of a Beneficial Ownership Certification).

Section 9.15.      Termination. Promptly upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to the Borrower such termination statements and releases and other documents necessary or appropriate to evidence the termination of this Agreement, the Loan Documents, and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.

Section 9.16.      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.17.      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

Section 9.18.      Subordination of Claims.

(a)            As used herein, the term “Subordinated Claims” means, with respect to each of the Investment Advisor and each Investor and the Borrower, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Investment Advisor or the Borrower (including, without limitation, by setoff pursuant to the terms of any applicable agreement).  Subordinated Claims include, without limitation, all rights and claims of the Investment Advisor and the Borrower against an Investor under the Constituent Documents of such Person or under the Subscription Documents of such Investor.  At any time during the existence and continuation of an Event of Default, if there are any Obligations outstanding, neither the Investment Advisor nor the Borrower may receive or collect, directly or indirectly, any amount upon the Subordinated Claims, other than to obtain funds required to pay such Obligations.

(b)            Any Liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any Liens or security interests on an Investor’s Subscribed Interest in the  Borrower, will be and remain inferior and subordinate in right of payment and of security to any Liens, security interests, judgment liens, charges, or other encumbrances securing all or any portion of the Obligations pursuant to any of the Security Documents, regardless of whether such encumbrances in favor of the Investment Advisor or the Borrower presently exist or are hereafter created or attach.  Without the prior written consent of the Administrative Agent, when an Event of Default has occurred and is continuing, neither the Investment Advisor nor the Borrower may: (a) exercise or enforce any creditor’s or equityholder’s right it may have against an Investor (other than, for the avoidance of doubt, giving notice to an Investor of a failure to fund a Capital Call or declare a default on such Investor in accordance with the applicable Constituent Documents and Subscription Documents); (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Investor held by such Person; or (c) exercise any rights or remedies against an Investor under the Constituent Documents of such Person or the Subscription Documents of such Investor; provided that, any action taken by the Administrative Agent or the other Secured Parties in the Borrower’s name (in each case, taken in accordance with the terms of the Loan Documents), or any action taken by the Borrower that is required under any Loan Document or to comply with any Loan Document, will not be a violation of this Section 9.18.

(c)            Notwithstanding the foregoing and for the avoidance of doubt, this Section 9.18 shall not restrict or otherwise limit (i) any Company from making any Permitted Tax Distributions or (ii) the right of any Company to pay, and any Investment Advisor (or any Affiliate thereof) to receive, management or other fees (including incentive management fees) or expenses payable to the Investment Advisor (or such Affiliate) under or pursuant to any Affiliate Agreement.

Section 9.19.      Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.19, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

(ii)            “Covered Entity” means any of the following:

(A)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 252.82(b);

(B)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(C)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

(iii)          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REDWOOD ENHANCED INCOME CORP.,
as the Borrower

By:	/s/ Sean Sauler
Name: Sean Sauler Title: Co-President

[Signature Page to the Senior Secured Revolving Credit Agreement]

Acknowledged and Agreed to with respect to Section 9.18 only:

REDWOOD CAPITAL MANAGEMENT, LLC
as Investment Advisor

By:	/s/ Sean Sauler
Name: Sean Sauler Title: Deputy-CEO

[Signature Page to the Senior Secured Revolving Credit Agreement]

ING CAPITAL LLC, as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Patrick Frisch
Name: Patrick Frisch Title: Managing Director

By:	/s/ Dina Kook
Name: Dina Kook Title: Director

[Signature Page to the Senior Secured Revolving Credit Agreement]

Schedule 1.01(a)

Approved Dealers and Approved Pricing Services

[Intentionally Omitted]

Schedule 1.01(b)

Dollar Commitments

Lender	Commitment Amount
Total	$0

Multicurrency Commitments

Lender	Commitment Amount
ING Capital LLC	$85,000,000
Total	$85,000,000

Schedule 1.01(c)

[Intentionally Omitted]

Schedule 1.01(d)

Eligibility Criteria

A Portfolio Investment shall not be an Eligible Portfolio Investment on any date of determination unless it meets all of the following criteria:

1)	(a) If an Investment in Indebtedness other than a High Yield Security that is held through DTC and has been credited to a Custodian Account pursuant to the terms of a Custody Agreement is evidenced by an original promissory note registered in the name of an Obligor, such promissory note is delivered to the Custodian and credited to a Custodian Account pursuant to the terms of a Custody Agreement; provided, however, that solely in the case of Portfolio Investments in which the Collateral Agent has a first priority perfected security interest pursuant to a valid Uniform Commercial Code filing, (x) if such Portfolio Investment is acquired by the Obligor after the Effective Date, the Borrower shall have up to 10 Business Days following the acquisition of such Portfolio Investment to deliver any original promissory note with respect to such Portfolio Investment to the Custodian or the Collateral Agent and (y) as a result of the syndication, sale, transfer, assignment or exchange of a portion of a Portfolio Investment the Borrower shall have up to 20 Business Days to return, transfer, assign or exchange any promissory note with respect to such Portfolio Investment and deliver any new or additional promissory notes to the Custodian or the Collateral Agent (it being understood that during the time periods in clauses (x) and (y) above only the portion of such Portfolio Investment that has not been syndicated, sold, transferred, assigned or exchanged shall satisfy the criteria specified in this paragraph 1(a));

(b) If any Investment in Indebtedness, (x) the Custodian shall have received originals or copies (electronic or otherwise) of each of the following, to the extent applicable, any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any mortgage), sale and servicing agreement, acquisition agreement pursuant to which such Investment was acquired, subordination agreement, intercreditor agreement or similar instruments, guarantee, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto (the “Portfolio Investment Documents”); and (y) all documentation evidencing or otherwise relating to such Portfolio Investment has been duly authorized and executed, is in full force and effect and is the legal, binding and enforceable obligation of the parties thereto and has been delivered to the Custodian;

(c) If the Borrower or any of its Affiliates hold a Portfolio Investment in the same issuer and such investment is evidenced by a promissory note, the Borrower and such applicable Affiliate(s) shall hold separate promissory notes registered in the name of the Borrower and such applicable Affiliate(s), respectively, representing its respective interest in such issuer; and

(d) The Borrower shall have delivered to the Administrative Agent copies of each Portfolio Investment Document, which delivery may be accomplished by uploading .pdf copies of such documents to an online data room or other file sharing system to which the Administrative Agent has access. Such Portfolio Investment, whether originated directly or purchased, was underwritten and closed in all material respects in accordance with the Investment Policies.

2)	Such Portfolio Investment, whether originated directly or purchased, was underwritten and closed in all material respects in accordance with the applicable Investment Policies;

3)	If the issuer of such Portfolio Investment is a “Debtor” (as defined in the definition of “DIP Loan”) and such Portfolio Investment is a Bank Loan, such Portfolio Investment meets the other criteria set forth in the definition of “DIP Loan”;

4)	Such Portfolio Investment is Transferable (as defined below);

5)	Such Portfolio Investment is not a Defaulted Obligation or, without the prior written consent of the Administrative Agent, which may be withheld in its sole discretion, a Restructured Investment;

6)	Other than an LTV Transaction, any Portfolio Company of such Portfolio Investment with trailing 24-month EBITDA of less than $25,000,000 as calculated by the Borrower in a commercially reasonable manner satisfies at least one of the following two conditions at all times: (i) a total leverage ratio (based on trailing 12-month or 4-quarter, as applicable, EBITDA) as calculated by the Borrower in a commercially reasonable manner of less than 4.50x, or (ii) a loan (through the Borrower’s or Obligor’s exposure) to enterprise value ratio of not more than 65%, where enterprise value shall be the value determined by the Approved Third-Party Appraiser or the Independent Valuation Provider in the most recent valuation report provided in connection with such Portfolio Investment (except that, prior to the delivery of the first valuation report of the Approved Third-Party Appraiser or the Independent Valuation Provider to be delivered after the Borrower’s acquisition of such Portfolio Investment, if such Portfolio Investment is acquired by the Borrower in connection with or at the time of an applicable transaction involving the equity of the Portfolio Company, the enterprise value of such Portfolio Company may be imputed from such transaction by the Borrower in a commercially reasonable manner);

7)	Such Portfolio Investment does not represent an investment in any Portfolio Company in which any of the Investment Advisor or any of its or their respective Affiliates or any entities advised by any of the foregoing, in each case, other than the Borrower and its Subsidiaries, holds any Investment other than an Investment that is in the same class as such Portfolio Investment (and, in the case of multiple classes, such Investment shall represent a ratable strip of each class);

8)	Such Portfolio Investment does not represent an investment in any Subsidiary, investment fund, Structured Finance Obligation, Third Party Finance Companies, or similar off balance sheet financing vehicle, or any joint venture or other Person that is in the principal business of making debt or equity investments primarily in other unaffiliated Persons;

9)	(x) Such Portfolio Investment is owned by the Borrower or another Obligor, free and clear of any liens and Collateral Agent holds a first priority, perfected security interest in the Portfolio Investment (subject to no Liens other than Liens described in clauses (1)(b) and (1)(d) of the definition of “Permitted Liens”), (y) the Collateral Agent or the Custodian as bailee on behalf of the Collateral Agent is holding all documents evidencing or otherwise relating to such Portfolio Investment (which may be copies, except as required in paragraph (1)(a) above) and (z) the other steps to ensure that the Collateral Agent has “control” or other customary protection of the relevant Portfolio Investment set forth in Section 5.08 and in the Guarantee and Security Agreement have been taken;

10)	Such Portfolio Investment and related documents are in compliance, in all material respects, with applicable laws rules and regulations (including relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, OFAC and USA PATRIOT Act);

11)	Other than with respect to any Other Foreign Eligible Portfolio Investment, such Portfolio Investment is denominated and payable only in Dollars or in the currency of a Preferred Foreign Jurisdiction and the primary obligor or issuer of such Portfolio Investment is organized under the laws of the United States of America or any state, Commonwealth or other locality thereof (including the District of Columbia) or any Preferred Foreign Jurisdiction, is domiciled in the United States of America or any Preferred Foreign Jurisdiction, and its principal operations and its principal property or other assets pledged as collateral are primarily located in the United States of America or any Preferred Foreign Jurisdiction and the only place of payment of such loans is the United States of America or any Preferred Foreign Jurisdiction;

12)	Such Portfolio Investment, if a debt investment, bears interest which is due and payable no less frequently than semi-annually and provides for a fixed amount of principal payable on a scheduled payment date and or at maturity;

13)	Such Portfolio Investment includes a contractual provision requiring all payments to be made without set off, defense or counterclaim, and does not include a contractual provision granting rights of rescission, set off, counterclaim or defense in favor of the obligor in respect of such Portfolio Investment (in each case, other than for payment in full of the obligations), and no material dispute has been asserted with respect to such Portfolio Investment;

14)	[Reserved];

15)	Such Portfolio Investment does not represent a consumer obligation (including a mortgage loan, auto loan, credit card loan or personal loan);

16)	No payment in respect of such Portfolio Investment, if a debt investment, is subject to withholding in respect to taxes of any nature, unless the issuer is required to make customary and market-based gross-up payments on an after tax basis for the full amount of such tax;

17)	Such Portfolio Investment is not a derivative instrument;

18)	The issuer of such Portfolio Investment (or an agent on its behalf) is required to make payments directly into an account of the Borrower or another Obligor over which the Collateral Agent has “control” and no other Person’s assets (other than of an Obligor) are commingled in such account;

19)	No Person acting as administrative agent, collateral agent or in a similar capacity shall be an Affiliate of the Borrower unless such Person is an Obligor;

20)	If such Portfolio Investment is a Bank Loan and the issuer of such Portfolio Investment has issued a Permitted Prior Working Capital Lien, the Borrower has delivered to the Administrative Agent a written valuation report of an Approved Third-Party Appraiser determining the enterprise value of such issuer to be used for purposes of the conditions outlined in clause (iii) of the definition of “Permitted Prior Working Capital Lien” (except that, prior to the delivery of the first valuation report of the Approved Third-Party Appraiser to be delivered after the Borrower’s acquisition of such Portfolio Investment, the enterprise value of such Portfolio Investment shall be calculated by the Borrower in a commercially reasonable manner or, if it has been provided, in the written valuation report of the Independent Valuation Provider); provided that if market quotations are readily available for such Portfolio Investment, the Borrower may satisfy the requirements of this paragraph by providing an alternative method of determining the enterprise value of such Portfolio Investment that is reasonably satisfactory to the Administrative Agent; and

21)	Such Portfolio Investment is not a participation or similar interest, and is not an investment in which any Obligor has sold, issued or granted a participation or similar interest.

For purposes of paragraph (4) above, “Transferable” means, in the case of any Portfolio Investment, both that:

(i)            the applicable Obligor may create a security interest in or pledge all of its rights under and interest in such Portfolio Investment to secure its obligations under this Agreement or any other Loan Document, and that such pledge or security interest may be enforced in any manner permitted under applicable law; and

(ii)            such Portfolio Investment (and all documents related thereto) contains no provision that directly or indirectly restricts the assignment of such Obligor’s, or any assignee of Obligor’s, rights under such Portfolio Investment (including any requirement that the Borrower maintains a minimum ownership percentage of such Portfolio Investment); provided that, such Portfolio Investment may contain the following restrictions on customary and market based terms: (a) restrictions pursuant to which assignments may be subject to the consent of the obligor or Portfolio Company or agent under the Portfolio Investment so long as the applicable provision also provides that such consent may not be unreasonably withheld, (b) restrictions on transfer to parties that are not ‘eligible assignees’ (or similarly defined terms) within the customary and market based meaning of the term, including restrictions on transfers to competitors and disqualified institutions and (c) restrictions on transfer to the applicable obligor or issuer under the Portfolio Investment or its affiliates, equity holders or financial sponsor entities.

Schedule 1.01(e)

Industry Classification Groups

1)	Aerospace & Defense

2)	Automotive

3)	Banking

4)	Beverage, Food, & Tobacco

5)	Capital Equipment

6)	Chemicals, Plastics, & Rubber

7)	Construction & Building

8)	Consumer Goods: Durable

9)	Consumer Goods: Non-Durable

10)	Containers, Packaging, & Glass

11)	Energy: Electricity

12)	Energy: Oil & Gas

13)	Environmental Industries

14)	FIRE: Finance

15)	FIRE: Insurance

16)	FIRE: Real Estate

17)	Forest Products & Paper

18)	Healthcare & Pharmaceuticals

19)	High Tech Industries

20)	Hotel, Gaming, & Leisure

21)	Media: Advertising, Printing & Publishing

22)	Media: Broadcasting & Subscription

23)	Media: Diversified & Production

24)	Metals & Mining

25)	Retail

26)	Services: Business

27)	Services: Consumer

28)	Software

29)	Sovereign & Public Finance

30)	Technology Enabled Services

31)	Telecommunications

32)	Transportation: Cargo

33)	Transportation: Consumer

34)	Utilities: Electric

35)	Utilities: Oil & Gas

36)	Utilities: Water

37)	Wholesale